UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Southwest Airlines Co.

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SOUTHWEST AIRLINES CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 17, 2023

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. will be held on May 17, 2023. The Annual Meeting will be a completely virtual meeting. You may attend the Annual Meeting online at the following website address: www.virtualshareholdermeeting.com/LUV2023 and by entering the 16-digit control number included on the proxy card you received or in the instructions that accompanied your proxy materials. The Annual Meeting will begin at approximately 10:00 a.m., Central Daylight Time, with online login beginning at 9:50 a.m., Central Daylight Time, via a live webcast on the Internet.

The Annual Meeting is being held for the following purposes:

(1)	to elect fourteen Directors;

(2)	to conduct an advisory (non-binding) vote to approve named executive officer compensation;

(3)	to conduct an advisory (non-binding) vote on the frequency of an advisory Shareholder vote to approve named executive officer compensation;

(4)	to ratify the selection of Ernst & Young LLP as Southwest’s independent auditors for the fiscal year ending December 31, 2023;

(5)	if properly presented at the meeting, to consider and conduct an advisory (non-binding) vote on two Shareholder proposals, as described in the accompanying proxy statement; and

(6)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

March 21, 2023, is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. As described in your electronic proxy materials notice or on the enclosed proxy or voting instruction card, please vote by: (1) accessing the Internet website; (2) calling the toll-free number; or (3) signing, dating, and mailing the enclosed proxy or voting instruction card. We encourage you to vote via the Internet, as this is the most cost-effective method. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report to Shareholders delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective, more sustainable way for us to provide you with proxy materials and annual reports. Even if you plan to attend the virtual Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend online.

By Order of the Board of Directors,

Mark R. Shaw
Corporate Secretary

  April 6, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2023

Southwest’s Proxy Statement for the 2023 Annual Meeting of Shareholders and Annual Report to Shareholders for the fiscal year ended December 31, 2022 are available at

www.southwestairlinesinvestorrelations.com/financials

Southwest Airlines Co.

P.O. Box 36611

Dallas, Texas 75235

(214) 792-4000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 17, 2023

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) for use at the Annual Meeting of Shareholders of the Company to be held virtually on May 17, 2023, at approximately 10:00 a.m., Central Daylight Time, at www.virtualshareholdermeeting.com/LUV2023 or at such other time and place to which the meeting may be adjourned or postponed. The approximate date on which this Proxy Statement and accompanying Proxy are first being sent or given to Shareholders is April 6, 2023.

About the Annual Meeting

Participation. The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual Annual Meeting will be held on May 17, 2023, at approximately 10:00 a.m., Central Daylight Time. To participate in the meeting, visit www.virtualshareholdermeeting.com/LUV2023 and enter your 16-digit control number included on the proxy card you received or in the instructions that accompanied your proxy materials. Online login will begin at 9:50 a.m., Central Daylight Time. Please allow time for online login procedures.

Questions. Once logged in to the virtual meeting website, Shareholders may submit questions for the Annual Meeting through that site. Questions will be addressed as time permits and may be grouped, summarized, and answered together if related. If a question posed is not addressed during the Annual Meeting, or if a Shareholder has a question or remark not related to an agenda item, such matters may be raised after the Annual Meeting by contacting our Investor Relations Department at (214) 792-4415. Additional rules and procedures relating to the submission of questions and how questions will be addressed can be found in the Rules of Conduct for the Annual Meeting (“Rules of Conduct”). The Rules of Conduct will be posted and available for review upon login at www.virtualshareholdermeeting.com/LUV2023.

Technical Support. If you encounter any difficulties accessing the virtual Annual Meeting during login or in the course of the meeting, please contact the phone number found on the login page at www.virtualshareholdermeeting.com/LUV2023.

References in the Proxy Materials to the “Annual Meeting” also refer to any adjournments, postponements, or changes in location of the Annual Meeting, to the extent applicable.

Voting Procedures

A representative of Broadridge Financial Solutions, Inc. will tabulate votes and serve as Inspector of Election for the meeting. Each Shareholder will be entitled to one vote for each share with respect to each matter to be voted on at the meeting. A “Shareholder of record” is a person or entity who holds shares on the record date that are registered in such Shareholder’s name on the records of Southwest’s transfer agent. A person or entity who holds shares through a broker, bank, or other nominee is considered a “beneficial owner” of the shares. You may receive more than one set of proxy materials. This means your shares are held in more than one account. Please vote all of your shares.

Voting by Shareholders of Record. If you are a Shareholder of record, you may vote (i) through the Internet before or at the Annual Meeting, using the instructions on the proxy card and those posted at

www.virtualshareholdermeeting.com/LUV2023; (ii) by telephone from the United States, using the number on the proxy card; or (iii) by completing and returning the enclosed proxy card. To help us keep our costs low and sustainably manage resources, please vote through the Internet, if possible. Shares represented by proxy will be voted during the meeting and may be revoked at any time prior to the time at which voting closes during the meeting by (i) timely submitting a valid, later-dated proxy; (ii) delivering a written notice of revocation to the Corporate Secretary of the Company; or (iii) voting online at the virtual meeting. Please note that attending the meeting without casting a vote will not revoke any previously submitted proxy. If you properly complete and sign your proxy card, but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Company’s Board of Directors.

Voting by Beneficial Owners. If you are a beneficial owner of shares, these proxy materials are being forwarded to you by your broker (or bank or other nominee) who is considered the Shareholder of record of your shares. As the beneficial owner of the shares, you are entitled to direct your broker as to how to vote your shares. You may so instruct your broker through the Internet or by telephone as described in the applicable instructions your broker has provided with these proxy materials. You may also vote by completing the voting instruction card the broker provides to you. To help us keep our costs low and sustainably manage resources, please vote through the Internet, if possible. You may change your vote by submitting new voting instructions to your broker in accordance with such broker’s procedures. If you provide voting instructions to your broker, your shares will be voted as you direct. If you do not provide voting instructions, pursuant to the rules of the New York Stock Exchange (the “NYSE”), your broker may vote your shares only with respect to proposals as to which it has discretion to vote under the NYSE’s rules. For any other proposals, the broker may not vote your shares at all, which is referred to as a “broker non-vote.” Please note that, in the absence of your specific instructions as to how to vote, your broker may not vote your shares with respect to any of the proposals included in this Proxy Statement except for Proposal 4 (Ratification of the Selection of Independent Auditors), so please provide instructions to your broker regarding the voting of your shares. As the beneficial owner of shares, you are invited to attend the meeting at www.virtualshareholdermeeting.com/LUV2023 by entering the 16-digit control number provided by your broker (or bank or other nominee) and vote your shares online during the meeting.

In accordance with the Texas Business Organizations Code, a list of our Shareholders of record will be available and may be inspected for a period of at least 10 days prior to the Annual Meeting. If you want to inspect the Shareholder list, call our Investor Relations Department at (214) 792-4415 to schedule an appointment or request access. The list of Shareholders of record will also be available for review online during the virtual Annual Meeting.

Quorum; Effect of Abstentions and Broker Non-Votes

The presence at the meeting, online or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. Shareholders at the close of business on March 21, 2023, are entitled to vote at the meeting. As of that date, the Company had issued and outstanding 594,905,964 shares of common stock. Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote at the meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal and, as such, will not affect the outcome of the vote on any proposal. If you are a beneficial owner of shares and do not provide voting instructions to your broker, your broker will only be entitled to vote your shares in its discretion with respect to Proposal 4 (Ratification of the Selection of Independent Auditors). Your broker will not be able to vote your shares in its discretion with respect to Proposals 1, 2, 3, 5, or 6, which will be referred to as a “broker non-vote” on those proposals.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, fourteen Directors are nominated to be elected for terms expiring at the 2024 Annual Meeting of Shareholders or until their earlier death, retirement, resignation, or removal for cause in accordance with the provisions of the Company’s bylaws. Robert E. Jordan, Tammy Romo, and Mark R. Shaw have been selected as a proxy committee by the Board of Directors, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of all of the nominees listed below. Although it is not contemplated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected.

The following sets forth certain information for each nominee for Director of the Company.

Name	Director Since	Age*
David W. Biegler	2006	76
J. Veronica Biggins	2011	76
Douglas H. Brooks	2010	70
Eduardo F. Conrado	—	56
William H. Cunningham	2000	79
Thomas W. Gilligan	2015	68
David P. Hess	2021	67
Robert E. Jordan	2022	62
Gary C. Kelly	2004	67
Elaine Mendoza	—	57
John T. Montford	2002	79
Christopher P. Reynolds	2022	60
Ron Ricks	2015	73
Jill A. Soltau	2023	55

  *    As of February 28, 2023.

David W. Biegler	Independent	Principal Occupation: Former Chairman of the Board, President, and Chief Executive Officer of Southcross Energy Partners GP, LLC

David W. Biegler served as acting Chairman, President, and Chief Executive Officer of Southcross Energy Partners GP, LLC (“Southcross GP”) from March 2018 to September 2018, after previously serving as Southcross GP’s Chairman from August 2011 to January 2017, as its Chief Executive Officer from August 2011 to December 2014, and as its President from October 2012 to March 2014. Southcross GP acted as the general partner of Southcross Energy Partners, L.P., a limited partnership that owned, operated, developed, and acquired midstream energy assets. Mr. Biegler served as Chairman of Southcross Holdings LP, the sole owner of Southcross GP, from August 2014 to January 2016, and served as its Chief Executive Officer from August 2014 to December 2014. From July 2009 to August 2014, Mr. Biegler served as Chairman and Chief Executive Officer of Southcross Energy LLC, formerly the sole owner of Southcross GP. Mr. Biegler also served as interim President and Chief Executive Officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services, from March 2011 to April 2011. He retired as Vice Chairman of TXU Corp. at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 until 2001. He previously served as Chairman, President, and Chief Executive Officer of ENSERCH Corporation from 1993 to 1997. During the past five years, Mr. Biegler has served as a Director of the following entities (or of the general partner of the entity) that are or were publicly traded other than Southwest: Trinity Industries, Inc. (1992-2018); Southcross Energy Partners, L.P. (2011-2022); and Arcosa, Inc., a spin-off of Trinity Industries, Inc. (2018-2021). Southcross Holdings LP, while he was serving as a director, filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in March 2016. Southcross Energy Partners, L.P. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in April 2019.

The Board has concluded that Mr. Biegler should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Biegler’s extensive experience as a Chief Executive Officer and Chief Operating Officer enable him to contribute significantly to the Board’s oversight responsibilities on matters relating to operational and financial strategies and risks, particularly in his role as a member of the Board’s Safety and Compliance Oversight Committee; (ii) Mr. Biegler’s senior management experience, as well as his experience from serving on multiple public company boards, enable him to contribute significantly with respect to the Board’s oversight of matters relating to executive compensation and compensation strategies, particularly in his role as Chair of the Board’s Compensation Committee; and (iii) Mr. Biegler’s broad-based knowledge in energy marketing is particularly pertinent in assisting the Board with its oversight of the Company’s fuel hedging program.

J. Veronica Biggins	Independent	Principal Occupation: Managing Partner, Atlanta office of Diversified Search LLC

J. Veronica Biggins is a Managing Partner in the Atlanta office of Diversified Search LLC, an executive and board search firm. Ms. Biggins was Managing Partner of the Atlanta office of Hodge Partners from 2007 until 2011 when Hodge Partners, also an executive and board search firm, became a part of Diversified Search. Ms. Biggins served as Assistant to the President of the United States and Director of Presidential Personnel under President William Jefferson Clinton and has also served as Chair of the Czech Slovak American Enterprise Fund. Ms. Biggins’ background includes 20 years’ experience with NationsBank (now Bank of America) and its predecessor. Prior to joining the White House, Ms. Biggins was one of the highest ranking women in the banking industry. During the past five years, Ms. Biggins has served as a Director of one publicly traded company other than Southwest: Avnet, Inc. (1997-2018). Ms. Biggins also serves on a number of non-profit boards.

The Board has concluded that Ms. Biggins should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Biggins brings to the Board extensive financial expertise, as well as knowledge of the airline industry, through her experience as a Director of AirTran Holdings, Inc., the former parent company of AirTran Airways, Inc., which was acquired by the Company in 2011; (ii) Ms. Biggins’ experience as Managing Partner of an executive and board search firm is valuable in her role as Chair of the Board’s Nominating and Corporate Governance Committee, particularly with respect to that committee’s role in identifying candidates for Board membership; (iii) Ms. Biggins’ executive and board search firm experience is also beneficial to the Board and the Board’s Compensation Committee because of her perspectives on compensation and human capital matters; (iv) Ms. Biggins’ service on the compensation and nominating and corporate governance committees for other publicly traded companies enables her to bring extensive compensation and governance experience to the Board, particularly in her role on the Board’s Compensation Committee and as Chair of the Board’s Nominating and Corporate Governance Committee; and (v) Ms. Biggins’ knowledge of the Atlanta market, along with her community involvement and charitable work, is valuable because of the Company’s significant focus on these areas.

Douglas H. Brooks	Independent	Principal Occupation: Former Chairman of the Board, President, and Chief Executive Officer of Brinker International, Inc.

Douglas H. Brooks served as Chairman of the Board of Brinker International, Inc., a casual dining restaurant company, from November 2004 to December 2013, as its Chief Executive Officer from January 2004 to January 2013, and as its President from January 1999 to January 2013. Mr. Brooks also served in other capacities for Brinker, including as its Chief Operating Officer and as President of Chili’s Grill & Bar. In March 2018, Mr. Brooks was appointed to the University of Houston System Board of Regents. During the past five years, Mr. Brooks has served as a Director of one publicly traded company other than Southwest: AutoZone, Inc. (since 2013). Mr. Brooks also is a member of the Professional Advisory Board for St. Jude Children’s Research Hospital and serves on the Board of Directors of Limbs for Life.

The Board has concluded that Mr. Brooks should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Brooks adds a unique skill set to the Board because of his lengthy service as a Chief Executive Officer of a company with tens of thousands of employees and operations in the United States, its territories, and numerous other countries outside of the United States; (ii) Mr. Brooks’ experience managing a company with a focus on customer service is particularly beneficial to the Board because of the importance of customer service to the Company; (iii) Mr. Brooks’ experience managing a company with a large employee base is particularly beneficial to the Board because of the importance to the Company of strong employee relations; and (iv) Mr. Brooks’ experience as Chief Executive Officer and President of a multi-national company is relevant to the Board and the Company in connection with the Company’s international operations.

Eduardo F. Conrado	Independent	Principal Occupation: President of Ascension

Eduardo F. Conrado has served as President for Ascension, the nation’s largest non-profit health system, since February 2023. Before becoming President, Mr. Conrado served as Executive Vice President and Chief Strategy and Innovations Officer from July 2019 through January 2023. He joined Ascension in September 2018 as Executive Vice President and Chief Digital Officer. Prior to joining Ascension, Mr. Conrado had a 25-year career at Motorola Solutions, Inc., a global provider of communication infrastructure, devices, accessories, software, and services, serving in numerous senior executive positions, including his most recent role as Executive Vice President and Chief Strategy & Innovation Officer from 2015 to 2018. Mr. Conrado’s other previous roles at Motorola Solutions include Senior Vice President and Chief Innovation Officer, Senior Vice President — Marketing & IT, and Senior Vice President and Chief Marketing Officer. He also worked in various marketing, distribution, and network capacities for Motorola Solutions. During the past five years, Mr. Conrado has served as a Director of one publicly traded company other than Southwest: ArcBest Corporation (since 2016).

The Board has concluded that Mr. Conrado should serve as a Director for the Company for the following reasons, among others: (i) Mr. Conrado’s extensive consumer-focused experience with respect to technology, innovation, and marketing will add valuable expertise to the Board as the Company continues to evaluate and invest in customer-facing technology solutions; (ii) Mr. Conrado’s extensive strategic expertise will provide the Board with unique insight as the Company evaluates and evolves its strategic initiatives; and (iii) Mr. Conrado’s regulatory experience will add a valuable perspective to the Board.

William H. Cunningham, Ph.D.	Independent	Principal Occupation: Professor at The University of Texas at Austin

William H. Cunningham, Ph.D. has been a professor at The University of Texas at Austin since 2000 and holds the James L. Bayless Chair for Free Enterprise at the University’s Red McCombs School of Business. Dr. Cunningham served as Chancellor and Chief Executive Officer of The University of Texas System from 1992 to 2000 and as President of The University of Texas at Austin from 1985 to 1992. During the past five years, Dr. Cunningham has served as a Director of one publicly traded company other than Southwest: Lincoln National Corporation (since 2006). Dr. Cunningham is also a disinterested Director of John Hancock Funds, III, a registered investment company.

The Board has concluded that Dr. Cunningham should continue to serve as a Director for the Company for the following reasons, among others: (i) Dr. Cunningham holds a Ph.D. and a Masters of Business Administration in Business, which, combined with his experience as an executive, brings valuable financial and strategic expertise and perspectives to the Board, particularly in his roles as Lead Director and as a member of the Audit Committee; and (ii) Dr. Cunningham has served on over 25 corporate boards and has taught corporate governance at The University of Texas Schools of Law and Business, which enables him to bring valuable governance expertise to the Board, particularly in his roles as Lead Director and a member of the Nominating and Corporate Governance Committee.

Thomas W. Gilligan, Ph.D.	Independent	Principal Occupation: Director and Senior Fellow Emeritus at the Hoover Institution on War, Revolution and Peace at Stanford University

Thomas W. Gilligan, Ph.D. has been a Director and Senior Fellow Emeritus at the Hoover Institution on War, Revolution and Peace at Stanford University since August 2020. From September 2015 until August 2020, Dr. Gilligan served as the Tad and Dianne Taube Director of the Hoover Institution on War, Revolution and Peace at Stanford University. The Hoover Institution on War, Revolution and Peace is a public policy research center devoted to the advanced study of economics, politics, history, and political economy, as well as international affairs. Prior to his appointment at the Hoover Institution, Dr. Gilligan served as the Dean of the McCombs School of Business at The University of Texas at Austin from 2008 to August 2015, where he also held the Centennial Chair in Business Education Leadership. Prior to his appointment at the McCombs School of Business, Dr. Gilligan held several key administrative roles at the Marshall School of Business at the University of Southern California (USC) between 1987 and 2008, including interim Dean, the Vice-Dean of Undergraduate Education, director of the Ph.D. program, and the Chair of the Finance and Business Economics Department. During his tenure at USC, he held visiting appointments at Stanford University (1989-1990 and 1994) and Northwestern University (1995-1996). From 1984 to 1987, Dr. Gilligan taught Economics at the California Institute of Technology. Dr. Gilligan was a staff economist at the Council of Economic Advisers in the White House from 1982 to 1983, and he served in the United States Air Force from 1972 to 1976. During the past five years, Dr. Gilligan has served as a Director of one publicly traded company other than Southwest: KB Home (since 2012).

The Board has concluded that Dr. Gilligan should continue to serve as a Director for the Company for the following reasons, among others: (i) Dr. Gilligan holds a Ph.D. in economics, which, combined with his extensive leadership experience, brings valuable and unique economic expertise and perspectives to the Board; (ii) Dr. Gilligan also has extensive knowledge of political and international affairs, which is valuable to the Board in connection with the Company’s international operations and governmental affairs; and (iii) Dr. Gilligan’s knowledge of the West Coast U.S. markets is valuable in connection with the Company’s significant operations in that area.

David P. Hess	Independent	Principal Occupation: Former Chief Executive Officer of Arconic Corporation

David P. Hess most recently served as Chief Executive Officer of Arconic Corporation, a company that manufactures aluminum sheet, plate, extrusions, and architectural products, serving primarily the ground transportation, aerospace, building and construction, industrial, and packaging end markets, from April 2017 to January 2018. Prior to Arconic, Mr. Hess served in multiple executive leadership roles during his 38-year career at United Technologies Corporation (“UTC”), a company with significant business concentrations in aerospace products and services, including jet engines. Mr. Hess’ positions at UTC included Executive Vice President and Chief Customer Officer for UTC Aerospace, President of Pratt & Whitney, as well as President of Hamilton Sundstrand. During the past five years, Mr. Hess has served as a Director of the following companies that are publicly traded other than Southwest: Woodward, Inc. (since 2021), Allegheny Technologies Incorporated (since 2019), and Arconic Corporation (2017-2019).

The Board has concluded that Mr. Hess should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Hess’ extensive expertise and experience in the aerospace industry, both in leadership roles and serving on public company boards, add a unique aerospace technical expertise to the Board, which is particularly valuable in his role as a member of the Board’s Safety and Compliance Oversight Committee and Operations Review Committee; (ii) Mr. Hess’ extensive leadership experience in the aerospace industry enables him to contribute to the Board’s oversight responsibilities on matters relating to regulation, operational strategies, and risks, particularly in his role as a member of the Board’s Safety and Compliance Oversight Committee and Operations Review Committee; and (iii) Mr. Hess’ knowledge of the Midwestern and Northeastern U.S. markets adds perspectives to the Board in connection with the Company’s significant operations in those regions.

Robert E. Jordan	Principal Occupation: Chief Executive Officer and President of Southwest Airlines Co.

Robert E. Jordan has served as the Company’s Chief Executive Officer since February 2022 and as its President since January 2023. Mr. Jordan also served as Executive Vice President & Incoming Chief Executive Officer from June 2021 to February 2022, Executive Vice President Corporate Services from July 2017 to June 2021, Executive Vice President & Chief Commercial Officer from September 2011 to July 2017, Executive Vice President Strategy & Planning from May 2008 to September 2011, Executive Vice President Strategy & Technology from September 2006 to May 2008, Senior Vice President Enterprise Spend Management from August 2004 to September 2006, Vice President Technology from 2002 to 2004, Vice President Purchasing from 2001 to 2002, Controller from 1997 to 2001, Director Revenue Accounting from 1994 to 1997, and Manager Sales Accounting from 1990 to 1994. Mr. Jordan joined the Company in 1988 as a programmer. During the past five years, Mr. Jordan has served as a Director for one publicly traded company other than Southwest: The Container Store Group, Inc. (since 2013).

The Board has concluded that Mr. Jordan should continue to serve as a Director for the Company for the following reasons, among others: (i) he is the Company’s Chief Executive Officer and has been with the Company for over 30 years; (ii) the broad scope of his roles and experience with the Company over his long tenure with the Company enable him to bring invaluable strategic, financial, commercial, technologic, operational, supply chain, and cultural perspectives to the Board; (iii) Mr. Jordan’s experience as Chairman of the Board of The Container Store Group, Inc. enables him to bring valuable governance perspectives to the Board; and (iv) his role and his experience enable him to continually educate and advise the Board on the Company’s industry and related opportunities, issues, and challenges.

Gary C. Kelly	Principal Occupation: Executive Chairman of the Board & Former Chief Executive Officer of Southwest Airlines Co.

Gary C. Kelly has served as the Company’s Executive Chairman of the Board since February 2022 and has served as the Company’s Chairman of the Board since May 2008. Mr. Kelly also served as the Company’s Chief Executive Officer from July 2004 to February 2022, President from July 2008 to January 2017, Executive Vice President & Chief Financial Officer from June 2001 to July 2004, and Vice President Finance & Chief Financial- Officer from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller. During the past five years, Mr. Kelly has served as a Director of one publicly traded company other than Southwest: Lincoln National Corporation (since 2009).

The Board has concluded that Mr. Kelly should continue to serve as a Director for the Company for the following reasons, among others: (i) he served as the Company’s Chief Executive Officer for over 17 years and has been with the Company for over 30 years; (ii) his role and his experience enable him to bring invaluable operational, financial, regulatory, governance, and cultural perspectives to the Board; and (iii) his role and his experience enable him to continually educate and advise the Board on the Company’s industry and related opportunities, issues, and challenges.

Elaine Mendoza	Independent	Principal Occupation: Founder, President, and Chief Executive Officer of Conceptual MindWorks, Inc.

Elaine Mendoza serves as President and Chief Executive Officer of Conceptual MindWorks, Inc., an informatics company that specializes in providing health-related software and medical informatics to the private sector, which she founded in 1990. Ms. Mendoza also served on the Board of Regents of the Texas A&M University System from 2011 to 2023, including as Chairman from 2019 to 2021. During the past five years, Ms. Mendoza has served as a Director of one publicly traded company other than Southwest: Rush Enterprises, Inc. (since 2019). Ms. Mendoza also serves on the Board of Directors of Texas Partners Bank. In her community involvement roles, Ms. Mendoza serves as Chair of the Early Childhood Education Municipal Development Corporation and serves on the Executive Committee of the Texas Business Leadership Council. Ms. Mendoza also serves on the boards of The Holdsworth Center and Texas 2036.

The Board has concluded that Ms. Mendoza should serve as a Director for the Company for the following reasons, among others: (i) Ms. Mendoza’s extensive entrepreneurial success and expertise with respect to technology systems will add a unique perspective to the Board as the Company continues to evaluate and invest in technology solutions to support its initiatives; (ii) Ms. Mendoza’s extensive expertise with respect to government contracting will provide the Board with unique insight into this area of business; (iii) Ms. Mendoza’s cybersecurity experience will add unique and valuable expertise to the Board; and (iv) Ms. Mendoza’s experience serving in community involvement roles will be valuable to the Board because of the Company’s significant focus on community affairs.

John T. Montford, J.D.	Independent	Principal Occupation: President and Chief Executive Officer of JTM Consulting, LLC

John T. Montford, J.D. has been President and Chief Executive Officer of JTM Consulting, LLC, a state and federal governmental relations firm, since January 2010. Mr. Montford was retained by General Motors in January 2010 as a consultant and served in the capacity of Senior Advisor of Government Relations and Global Public Policy until January 2012. In his consulting role, Mr. Montford also served on the Executive Committee of General Motors. From 2001 through 2009, Mr. Montford served in a number of positions in the telecommunications industry. These included: President of Southwestern Bell and Southern New England Company, External Affairs (2001-2005); Senior Vice President for Legislative and Regulatory Affairs for SBC and AT&T (2005-2007); and President, Western Region, AT&T Services (2008-2009). Mr. Montford was Chancellor of the Texas Tech University System from 1996 to 2001 and also served in the Texas Senate from 1983 to 1996, where he served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. In 2002, Mr. Montford was named Chancellor Emeritus of the Texas Tech University System. He is a former active duty U.S. Marine Officer and elected District Attorney.

The Board has concluded that Mr. Montford should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Montford’s extensive executive experience in the areas of governmental relations, regulatory affairs, and public policy is valuable to a heavily-regulated company like Southwest; (ii) this same experience enables Mr. Montford to provide valuable perspectives and input on governance matters, particularly in his role as a member of the Board’s Nominating and Corporate Governance Committee; and (iii) his experience as Chairman of the Senate Finance Committee (for example, his role in drafting a budget of over $100 billion for the State of Texas) brings valuable perspectives to the Company in connection with its financial strategies and reporting, particularly in his role as Chair of the Board’s Audit Committee.

Christopher P. Reynolds	Independent	Principal Occupation: Chief Administrative Officer, Corporate Resources for Toyota Motor North America

Christopher P. Reynolds has served as the Chief Administrative Officer, Corporate Resources for Toyota Motor North America (“TMNA”), an automotive company, since 2016, and as deputy chief officer for the global functions of General Administration & Human Resources Group, Global Risk and Global Compliance for Toyota Motor Corporation, the parent company of TMNA, since 2014. Among other things, Mr. Reynolds is responsible for the North American functions of Accounting & Finance, Human Resources, Government Affairs, Corporate Communications, Corporate Strategy, Social Innovation/Diversity & Inclusion, and Legal. Previously, from 2007 to 2014, Mr. Reynolds headed up North American manufacturing operations and Corporate Shared Services for TMNA, and served as chief diversity officer for TMNA, general counsel and chief legal officer of TMNA, and as group vice president, chief environmental officer, and corporate secretary of Toyota Motor Sales,

USA, Inc. Prior to joining Toyota in 2007, Mr. Reynolds was a partner at the law firm of Morgan, Lewis & Bockius in New York City, where Mr. Reynolds also worked as manager of the New York office’s labor and employment law group. He served as a member of the firm’s advisory board and as chair of the firm’s diversity committee. Before joining the law firm, Mr. Reynolds served in the U.S. Department of Justice as an Assistant U.S. Attorney for the Criminal Division of the Southern District of New York.

The Board has concluded that Mr. Reynolds should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Reynolds’ extensive expertise and experience in the areas of government affairs and legal add a unique expertise to the Board, which is particularly valuable with respect to a heavily-regulated company like Southwest; (ii) Mr. Reynolds’ extensive leadership experience enables him to contribute to the Board’s oversight responsibilities on matters relating to accounting, finance, communications, international operations, and global risk, as well as the Company’s operational strategies and risks; (iii) Mr. Reynolds’ extensive expertise and experience in human resources and labor and employment law are extremely valuable to the Board in employment law and collective-bargaining matters; (iv) Mr. Reynolds’ service in multiple leadership roles at a manufacturer of transportation machinery enables Mr. Reynolds to offer a unique and valuable perspective to the Board with respect to opportunities, issues, and challenges confronting the Company and the transportation industry generally; (v) Mr. Reynolds’ extensive experience in diversity and inclusion matters, as well as his understanding and appreciation of cultures of other countries and regions gained through his multiple leadership roles at a subsidiary of a large multinational organization, enables him to add a unique expertise and perspective to the Board with respect to the Company’s plans and initiatives in these areas; and (vi) Mr. Reynolds’ experience as a chief environmental officer is valuable to the Board and the Company in connection with the Company’s sustainability efforts and goals.

Ron Ricks	Independent	Principal Occupation: Vice Chairman of the Board of Southwest Airlines Co.

Ron Ricks has served as the Company’s Vice Chairman of the Board since July 2015. Mr. Ricks also served as the Company’s Executive Vice President & Chief Legal & Regulatory Officer from September 2011 to July 2015, Corporate Secretary from May 2008 to January 2013, Executive Vice President Corporate Services from May 2008 to September 2011, Executive Vice President Law, Airports, & Public Affairs from September 2006 to May 2008, and Senior Vice President Law, Airports, & Public Affairs from August 2004 until September 2006. Mr. Ricks joined the Company in 1986 as its Vice President Governmental Affairs and retired as an Employee of the Company in February 2017. Mr. Ricks is also on the Board of Directors of the Methodist Health System of Dallas, a large not-for-profit healthcare provider operating numerous facilities in North Texas.

The Board has concluded that Mr. Ricks should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Ricks has over 30 years of institutional knowledge of the Company’s operations, governmental affairs, and community relations, which enables him to provide insight and perspectives to the Board that cannot be replicated by other Board candidates; (ii) Mr. Ricks’ experience as the Company’s former Chief Legal & Regulatory Officer is particularly valuable with respect to the Board’s related oversight responsibilities, particularly in his role as a member of the Board’s Safety and Compliance Oversight Committee and Chair of the Operations Review Committee; and (iii) Mr. Ricks’ leadership experience over airports and public affairs enables him to provide unique strategic perspectives with respect to the Company’s growth plans, both domestic and international.

Jill A. Soltau	Independent	Principal Occupation: Former CEO of J.C. Penney Company, Inc.

Jill A. Soltau served as the Chief Executive Officer and a member of the Board of Directors of the J.C. Penney Company, Inc., an apparel and home furnishings retailer, from October 2018 to December 2020. She previously served as President and Chief Executive Officer of JoAnn Stores Inc. from February 2015 to October 2018. Prior to joining JoAnn Stores Inc., Ms. Soltau served as President of Shopko Stores Operating Co. LLC and has held senior level positions in national and regional retailers, including Kohl’s and former Saks Inc. subsidiaries. During the past five years, Ms. Soltau has served as a director of the following companies that are or were publicly traded other than Southwest: AutoZone, Inc. (since 2018); Kirkland’s, Inc. (since 2022); and J.C. Penney Company, Inc. (2018-2020). J.C. Penney Company, Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in May 2020.

The Board has concluded that Ms. Soltau should serve as a Director for the Company for the following reasons, among others: (i) Ms. Soltau’s experience managing companies with focuses on customer service and customer strategy is particularly beneficial to the Board because of the Company’s customer orientation and the importance to the Company of customer service; (ii) Ms. Soltau’s significant senior management experience in the retail sector is particularly beneficial to the Board because of the importance to the Company of marketing and technology; (iii) Ms. Soltau’s experience as a Chief Executive Officer and as a member of other public company boards, enables her to contribute with respect to the Board’s oversight of matters relating to financial strategies and risks; and (iv) Ms. Soltau’s management of companies with large employee bases is particularly beneficial to the Board because of the importance to the Company of strong employee relations.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election of Directors is required to elect Directors. A majority of the votes cast means the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named above. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

CORPORATE GOVERNANCE

General

The business of the Company is managed under the direction of the Board of Directors. Pursuant to the requirements of the NYSE, a majority of the members of the Board must be independent, as defined by NYSE rules. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board, and to otherwise fulfill its responsibilities. The Board of Directors has adopted Corporate Governance Guidelines, based on the recommendation of its Nominating and Corporate Governance Committee, to further its goal of providing effective governance of the Company’s business for the long-term benefit of the Company’s Shareholders, Employees, and Customers. These guidelines set forth policies concerning overall governance practices for the Company, including the following:

• Qualifications of Directors	• Resignation Policy
• Independence of Directors	• Ethics
• Size of Board and Selection Process	• Director and Senior Management Compensation
• Board Leadership	• Limitation on Severance Payments
• Board Meetings, Agendas, and Other Materials	• Share Ownership
• Director Responsibilities	• Access to Management
• Board Committees	• Access to Independent Advisors
• Executive Sessions; Communications with	• Director Orientation and Continuing Education
Non-Management Directors	• Public Communications
• Board Self-Evaluation	• Other Practices

The Company’s Corporate Governance Guidelines, along with its Code of Ethics and the Charters for its Audit, Compensation, Nominating and Corporate Governance, Safety and Compliance Oversight, and Executive Committees, are available on the Company’s website, www.southwestairlinesinvestorrelations.com/corporate-governance/board-committees. Shareholders may also obtain copies of these documents upon written request to Southwest Airlines Co., Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

Board Membership and Qualifications

General Qualification Requirements. The Company’s Nominating and Corporate Governance Committee is responsible for recommending to the Board the criteria for Board membership, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that members of the Board (i) possess the highest personal and professional ethics, integrity, and values; (ii) possess practical wisdom and mature judgment; (iii) be committed to the best long-term interests of the Company’s Employees, Customers, and Shareholders; (iv) be willing to devote sufficient time to fulfill their responsibilities; and (v) be willing to serve on the Board for an extended period of time. The Corporate Governance Guidelines also require the following factors to be considered in connection with the nomination or appointment of new Board members: (i) finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in the current business environment; (ii) independence (for non-management Directors); (iii) in the case of current Directors being considered for re-nomination, a Director’s past attendance at Board and committee meetings and participation in and contributions to such meetings; and (iv) diversity. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending to Shareholders a group that collectively can best serve the long-term interests of the Company’s Employees, Customers, and Shareholders.

The Corporate Governance Guidelines prohibit non-Employee Directors from serving on more than five public company boards and prohibit Employee Directors from serving on more than two public company boards. The Corporate Governance Guidelines also require that the nature and time involved in a Director’s service on other boards be considered in connection with the evaluation of the suitability of that Director. In addition, in accordance with the Corporate Governance Guidelines, Directors should advise the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board of directors, the audit committee, or the compensation committee of another publicly traded company.

Composition and Diversity Considerations. While the Board recognizes the importance of Board refreshment, in 2019 and continuing through most of 2021, the Board believed the Company and its Shareholders would be best served by the Board minimizing changes to the composition of the Board and focusing its attention on the Company’s response to the Federal Aviation Administration’s grounding of the Company’s 737 MAX aircraft, the crisis related to the COVID-19 pandemic, and the Company’s transition of the Chief Executive Officer role from Gary C. Kelly to Robert E. Jordan. The Nominating and Corporate Governance Committee and the full Board have since increased focus on Board refreshment, appointing one new Director in November 2021, appointing Mr. Jordan to the Board effective February 1, 2022, nominating one new Director candidate for election to the Board at the Company’s 2022 Annual Meeting, appointing one new Director in February 2023, and nominating two new Director candidates for election at the Company’s 2023 Annual meeting. Although the Board does not have a formal policy with regard to Board member diversity, in 2020 the Board committed to increasing its diverse representation by 2025. In considering diversity, the Board takes into account various types of diversity, including, for example, diversity of experience, geography, gender, ethnicity, and race, with the goals of obtaining diverse perspectives and promoting constructive debate. The Board’s primary consideration is to identify candidates with the background, attributes, experience, and skills that will best fulfill the Board’s and the Company’s needs at the time a search is being conducted. Currently, 33 percent of the Nominating and Corporate Governance Committee, including the Chair of the Nominating and Corporate Governance Committee, is ethnically and/or gender diverse. In 2022, the slate of nominees for election to the Board at the Annual Meeting included two ethnically diverse candidates and two gender diverse candidates. Reflecting the Board’s continued attention to diversity considerations, the slate of nominees for election to the Board at the 2023 Annual Meeting includes four ethnically diverse candidates and three gender diverse candidates. If all nominees are elected to the Board at the 2023 Annual Meeting, approximately 36 percent of the Board will be ethnically and/or gender diverse.

Director Orientation and Continuing Education. The Company conducts an orientation and onboarding process for new Directors. In addition, Directors may participate in professional development or continuing education programs, courses, seminars, and other similar events. The Company reimburses Directors for the costs associated with these programs, courses, and seminars, including reasonable travel expenses, membership fees, and registration fees.

Attendance at Meetings. The Board of Directors held six meetings during 2022 (some of which spanned two days) and acted once by unanimous written consent. During 2022, each of the Company’s current Directors attended at least 75 percent of the total number of Board and applicable committee meetings. It is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s Annual Meeting of Shareholders. All of the Company’s current Directors, who were Directors or nominees at the time, attended the 2022 virtual Annual Meeting of Shareholders, via the online live webcast.

Board Leadership Structure

Gary C. Kelly, the Company’s Chief Executive Officer until February 1, 2022, currently serves as the Company’s Executive Chairman of the Board. Robert E. Jordan became Chief Executive Officer and a member of the Board effective February 1, 2022. The Board of Directors believes this structure is in the best interests of the Company and its Shareholders because, among other factors, Mr. Kelly and Mr. Jordan are uniquely positioned to coordinate in (i) properly and timely identifying matters that should be brought to the Board’s attention, (ii) prioritizing Board agenda items, and (iii) identifying the individuals in the best position to present agenda items. The Board believes this structure is considerably more efficient and effective than (i) requiring an outside Chair of the Board to duplicate many of Mr. Kelly’s efforts or (ii) requiring Mr. Jordan to relay communications through another, less accessible, member of the Board. In addition, the Board believes the following practices accomplish independent oversight of management without the need for an independent Director to serve as Chair of the Board:

•	Twelve of the fourteen members of the Board are independent, as defined by the rules of the NYSE.

•	The independent members of the Board select the Chair of the Board annually.

•	The independent members of the Board review whether the role of Chair of the Board should be held by an independent Director.

•	Each member of the Board is elected annually by the Company’s Shareholders.

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All members of the Board’s Audit, Compensation, Nominating and Corporate Governance, Safety and Compliance Oversight, and Operations Review Committees are independent, as defined by the rules of the NYSE.

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The Board meets, at a minimum, four times per year, and at each regular meeting of the Board, the Board is apprised of the Company’s operations and strategies through briefings by (i) the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer; (ii) other members of senior management with key responsibilities for the Company’s ongoing operations and current initiatives; and (iii) any other Employees or advisors requested by the Board.

•	In addition to scheduled updates, the Board and its committees also request updates from management regarding matters deemed significant by the Board or its committees at any given time.

•	The independent Board members hold executive sessions outside the presence of the Chief Executive Officer, the Executive Chairman, and other management.

•

To the extent that, at any time, the Board’s composition includes non-management members of the Board who are not independent, the independent Board members hold executive sessions that include only independent directors.

•	The Board and its committees provide regular input regarding items to be covered in future agendas.

In addition, pursuant to the Company’s Corporate Governance Guidelines, if the Board selects a Director who is not independent to serve as Chair of the Board, the independent members of the Board are required to appoint an independent member of the Board to serve as its Lead Director, who is the Board’s presiding director for purposes of the rules of the NYSE. The duties and functions of the Lead Director include the following:

•	presiding over executive sessions of the non-management Directors;

•	presiding over executive sessions of the independent Directors at any time the non-management members of the Board of Directors include Directors who are not independent;

•	consulting with the Executive Chairman and the Chief Executive Officer concerning the Board’s agendas;

•	coordinating the activities of the non-management and independent Directors, as applicable, and the agenda for executive sessions;

•	communicating feedback to the Executive Chairman and Chief Executive Officer following executive sessions of the independent Directors;

•	fostering an environment of open dialogue and constructive feedback among independent Directors;

•	calling meetings of independent Directors;

•

serving as a liaison, along with Board committee chairs, among the Executive Chairman, the Chief Executive Officer, and the independent Directors; provided that this shall not in any way diminish the Chief Executive Officer’s and Executive Chairman’s accountability to the Board in its entirety or the ability of any individual Board member and the Chief Executive Officer or Executive Chairman to communicate directly with each other;

•

being available to the Executive Chairman and the Chief Executive Officer for consultation on issues of corporate importance that may involve Board action, and in general serving as a resource to the Executive Chairman and the Chief Executive Officer on an as-needed basis;

•	at the standing invitation of the Board’s committees, attending meetings of Board committees on which the Lead Director does not already serve;

•

assisting the Nominating and Corporate Governance Committee with its oversight of the annual evaluation of the Board and its committees and communicating results of any individual Director assessments to individual Board members;

•	consulting with the Nominating and Corporate Governance Committee with respect to recommendations for the assignment of Board members to the Board’s committees;

•	assisting with and communicating (along with the Chair of the Compensation Committee) the results of the Board’s evaluation of the Chief Executive Officer;

•	subject to the Company’s policies regarding public communications, when deemed appropriate, representing the independent Directors in engaging with Shareholders; and

•	performing such other duties as the Board may determine from time to time.

The Board believes all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-Employee Directors.

Executive Sessions and Communications with Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, the non-management members of the Board of Directors are required to meet at regularly scheduled executive sessions without the presence of management. The Company’s Corporate Governance Guidelines also provide that to the extent that, at any time, the non-management members of the Board of Directors include Directors who are not independent, the independent Directors will also meet at least annually in an executive session that includes only independent Directors. The Board’s Lead Director, Dr. William H. Cunningham, presides over these executive sessions. Shareholders and any other interested parties may communicate directly with the Lead Director or any or all of the non-management or independent Directors as a group or any other members of the Board by writing to such Director(s), c/o Southwest Airlines Co., Attn: Lead Director, P.O. Box 36611, Dallas, Texas 75235.

Risk Oversight

The Board is responsible for overseeing management’s assessments of major risks facing the Company and for reviewing options to mitigate such risks. The Board’s oversight of major risks occurs at both the full Board level and at the Board committee level. The Board and its committees use the following procedures to monitor and assess risks.

The Board

The Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, members of senior management, and other personnel and advisors, as requested by the Board, report on the Company’s financial, operating, and commercial strategies, as well as any related risks, at every regularly scheduled meeting of the Board. Based on these reports, the Board requests follow-up data and presentations to address any specific concerns and recommendations.

The Audit Committee

In accordance with the requirements of the NYSE, the Audit Committee assists the Board with its oversight responsibilities by discussing the Company’s major financial risk exposures, its guidelines and policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control or mitigate financial risk exposures. The Audit Committee discusses with the Company’s management, as well as the Company’s Internal Audit Department (including in executive sessions), the Company’s guidelines and policies with respect to risk assessment and risk management and advises management on its risk assessment approach and its prioritization of risks. The Audit Committee also receives regular reports on, and assessments of, the Company’s internal controls from the Company’s Internal Audit Department and members of management responsible for financial controls. In addition, the Audit Committee receives the independent auditor’s assessment of the Company’s internal controls and financial risks, which includes the independent auditor’s report on its procedures for identifying fraud and addressing any risk of management override. The Audit Committee also receives management reports regarding specific areas of financial risk and discusses strategies to mitigate risk. Further, the Audit Committee reviews with management (i) the Company’s technology and cyber security frameworks, policies, programs, opportunities, and risk profile at regularly scheduled meetings; and (ii) the Company’s business continuity and disaster recovery plans and capabilities and the effectiveness of the Company’s escalation procedures.

The Safety and Compliance Oversight Committee

The Safety and Compliance Oversight Committee assists the Board with overseeing the Company’s activities with respect to safety and operational compliance. Pursuant to its Charter, the Safety and Compliance Oversight Committee is responsible for monitoring the Company’s activities in areas of safety and operational compliance taking into account applicable government and industry standards, materiality, legal and business trends, and public policy issues, as well as periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards. In fulfilling this responsibility, the Safety and Compliance Oversight Committee regularly reviews with management input and information from reports received from regulators and other parties related to the Company’s safety and operational compliance activities, specifies areas to be addressed at its meetings, and requires that individuals from a variety of operational areas and levels be available to discuss their areas of responsibility and respond to questions.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in shaping the corporate governance of the Company. The Nominating and Corporate Governance Committee receives updates and advice from management and outside advisors regarding the Company’s procedures for complying with corporate governance regulations, as well as with respect to the Company’s governance structure and protections. This Committee also develops and annually reviews and recommends to the Board a set of Corporate Governance Guidelines to be adopted for the Company to further the goal of providing effective governance.

The Compensation Committee

The Compensation Committee assists the Board with its oversight of (i) compensation of the Company’s executives and other employees, as well as non-employee Directors; (ii) succession planning; and (iii) human resources policies and practices, including the Company’s diversity, equity, and inclusion (DEI) philosophy, practices, and initiatives. The Compensation Committee receives updates and advice on the ongoing advisability of the Company’s compensation practices both from management and from the Compensation Committee’s independent consultant.

The Compensation Committee is aware of the need to routinely assess the Company’s compensation policies and practices as they relate to the Company’s risk management and whether the structure and administration of the Company’s compensation and incentive programs could influence risk-taking throughout the organization. The Compensation Committee has determined that the compensation policies and practices for the Company’s Employees are not reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•

The Compensation Committee’s bonus determinations take into account multiple general performance standards established by the Company corresponding with the Company’s business objectives and priorities and related strategic initiatives, rather than a single measure such as stock price performance or earnings. This has served as a multi-dimensional tool for the Compensation Committee to use in designing incentive structures, so that factors that are deemed significant to industry and operational performance are considered in addition to financial measures. The Compensation Committee believes it is important to take into account multiple measures of financial and operational performance, as well as comparative pay in the market, for the following reasons, among others: (i) using a single measure such as the Company’s stock price performance at any specified point in time is not necessarily indicative of the Company’s overall financial and operational performance, (ii) the Compensation Committee believes that rewarding Employees based solely on a single or narrow measure could create business risks by effectively encouraging Employees to focus on short-term results at the expense of the long-term financial and operational health of the Company, and (iii) the Compensation Committee believes that basing short-term incentive compensation on a single measure such as stock price performance presents undue retention risks.

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The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

•	The Company’s Insider Trading Policy prohibits Employees (including officers) and the Company’s Board members from entering into hedging transactions with respect to the Company’s securities.

The Operations Review Committee

The Operations Review Committee assists the Board with overseeing management’s efforts to mitigate the effects of the Company’s December 2022 operational disruption, reduce the likelihood of a recurrence, and improve the Company’s operational resiliency. In fulfilling these responsibilities, the Operations Review Committee reviews reports from management and from third parties with respect to the Company’s processes and operations. This Committee, if it deems advisable, also recommends to the Board enhancements to the Board’s processes to oversee air carrier operations risks.

Environmental, Social, and Governance (“ESG”) Oversight

Recognizing the fundamental importance of the Company’s corporate responsibility practices, the Board and its committees provide oversight of the Company’s ESG-related initiatives, objectives, and progress. The Compensation Committee assists the Board with its oversight of human resources policies and practices, including the Company’s diversity, equity, and inclusion (DEI) philosophy, practices, and initiatives. The Board believes that other ESG matters expand well beyond a single committee and that each Board member offers a unique perspective and valuable input critical in overseeing ESG matters. Accordingly, Board has decided the Company, its Employees, and its Shareholders are best served if the full Board is entrusted to oversee and evaluate the Company’s other ESG matters.

As part of its corporate responsibility efforts, the Company publishes the Southwest One Report describing the Company’s ESG-related goals, actions, initiatives, and strategies. Information contained in the Southwest One Report is not incorporated by reference into, and does not constitute a part of, this Proxy Statement.

Committees of the Board

The Board has established the following committees to assist it with fulfilling its responsibilities: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, (iv) Safety and Compliance Oversight, (v) Operations Review, and (vi) Executive. The following table provides information on the Board’s current committee memberships and number of meetings held by each committee during 2022.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Safety and Compliance Oversight Committee	Operations Review Committee*	Executive Committee
David W. Biegler		Chair		X
J. Veronica Biggins		X	Chair
Douglas H. Brooks		X	X		X
William H. Cunningham	X		X			X
John G. Denison	X			Chair		X
Thomas W. Gilligan	X		X
David P. Hess	X			X	X
Robert E. Jordan						X
Gary C. Kelly						Chair
Nancy B. Loeffler		X	X
John T. Montford	Chair		X
Christopher P. Reynolds		X		X
Ron Ricks		X		X	Chair	X
Jill A. Soltau

Number of Meetings in 2022	7	6	4	5	—	3**

* The Operations Review Committee was formed on January 5, 2023.

**The Executive Committee acted once by Unanimous Written Consent.

The primary functions of each of the Board’s standing Committees are discussed below.

Audit Committee

The primary functions of the Audit Committee include assisting the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditors, and (v) cyber security and technology-related risks and management’s efforts to monitor and mitigate those risks. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Board has determined that each of the members of the Audit Committee is independent under all applicable rules of the Securities and Exchange Commission (the “SEC”) and the NYSE governing Audit Committee membership. The Board has also determined that all five members of the Audit Committee satisfy the criteria adopted by the SEC to serve as an “audit committee financial expert” for the Audit Committee.

Compensation Committee

General. The primary functions of the Compensation Committee include (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance in light of those goals and objectives; (iii) either as a Committee or together with the other independent members of the Board (as directed by the Board and to the extent consistent with any applicable plan documents or law), determining and approving the Chief Executive Officer’s compensation level based on this evaluation; (iv) with the advice of the Executive Chairman of the Board and Chief Executive Officer,

performing an annual review of the compensation structure of the Company’s officers and approving the salary, bonus, and other incentive and equity-related compensation for each of the Company’s executive officers who are subject to Section 16(b) of the Exchange Act (“Reporting Officers”); (v) reviewing and approving all equity-based compensation arrangements for Employees of the Company (including executive officers) and making recommendations to the Board with respect to equity-based plans that are subject to Board approval; (vi) making recommendations to the Board with respect to non-CEO Reporting Officer compensation and incentive compensation plans that are subject to Board approval; (vii) reviewing, assessing, and making recommendations to the Board, as appropriate, on the Company’s diversity, equity, and inclusion (DEI) philosophy, practices, and initiatives; and (viii) reviewing, assessing, and making recommendations to the Board, as appropriate, on other key human resources policies and practices. The Compensation Committee is also responsible for reviewing non-Employee Director compensation at least annually and making any related recommendations to the full Board. To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate any of the authority and responsibilities above to subcommittees or to individual members of the Compensation Committee, as it deems appropriate. The Board has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; and (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act.

Role of executive officers in determining or recommending the amount or form of executive and Director compensation. At the Compensation Committee’s request, the Company’s Chief Executive Officer and the Company’s People Department leaders provide regular input regarding compensation designs and recommendations presented to the Compensation Committee. In connection with the Compensation Committee’s decisions, the Chief Executive Officer also reviews with the Compensation Committee the relative roles, scope of responsibilities, and performance of the Company’s other executive officers, other than the Executive Chairman of the Board. The roles of the Chief Executive Officer and the People Department leaders in connection with the Compensation Committee’s determinations are discussed in more detail below under “Compensation of Executive Officers — Compensation Discussion and Analysis — Internal Equity; Role of Management.”

Use of consultants. The Compensation Committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other advisor retained by the Compensation Committee. During 2022, the Compensation Committee continued to engage Pay Governance LLC, an independent executive compensation advisory firm, as the Compensation Committee’s independent consultant. With respect to executive compensation opportunities awarded for 2022, the Compensation Committee took into account (i) market data provided by its consultant, (ii) restrictions to which the Company was subject as a condition to the Company’s receipt of payroll support from the U.S. Department of the Treasury in connection with the COVID-19 pandemic, and (iii) resulting recommendations from the consultant with respect to the form and amount of executive compensation. Market data is discussed below under “Compensation of Executive Officers – Compensation Discussion and Analysis – Role of Independent Compensation Consultant; Benchmarking; Market Data.”

In 2021, at the Compensation Committee’s request, its consultant also provided data and assessments related to the adequacy of the Company’s compensation program for non-Employee members of the Board. Based on the information provided in 2021, as well as the Compensation Committee’s related recommendation to the Board, in May 2022, the Board increased the non-Employee director annual equity retainer from $160,000 to $170,000, to better align with market median.

The Compensation Committee uses the information provided by its independent consultant (i) for the purpose of informing, as opposed to determining, the Compensation Committee’s decisions; and (ii) to assist it in balancing between compensation that is appropriately linked to performance and compensation that is fair and adequate for retention purposes. Although the Compensation Committee generally considers any recommendations received from its consultant, the Compensation Committee’s decisions are ultimately based on its own assessment of the information provided to it in the context of the totality of the Company’s circumstances at any given point in time. Additional detail regarding the work performed by the independent consultant, as well as the Compensation Committee’s related determinations, is included below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

The Compensation Committee has considered the independence of its consultant in light of SEC rules and NYSE listing standards. The Compensation Committee received a letter from its consultant addressing its independence, which addressed the following factors: (i) other services provided to the Company by the independent consultant, if any; (ii) fees paid by the Company as a percentage of the consultant’s total revenue; (iii) policies and procedures maintained by the consultant that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee; (v) any business or personal relationships between the Company’s executive officers and the independent consultant or the individual consultants involved in the engagement; and (vi) any Company stock owned by the individual consultants involved in the engagement. Questions intended to elicit information regarding business or personal relationships between the independent consultant and the individual consultants involved in the engagement and the Company’s Board members and executive officers were also included in the Company’s annual Director and Executive Officer Questionnaires. The Compensation Committee has assessed the independence of Pay Governance LLC pursuant to SEC and NYSE rules and determined that no conflict of interest exists, or has existed, that would prevent Pay Governance LLC from independently representing the Compensation Committee.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee include (i) developing and annually reviewing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company (which, among other things, include criteria for selection of new Directors and oversight of the evaluation of the Board and management); (ii) identifying and reviewing with the Board and the Chief Executive Officer possible candidates for Board membership, consistent with criteria approved by the Board; (iii) recommending a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders; (iv) recommending to the Board the composition of the Board’s Committees; (v) recommending to the Board a chairperson of each of the Board’s committees; and (vi) overseeing the evaluation of the Board and management. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the NYSE’s rules governing Board membership.

The Nominating and Corporate Governance Committee is responsible for overseeing an evaluation at least annually of the performance of the Board and the Board’s committees and reporting its conclusions to the Board. The responses of the Board members are compiled on an anonymous basis and address such areas as Board structure, Board effectiveness, Board meetings, and Board committee structure and performance. The Nominating and Corporate Governance Committee makes appropriate recommendations to the Board following such evaluations, including areas in which the Board, including individual members of the Board, can better contribute to the governance and long-term success of the Company. The Nominating and Corporate Governance Committee may use the results of its evaluation in determining the criteria for Directors to be considered to fill any vacancies on the Board or on its committees and for inclusion in the slate of Directors to be recommended by the Board at the Annual Meeting of Shareholders. The Board believes this annual evaluation process supports the effectiveness and continuous improvement of the Board as a whole and of each of its committees.

To fulfill its duties to the Board, the Nominating and Corporate Governance Committee identifies possible candidates for membership on the Board and recommends to the Board a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee identifies potential candidates for first-time nomination as a Board member using a variety of sources, such as recommendations from current Board members, management, and contacts in communities served by the Company.

The Nominating and Corporate Governance Committee will also consider nominees submitted by Shareholders based on the criteria set forth in the Company’s Corporate Governance Guidelines; provided that such nominations are submitted in accordance with the requirements of the Company’s bylaws. These requirements are discussed below under “Other Matters — Submission of Shareholder Proposals and Director Nominations.”

The Nominating and Corporate Governance Committee considers all aspects of each possible candidate’s qualifications and skills in the context of the needs of the Company at the relevant point in time with a view to creating a Board with a diversity of backgrounds and perspectives, including diversity with respect to experience, geography, gender, ethnicity, and race. With respect to Ms. Soltau, who was appointed to the Board effective February 15, 2023, (i) the Nominating and Corporate Governance Committee, at the recommendation of Board member Douglas H. Brooks, identified her during 2022 as a potential candidate for the Board based on her extensive and pertinent qualifications, as noted in Ms. Soltau’s biography in “Proposal 1 – Election of Directors”; and (ii) after a thorough background review and based on extensive interviews of Ms. Soltau by members of the Nominating and Corporate Governance Committee, as well as other members of the Board, the Board unanimously approved Ms. Soltau’s appointment to the Board. With respect to Mr. Conrado, the Nominating and Corporate Governance Committee identified him during 2022 as a potential candidate for the Board based on his extensive qualifications, as noted in Mr. Conrado’s biography in “Proposal 1 – Election of Directors.” With respect to Ms. Mendoza, the Nominating and Corporate Governance Committee, at the recommendation of Board member John T. Montford, identified her during 2022 as a potential candidate for the Board based on her extensive qualifications, as noted in Ms. Mendoza’s biography in “Proposal 1 – Election of Directors.” After thorough background reviews and based on interviews of each of Mr. Conrado and Ms. Mendoza by members of the Nominating and Corporate Governance Committee, as well as other members of the Board, the Board unanimously nominated Mr. Conrado and Ms. Mendoza for election by the Company’s Shareholders at the Company’s 2023 Annual Meeting of Shareholders.

Understanding the importance of Board composition and refreshment to the effective fulfillment of the Board’s oversight responsibilities, and paying particular attention to diversity considerations, the Nominating and Corporate Governance Committee has put forth a concerted and ongoing effort to identify and build a pipeline of possible candidates to address the evolving needs of the Board and the Company. As part of this effort and with input from the full Board, the Nominating and Corporate Governance Committee regularly reviews its candidate search process and recruitment criteria, and in 2022, the Nominating and Corporate Governance Committee refreshed its search criteria, including diversity considerations.

Safety and Compliance Oversight Committee

The primary functions of the Safety and Compliance Oversight Committee include: (i) monitoring the Company’s activities in the areas of safety and operational compliance; (ii) periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards; (iii) reviewing such policies, programs, and procedures of the Company as it shall deem necessary, including the Company’s safety and operational compliance reporting systems; (iv) meeting regularly with Company management to assess the Company’s safety and operational compliance practices generally; and (v) periodically reporting to the Board on the adequacy and effectiveness of the Company’s safety and operational compliance programs.

Operations Review Committee

The primary functions of the Operations Review Committee include: (i) overseeing management’s efforts to identify the causes and mitigate the effects of the Company’s December 2022 operational disruption and, if feasible, to enhance and remediate the Company’s processes and operations to reduce the likelihood of such a significant and prolonged disruption to flights in the future; (ii) receiving reports from management and from such third parties as management or the Operations Review Committee may deem advisable with respect to such matters and operations generally; and (iii) if the Operations Review Committee determines it to be advisable, recommending to the Board further enhancements of the Board’s processes to oversee air carrier operations risks.

Executive Committee

The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee has the powers, authority, duties, and responsibilities of the Board on most matters during the intervals between Board meetings.

Certain Relationships and Related Transactions, and Director Independence

Review, Approval, or Ratification of Transactions with Related Persons; Director Independence Determinations. The Company does not have a formal written policy with respect to the review, approval, or ratification of transactions with related persons, but has established procedures to identify these transactions, if any, and bring them to the attention of the Board for consideration. These procedures include formal written questionnaires to Directors and executive officers and written procedures followed by the Company’s Internal Audit Department to identify related person transactions.

The Company requires all of its Directors and executive officers to complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company, whether or not material. Separately, the Company’s Internal Audit Department analyzes accounts payable records to search for payments involving (i) the Company’s Directors and executive officers, (ii) known relatives of the Company’s Directors and executive officers, (iii) companies and organizations with which the Directors and executive officers are associated, and (iv) security holders known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. The questionnaire for non-Employee Directors is also designed to elicit information that should be considered to determine that the Company satisfies the NYSE’s requirement that a majority of its Board members be independent within the meaning of the NYSE’s rules. Relevant information regarding Directors is then provided to the Nominating and Corporate Governance Committee, which is responsible for evaluating the qualifications of Board nominees, including independence, and for making recommendations to the Board regarding (i) nominations for Board membership; and (ii) individual qualifications for committee membership, taking into account various additional regulatory requirements, including independence requirements, that specifically apply to the different Board committees. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers the following regulatory guidance: (i) Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Transactions with Related Persons); (ii) Accounting Standards Codification Topic 850 (Related Party Disclosures); (iii) Public Company Accounting Oversight Board Auditing Standard No. 18 (Related Parties); and (iv) the NYSE’s governance standards related to independence determinations. Based on the foregoing, the Board has determined that the following Board members are independent under applicable NYSE standards: David W. Biegler, J. Veronica Biggins, Douglas H. Brooks, William H. Cunningham, John G. Denison, Thomas W. Gilligan, David P. Hess, Nancy B. Loeffler, John T. Montford, Christopher P. Reynolds, Ron Ricks, and Jill A. Soltau. Additionally, the Board has determined that Elaine Mendoza and Eduardo F. Conrado, should they be elected by the Shareholders at the Annual Meeting, are each independent under applicable NYSE standards.

Ongoing Reporting Obligations with Respect to Related Person Transactions. In order to provide an ongoing mechanism for monitoring related person transactions and Board member independence, each Board member and executive officer of the Company is required to sign an acknowledgement that he or she will promptly inform the Company of any new information that should be considered by the Board subsequent to the Director’s or executive officer’s completion of his or her annual questionnaire.

Hedging Transactions

The Company has adopted policies with respect to the purchase of financial instruments or engaging in transactions that hedge or offset a decrease in the market value of Company equity securities by Directors, officers, Employees, or consultants. Under the Company’s Insider Trading Policy and the Company’s Blackout and Pre-Clearance Procedures, which supplement its Insider Trading Policy, Directors, officers, Employees and consultants of the Company are prohibited from engaging in short sales of any Company securities and from purchasing financial instruments that hedge or offset or are designed to hedge or offset a decrease in the market value of the Company’s securities, including those involving option contracts, warrants, stock appreciation rights (or similar rights whose value is derived from the value of an equity security), straddles, collars, puts or calls, and other derivative securities involving Company equity securities (but excluding any instruments granted under any Company equity incentive plan, including options, restricted stock, restricted stock units, or other derivative securities). The policies’ restrictions also apply to designees and the spouse and household members of Directors, officers, Employees, or consultants. In addition, Directors and officers are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on March 21, 2023, the record date for determining Shareholders entitled to notice of and to vote at the meeting, there were outstanding 594,905,964 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 28, 2023, information with respect to persons who, to the Company’s knowledge, beneficially own more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)

The Vanguard Group	65,581,138(2)	11.0%
100 Vanguard Blvd. Malvern, PA 19355

PRIMECAP Management Company	52,198,099(3)	8.8%
177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105

State Street Corporation	39,920,188(4)	6.7%
State Street Global Advisors Trust Company
1 Lincoln Street
Boston, MA 02111(5)

BlackRock, Inc.	35,569,761(6)	6.0%
55 East 52nd Street New York, NY 10055

(1)	Percentages are calculated based on the number of outstanding shares of the Company’s common stock as of February 28, 2023, which was 594,902,644.

(2)

Information is based on an Amendment to Schedule 13G filed with the SEC on February 9, 2023, by The Vanguard Group. The Vanguard Group reported no sole voting power with respect to shares beneficially owned, sole dispositive power with respect to 63,820,158 shares, shared voting power with respect to 597,102 shares, and shared dispositive power with respect to 1,760,980 shares.

(3)

Information is based on an Amendment to Schedule 13G filed with the SEC on February 9, 2023, by PRIMECAP Management Company. PRIMECAP Management Company reported sole voting power with respect to 50,409,528 shares, sole dispositive power with respect to 52,198,099 shares, and no shared voting or dispositive power.

(4)

Information is based on an Amendment to Schedule 13G filed with the SEC on February 10, 2023, by State Street Corporation, a parent holding company, and State Street Global Advisors Trust Company. Each of these Shareholders reported no sole voting or dispositive power over shares beneficially owned. State Street Corporation reported shared voting power with respect to 17,748,127 shares and shared dispositive power with respect to 39,915,718 shares; and State Street Global Advisors Trust Company reported shared voting power with respect to 12,399,368 shares and shared dispositive power with respect to 34,025,982 shares. Based on the Schedule 13G filing, State Street Global Advisors Trust Company beneficially owned 5.73 percent of the Company’s outstanding shares of common stock.

(5)	This address is listed in the Amendment to Schedule 13G filed with the SEC on February 10, 2023, as the address of both State Street Corporation and State Street Global Advisors Trust Company.

(6)

Information is based on an Amendment to Schedule 13G filed with the SEC on February 13, 2023, by BlackRock, Inc. BlackRock, Inc., a parent holding company or control person, reported sole voting power with respect to 33,030,866 shares, sole dispositive power with respect to 35,569,761 shares, and no shared voting or dispositive power.

Security Ownership of Management

The following table sets forth, as of February 28, 2023, information regarding the beneficial ownership of the Company’s common stock by each of the members of the Company’s Board of Directors, each of the executive officers of the Company named in the Summary Compensation Table, and all current executive officers and Directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
David W. Biegler(2)	63,783	*
J. Veronica Biggins	54,576	*
Douglas H. Brooks	64,076	*
Eduardo F. Conrado	0	*
William H. Cunningham	88,276	*
John G. Denison	65,576	*
Thomas W. Gilligan	11,900	*
David P. Hess	3,844	*
Robert E. Jordan(3)	136,104	*
Gary C. Kelly(4)	797,685	*
Nancy B. Loeffler	54,034	*
Elaine Mendoza	0	*
John T. Montford	19,312	*
Christopher P. Reynolds	3,844	*
Ron Ricks	193,743	*
Jill A. Soltau	0	*
Tammy Romo(5)	144,953	*
Mark R. Shaw (6)	49,536	*
Michael G. Van de Ven(7)**	213,915	*
Andrew M. Watterson	26,610	*
Current Executive Officers and Directors as a Group (19 persons)(8)	1,806,319	*
*	Less than 1%.

**	Mr. Van de Ven ceased to be an executive officer of the Company, effective January 1, 2023.

(1)

Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power with respect to their shares, other than rights shared with spouses pursuant to joint tenancy or marital property laws.

(2)	Includes (i) 4,707 shares held by Mr. Biegler’s spouse and (ii) 35,766 shares held by a family trust for which Mr. Biegler’s spouse serves as trustee.

(3)	Includes 12,032 shares held for Mr. Jordan’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting.

(4)

Includes (i) shares deemed indirectly beneficially owned through a family trust with respect to which Mr. Kelly serves as trustee (the “Reporting Person Trust”), (ii) shares deemed indirectly beneficially owned through a family trust with respect to which Mr. Kelly’s spouse serves as trustee (the “Spousal Trust”), and (iii) shares deemed indirectly beneficially owned through a family limited partnership (the “Family Limited Partnership”). The sole general partner of the Family Limited Partnership is a limited liability company that is wholly owned by Mr. Kelly and his spouse (the “Family Limited Liability Company”). The sole limited partners of the Family Limited Partnership are the Reporting Person Trust, the Spousal Trust, Mr. Kelly through a separate limited partnership interest (“Mr. Kelly’s LP Interest”), Mr. Kelly through a community property limited partnership interest (“Mr. Kelly’s CP LP Interest”), and Mr. Kelly’s spouse through a community property limited partnership interest (“Mr. Kelly’s Spouse’s CP

LP Interest”). The 797,685 shares reported in the table include (i) 70,398 shares held directly by Mr. Kelly; (ii) 351,596 shares held by the Reporting Person Trust, including 219,758 shares held directly and 131,838 shares held through the Reporting Person Trust’s limited partnership interest in the Family Limited Partnership; (iii) 307,718 shares held by the Spousal Trust, including 205,000 shares held directly and 102,718 shares held through the Spousal Trust’s limited partnership interest in the Family Limited Partnership; (iv) 12,369 shares held through Mr. Kelly’s LP Interest; (v) 26,289 shares held through Mr. Kelly’s CP LP Interest; (vi) 26,289 shares held through Mr. Kelly’s Spouse’s CP LP interest; and (vii) 3,025 shares held by the Family Limited Liability Company through its general partnership interest in the Family Limited Partnership.

(5)	Includes 3,679 shares held for Ms. Romo’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting.

(6)	Includes 829 shares held for Mr. Shaw’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting.

(7)	Includes 717 shares held for Mr. Van de Ven’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting.

(8)

In addition to the amounts disclosed in footnotes (2) through (6), with respect to the other executive officers of the Company, includes 1,594 total shares held for an executive officer’s account under the Company’s profit sharing plan, with respect to which the executive officer has the right to direct the voting.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

The Company is required to provide detailed compensation information in this Proxy Statement regarding its Chief Executive Officer; its Chief Financial Officer; its Executive Chairman of the Board and former Chief Executive Officer; and each of its three other most highly compensated executive officers who were serving as such at the end of fiscal 2022. For 2022, these executive officers, who will be referred to in this Proxy Statement as the “named executive officers,” were (i) Robert E. Jordan, Chief Executive Officer (effective February 1, 2022); (ii) Tammy Romo, Executive Vice President & Chief Financial Officer; (iii) Gary C. Kelly, Executive Chairman of the Board (effective February 1, 2022); (iv) Michael G. Van de Ven, President; (v) Andrew M. Watterson, Executive Vice President & Chief Operating Officer; and (vi) Mark R. Shaw, Executive Vice President & Chief Legal & Regulatory Officer & Corporate Secretary. Effective February 1, 2022, Mr. Kelly transitioned from his position as Chief Executive Officer of the Company to Executive Chairman of the Board, and Mr. Jordan became Mr. Kelly’s successor as Chief Executive Officer of the Company. Effective October 1, 2022, Mr. Van de Ven resigned his position as Chief Operating Officer of the Company, and Mr. Watterson assumed the position of Chief Operating Officer of the Company. Effective January 1, 2023, Mr. Van de Ven resigned his position as President of the Company, and Mr. Jordan assumed the position of President of the Company. For purposes of this Compensation Discussion and Analysis, the Compensation Committee will be referred to as the “Committee.”

EXECUTIVE SUMMARY

Set forth below is a summary of (i) the Company’s overall compensation objectives, (ii) the Committee’s related compensation philosophy, and (iii) the Committee’s compensation decisions for 2022.

Compensation Objectives and Philosophy

The overall objective of the Company’s compensation programs is to provide for fair pay opportunities, while aligning these opportunities with the Company’s business objectives and priorities, including the key strategic initiatives the Company establishes from time to time to support its business objectives and priorities.

In connection with the Company’s participation in the U.S. Treasury Department’s COVID-related payroll support programs (“PSP” or “Payroll Support”), the Company committed to restricting executive compensation until April 1, 2023 (the “PSP Pay Restrictions”). As a result, the Committee sought to balance the following objectives, while maintaining compliance with the PSP Pay Restrictions: (i) provide fair pay for performance, while maintaining a view from the perspective of the Company’s Shareholders; and (ii) retain talent, while treating Employees consistently to the extent feasible.

Pay-for-Performance; Shareholder View. In designing the Company’s executive compensation programs, the Committee believes in maintaining a strong and transparent pay-for-performance philosophy that is heavily weighted toward long-term incentive (“long-term incentive” or “LTI”) opportunities. For 2022, the Committee incorporated the following variable pay components into its executive compensation design:

•

a short-term performance-based cash incentive opportunity, of which (i) 80 percent of the total value was based on the Company’s 2022 performance relative to performance metrics approved by the Committee in February 2022 because of their particular relevance to the Company and its stakeholders at the time, and (ii) 20 percent of the total value was based on an individual’s contributions to overall Company performance;

•

long-term equity incentive opportunities in the form of service-based, time-vesting restricted stock units (“RSUs”), the ultimate value of which will be tied to the Company’s stock price performance over multiple years;

•

a long-term performance-based equity incentive opportunity in the form of performance-based RSUs, pursuant to which the number of shares to be received, if any, will depend on the Company’s Adjusted ROIC (after-tax) (as defined below in “Determination of 2022 Executive

Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation – Equity Awards – Performance-Based RSUs”) over multiple years; and

•	a long-term performance-based cash incentive opportunity, pursuant to which the amount of cash to be received will also depend on the Company’s Adjusted ROIC (after-tax) over multiple years.

Retention; Internal Equity. To address retention, the Committee has historically sought to balance external market competitive considerations and internal equity. The Committee believes that, to be competitive, executive compensation should be within a reasonable range of median compensation based on available and relevant market data both within and outside of the airline industry. The Committee has used this information as a point of reference when assessing the appropriateness of the Company’s executive compensation. For 2022, however, available market information was somewhat less informative than for prior years because of the number of companies, both within and outside of the airline industry, that were impacted by the pandemic to varying degrees and thus modified their compensation programs in different manners and to different extents. From a retention standpoint, because the pandemic impacted different industries in different ways, the Company faced a risk of losing talent to companies that did not experience similar negative impacts from the pandemic and that were not limited by the PSP Pay Restrictions or otherwise harmed to a significant financial extent as a result of the COVID-19 pandemic. These factors necessitated a heightened focus by the Company on retention. To address internal equity, the Committee has also traditionally taken into account the relative roles, responsibilities, performance, and tenure of the named executive officers. For purposes of this Compensation Discussion and Analysis, references to the adequacy, appropriateness, and competitiveness of compensation (and similar references), as well as comparisons to market, should be interpreted in the context of the information and challenges addressed in this paragraph. The market data considered by the Committee is discussed below under “Role of Independent Compensation Consultant; Benchmarking; Market Data.” To further address the challenges set forth in this paragraph, for 2022, the Committee also incorporated the following new pay components into its executive compensation design:

•

a restricted cash performance opportunity for select, critical positions, pursuant to which the amount of cash to be received will be subject to the Committee’s assessment of the individual’s contributions to the Company’s strategic plan and the individual’s continued employment through April 15, 2023; and

•	long-term restricted cash opportunities that are service-based and time-vesting over multiple years.

Transition of Chief Executive Officer Role. Effective February 1, 2022, Mr. Jordan became the Company’s Chief Executive Officer, and Mr. Kelly transitioned into the role of Executive Chairman of the Board. In addition to the Committee’s compensation objectives and philosophies discussed above, the Committee based its 2022 compensation decisions with respect to Mr. Kelly on (i) the Committee’s desire for an efficient and effective transition of leadership of the Company and (ii) the Committee’s expectation of Mr. Kelly’s continued service as an active executive Employee with significant duties and responsibilities.

Summary of 2022 Executive Compensation

PSP Pay Restrictions

As a condition to the Company’s receipt of Payroll Support, in April 2020 the Company committed to limiting the total compensation of certain of its Employees (“Total PSP Compensation”). For these purposes, Total PSP Compensation is calculated in accordance with the SEC’s rules for calculating the total compensation included in the Summary Compensation Table, but excludes severance pay or other benefits in connection with a termination of employment. Employees (other than Employees subject to collective bargaining agreements that govern their compensation structure (referred to as “contract Employees”)) who received Total PSP Compensation greater than $425,000 for 2019 were subject to the following Total PSP Compensation limits during any 12 months of the period beginning on March 24, 2020, and ending April 1, 2023 (the “PSP Limitation Period”):

PSP Pay Restrictions
Employees with 2019 Total PSP Compensation greater than $425,000	Employees with 2019 Total PSP Compensation greater than $3,000,000

May not exceed Total PSP Compensation received by the Employee in calendar year 2019	May not exceed the sum of: $3,000,000 and 50 percent of the excess over $3,000,000 of the Total PSP Compensation received by the Employee in calendar year 2019

With the exception of Mr. Watterson and Mr. Shaw, each of the named executive officers received more than $3,000,000 in Total PSP Compensation for 2019 and were therefore subject to the limit in the second column above. Mr. Watterson and Mr. Shaw each received more than $425,000, but less than $3,000,000, in Total PSP Compensation for 2019 and were therefore subject to the limit in the first column above. In addition, during the PSP Limitation Period, any Employee subject to the PSP Pay Restrictions may not receive severance pay or other benefits in connection with a termination of employment in excess of two times the maximum Total PSP Compensation received by such Employee for 2019. In order to comply with the PSP Pay Restrictions, the Committee reduced the aggregate dollar value of each of the named executive officer’s 2021 and 2022 equity grants, compared with 2020 (the 2020 grants occurred prior to the PSP Limitation Period and were therefore not subject to the PSP Pay Restrictions).

2022 Components of Pay

2022 Base Pay. Upon the transition of the role of Chief Executive Officer from Mr. Kelly to Mr. Jordan in February 2022, Mr. Jordan received a base pay increase of 35.9 percent to compensate him for his significant added responsibilities as Chief Executive Officer and to more closely align his base pay with his predecessor’s base pay. Mr. Kelly, upon transitioning from Chief Executive Officer to Executive Chairman of the Board in February 2022, received a base pay decrease of 36.7 percent to account for market data and internal equity considerations. In February 2022, Mr. Watterson, who took on significant additional responsibilities in late 2021 while in his former role as Executive Vice President & Chief Commercial Officer, received a base pay increase of 9.7 percent. In February 2022, the other named executive officers received a moderate base pay increase of 3.0 percent year-over-year on an annualized basis, which was consistent with the Company’s merit structure for its other non-contract Employees during 2022. Following these increases and reflecting internal equity considerations, Mr. Watterson’s base pay aligned with Ms. Romo’s. Effective October 1, 2022, in connection with Mr. Watterson’s promotion to Chief Operating Officer, Mr. Watterson received a further base pay increase of 7.1 percent over his base pay approved in February 2022.

Effective as of February 1, 2022, the Company entered into a letter agreement with Mr. Kelly (the “New Letter Agreement”) providing for employment through December 31, 2026, with such duties as are specified by the Board. Mr. Kelly shall receive a base salary for each year during the term of the New Letter Agreement of $475,000, while the Committee may increase Mr. Kelly’s base salary at any time in its discretion. The Committee may also grant incentive compensation to Mr. Kelly, both short-term and long-term, in its discretion. Mr. Kelly shall also remain eligible to participate in any medical benefit plan or program that the Company makes available to its employees generally, both during and following employment, and is eligible for reimbursement for all out-of-pocket expenses (including specifically all premiums and deductibles) that he or his spouse may incur. Mr. Kelly is also entitled to maintain a deferred compensation arrangement with the Company as further discussed below under “Retirement and Related Benefits – Nonqualified Deferred Compensation” and “Nonqualified Deferred Compensation in Fiscal 2022.”

Additional detail regarding 2022 base pay is provided below under “Determination of 2022 Executive Compensation; Analysis of Compensation Elements – Base Pay.”

2022 Short-Term Incentive Compensation. In first quarter 2022, consistent with its historic practices, the Committee established a target short-term incentive opportunity (the “STI Target Opportunity”) for each of the named executive officers, and each STI Target Opportunity was established as a percentage of the named executive officer’s base pay. In addition, total short-term incentive payouts could range from zero to 150 percent of a named executive officer’s STI Target Opportunity based on a combination of Company and individual performance. Taking into account the breadth of Mr. Jordan’s and Mr. Watterson’s increased responsibilities and internal equity considerations, the Committee increased Mr. Jordan’s STI Target Opportunity from 135 percent of base to 200 percent of base, and increased Mr. Watterson’s STI Target Opportunity from 120 percent of base to 135 percent of base. The Committee did not approve any other year-over-year increases in the named executive officers’ STI Target Opportunities, but chose to remain consistent with the STI Target Opportunities established for 2021 in an attempt to maintain internal and external equity to the extent feasible and thereby mitigate retention risks. Therefore, (i) Mr. Kelly’s STI Target Opportunity remained at 200 percent of base, (ii) Mr. Van de Ven’s STI Target Opportunity remained at 150 percent of base, (iii) Ms. Romo’s STI Target Opportunity remained at 135 percent of base, and (iv) Mr. Shaw’s STI Target Opportunity remained at 120 percent of base. Effective October 1, 2022, in connection with Mr. Watterson’s promotion to Chief Operating Officer, the Committee increased Mr. Watterson’s STI Target Opportunity from 135 percent of base to 150 percent of base, which was prorated for 2022.

For 2022, 80 percent of each named executive officer’s STI Target Opportunity was based on the Company’s performance relative to performance metrics set forth in the Company’s “Management Short-Term Incentive Scorecard.” The amounts earned were based on Company performance at 69.9 percent of target. In establishing 2022 performance metrics and related targets, the Committee focused on the imperative for the Company to continue stabilizing the business and recovering from the COVID-19 pandemic operationally and financially. The specific performance metrics and targets, the Committee’s associated rationales, and the Company’s performance results, are each disclosed below under “Determination of 2022 Executive Compensation; Analysis of Compensation Elements – Short-Term Incentive Compensation.”

The other 20 percent of each named executive officer’s STI Target Opportunity was subjectively determined, based on the impact of the named executive officer’s individual performance and contributions to the Company’s results. The Committee exercised its discretion to award this portion of the cash incentive opportunity for all of the Company’s senior vice presidents and above, including all of the named executive officers, at the same percentage as the Company performance, further aligning total short-term incentive compensation to Company performance. In making this determination, the Committee took into account the Company’s operational disruption in December 2022 and the fact that these individuals who, because of their roles and responsibilities, have the most accountability for the Company’s results. Accordingly, the amount earned by each of the named executive officers was based on individual performance at 69.9 percent of target. For purposes of this Compensation Discussion and Analysis, the terms “short-term incentive” and “short-term incentive compensation” are used to describe the amounts disclosed in both the “Bonus” column and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2022 Long-Term Incentive Compensation

Equity Awards. The Committee believes that equity should constitute a strong component of overall compensation and a significant percentage of base pay; however, reflecting the PSP Pay Restrictions, equity as a percentage of total compensation for each of the named executive officers generally decreased between 2020 and 2022 as follows:

	2020	2021	2022
Robert E. Jordan	68.97%	64.08%	68.00%
Tammy Romo	68.96%	63.84%	60.81%
Gary C. Kelly	77.15%	67.80%	71.51%
Michael G. Van de Ven	70.23%	62.00%	58.93%
Andrew M. Watterson	66.68%	63.76%	56.01%
Mark R. Shaw	66.68%	64.40%	62.93%

Consistent with prior years, each of the named executive officers received a portion of their equity award in the form of time-vesting RSUs and a portion in the form of performance-based RSUs. The performance-based RSUs will vest, if at all, depending on the Company’s financial performance over multiple years. Additional detail regarding these equity grants is included below under “Determination of 2022 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation.”

Cash Incentive Awards. During 2022, taking into account the PSP Pay Restrictions, the Committee continued to provide long-term cash incentive awards as an additional element of the named executive officers’ long-term incentive compensation. Like the performance-based RSUs, the payout, if any, of the long-term cash incentive awards will be dependent upon the Company’s financial performance over multiple years. Additional detail regarding 2022 cash incentive awards is included below under “Determination of 2022 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation.”

Restricted Cash Awards. During 2022, the Committee included restricted cash awards as an element of the named executive officers’ long-term compensation. These long-term restricted cash opportunities are service-based and time-vesting over multiple years. Additional detail regarding 2022 restricted cash awards is included below under “Determination of 2022 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation.”

As shown below, the continued use of long-term cash incentive awards and the introduction of restricted cash awards enabled the Committee to maintain consistency with its historical emphasis on long-term incentive opportunities, including a significant percentage granted as performance-based opportunities:

	Value of Time- Vesting LTI Opportunity (RSUs)	Value of Performance- Based LTI Opportunity (Performance- Based RSUs and Performance- Based Cash)	Value of Time- Vesting Restricted Cash Award LTI Opportunity	Performance- Based LTI Opportunity as a Percentage of Total LTI Opportunity	Total LTI Opportunity as a Percentage of Annualized Base Pay*
Robert E. Jordan	$1,813,480	$2,799,980	$986,500	50%	800%
Tammy Romo	$845,589	$1,207,589	$362,000	50%	450%
Gary C. Kelly	$1,812,486	$2,999,986	$1,187,500	50%	800%
Michael G. Van de Ven	$897,230	$1,465,230	$568,000	50%	500%
Andrew M. Watterson	$725,094	$1,207,594	$482,500	50%	450%
Mark R. Shaw	$809,806	$988,806	$179,000	50%	400%
*

LTI Opportunity as a percentage of annualized base pay was calculated using the named executive officer’s base pay effective February 1, 2022, except with respect to Mr. Kelly whose calculation was performed using his base pay from January 2022, prior to his transition from Chief Executive Officer to Executive Chairman and the corresponding reduction to his base salary.

2022 Restricted Cash Performance Awards. During 2022, taking into account the increased risk of losing key performers during the COVID-19 pandemic period, the Committee introduced restricted cash performance awards as an additional element of the named executive officers’ compensation. The amount of cash to be received pursuant to each restricted cash performance award, which could range from zero to 100 percent of the award, is scheduled to vest on April 15, 2023, and will be subject to the Committee’s assessment of the individual’s contributions to the Company’s strategic plan and the individual’s continued employment through April 15, 2023. Further information regarding the Committee’s determinations for restricted cash performance awards are discussed in more detail below under “Determination of 2022 Executive Compensation; Analysis of Compensation Elements – Restricted Cash Performance Awards.”

COMPENSATION COMMITTEE’S CONSIDERATION OF 2022 SAY-ON-PAY VOTE

At its 2022 Annual Meeting of Shareholders, votes in favor of approving the Company’s named executive officer compensation constituted over 93 percent of the shares voted either for or against the proposal. The Committee interpreted the results of the Company’s 2022 say-on-pay vote as a continued endorsement of (i) the Committee’s overall compensation philosophy and structure, (ii) the Company’s executive pay levels generally, and (iii) the Committee’s justifications for its individual executive compensation decisions.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT; BENCHMARKING; MARKET DATA

The Committee receives information and input from its independent compensation consultant regarding, among other matters, market data and competitive compensation trends and practices. With respect to 2022, for the named executive officers other than Mr. Kelly, the data provided by the independent consultant included reviews of the named executive officers’ base salaries, annual bonus/short-term incentive compensation opportunities, total cash compensation opportunities (base salary plus annual bonus/short-term incentive compensation), long-term incentive compensation opportunities (equity), and total direct compensation opportunities (total cash compensation plus long-term incentive compensation) relative to similar positions reported in the databases below.

General Industry – Comparable Companies

Willis Towers Watson 2021 General Industry Executive Compensation Database(1)

From this database, the compensation consultant identified 31 comparable companies that were considered to be a representative sample of a select group of companies focused on transportation, brand, hospitality, and consumer-oriented businesses.

General Industry – Total Sample	Willis Towers Watson 2021 General Industry Executive Compensation Database (494 companies)
Airline Data	American Airlines Group Inc.; Delta Air Lines, Inc.; United Airlines Holdings, Inc.; Alaska Air Group, Inc.; and JetBlue Airways Corporation(2)

(1)	Where appropriate, the data was adjusted by the independent consultant to take into account differences in company size.
(2)

The independent consultant considered these five airlines to be the most relevant (e.g., from a competitive hiring standpoint). The airline data was based on 2020 compensation data reported in these airlines’ 2021 proxy statements and was not aged. The independent consultant provided the Committee with data representing the average for the largest three airlines (American Airlines Group Inc.; Delta Air Lines, Inc.; and United Airlines Holdings, Inc.), a smaller carrier average (Alaska Air Group, Inc. and JetBlue Airways Corporation), and the midpoint between the largest three airline average and the smaller carrier average.

When monitoring the data regarding the Company’s peer groups, the Committee reviewed information on comparable companies in transportation, brand, hospitality, and consumer-oriented businesses (General Industry – Comparable Companies), a group historically viewed by the independent consultant and the Committee as representative of organizations that have been particularly relevant for monitoring the adequacy of the Company’s executive pay levels and enabling the Committee to identify potential retention risks. Other airlines are constituents of this group, and for 2022, the independent consultant called out practices of select airlines for additional context on key positions and pay practices. In addition, to provide broader market context, the independent consultant provided the Committee with general industry data (General Industry – Total Sample).

With respect to Mr. Kelly, the independent consultant noted that the market data for non-Chief Executive Officer Executive Chair positions varies considerably due to factors including (i) the ongoing managerial responsibilities of the position and (ii) the expected tenure of the position. Due to the Committee’s expectation of Mr. Kelly’s continued service as an active executive Employee with significant duties and responsibilities, the independent consultant provided the Committee compensation data for (i) all S&P 500

Executive Chairs, including those in short-term transitional roles, (ii) all S&P 500 Executive Chairs serving in the role for each of the past three fiscal years, and (iii) all Executive Chairs as reported to the General Industry – Total Sample survey noted above. The Committee also considered the relationship between Executive Chair compensation and Chief Executive Officer compensation using data provided by the independent consultant, for (i) all S&P 500 Executive Chairs serving in the role for each of the past three fiscal years, and (ii) all S&P 500 Executive Chairs, not considered founders of the company.

The Committee does not directly tie named executive officer compensation to specific market data, but instead views market data as an input, as opposed to a determinant of appropriate pay. In addition, (i) available market data is not necessarily comprehensive; and (ii) in particular with respect to airlines, the amount of available data is limited and will typically reflect positions with combinations of responsibilities that do not correspond directly to the roles that are included in available market data. For 2022, available market information was somewhat less informative than for prior years because of the number of companies, both within and outside of the airline industry, that were impacted by the pandemic to varying degrees and thus modified their compensation programs in different manners and to different extents, including, for some, PSP Pay Restrictions similar to those affecting the Company’s compensation arrangements. In addition, because the pandemic impacted different industries in different ways, the Company faced a risk of losing talent to companies that did not experience similar negative impacts from the pandemic and that were not limited by the PSP Pay Restrictions or otherwise harmed to a significant financial extent as a result of the COVID-19 pandemic. Therefore, the Committee also referenced the broader compensation data provided by general industry surveys, which can serve as indicators of the named executive officers’ potential value to other organizations who might seek to hire them.

INTERNAL EQUITY; ROLE OF MANAGEMENT

Because approximately 83 percent of the Company’s Employees are subject to collective bargaining agreements that govern their compensation structure (these Employees are referred to as “contract Employees”), these negotiated agreements factor significantly into Company-wide compensation decisions, including executive compensation decisions. In approaching executive compensation decisions, the Committee seeks to balance market-appropriate levels of total direct compensation opportunities with internal equity. For 2022, the Committee was also required to take into account the PSP Pay Restrictions. The Committee evaluates internal equity by assessing the roles, responsibilities, and levels of accountability of the named executive officers relative to (i) each other; (ii) other officers; and (iii) other Employees, including contract Employees. The Committee also has historically taken into account a named executive officer’s tenure with the Company generally and in his or her current role. For purposes of this Compensation Discussion and Analysis, references to “internal equity” should be interpreted in this context.

In connection with compensation decisions for 2022, at the Committee’s request:

•	Mr. Kelly, Mr. Jordan, and the Company’s People Department leaders provided regular input regarding overall compensation designs and recommendations presented to the Committee;
•

Mr. Kelly and Mr. Jordan reviewed with the Committee the relative performance of each of the Company’s other executive officers and provided input with respect to (i) their relative roles, scope of responsibilities, and performance; (ii) their compensation generally; and (iii) their compensation relative to each other; and

•

The Company’s People Department leaders worked with the Committee Chair and the Committee’s independent consultant to provide market data and recommendations with respect to Mr. Kelly’s and Mr. Jordan’s compensation.

The input from Mr. Kelly, Mr. Jordan, and the Company’s People Department leaders aided the Committee with its compensation determinations, in particular with respect to the challenges presented by the PSP Pay Restrictions and related retention concerns. Although the Committee was not obligated to accept any of Mr. Kelly’s or Mr. Jordan’s recommendations, the Committee gave considerable weight to such recommendations because of Mr. Kelly’s and Mr. Jordan’s respective abilities to directly observe, on a day-to-day basis, each executive officer’s contributions and performance. In addition, Mr. Jordan regularly traveled to visit with Employees at all levels in varying locations and was able to relay Employee opinions he believed should be considered by the Committee in connection with its assessments related to internal equity.

Additional information regarding management’s role with respect to executive compensation determinations is included below.

DETERMINATION OF 2022 EXECUTIVE COMPENSATION; ANALYSIS OF COMPENSATION ELEMENTS

Set forth below is a discussion of (i) each of the elements of the Company’s compensation program for all non-contract Employees, including the Company’s named executive officers; (ii) the purposes and objectives associated with each element; (iii) the manner in which each element fits within the Company’s overall compensation objectives and decisions with respect to other elements; (iv) the Committee’s determinations regarding the amounts paid to each of the named executive officers for 2022; and (v) where applicable, the involvement of the Committee’s independent consultant and members of management in compensation decisions.

Base Pay

Objective of Base Pay. The Committee’s objective with respect to base pay is to provide a reasonable base level of monthly income relative to an Employee’s job responsibilities, skills, tenure with the Company, tenure in his or her current position with the Company, performance, and the market for the Employee’s skills (both within and outside of the airline industry).

Approach to 2022 Base Pay; Individual Base Pay Determinations for the Named Executive Officers and Pay Relative to Each Other. Recognizing the Company’s relatively modest base pay levels for Mr. Watterson, Ms. Romo, Mr. Van de Ven, and Mr. Shaw, the Committee deemed it important to increase their base pay to mitigate against the increasing pay compression that would otherwise result for Employees at lower levels and associated retention risks. Upon the transition of the role of Chief Executive Officer from Mr. Kelly to Mr. Jordan in February 2022, Mr. Jordan received a base pay increase of 35.9 percent to compensate him for his significant added responsibilities as Chief Executive Officer and to more closely align his base pay with his predecessor’s base pay. Mr. Kelly, upon transitioning from Chief Executive Officer to Executive Chairman of the Board in February 2022, received a base pay decrease of 36.7 percent to account for market data and internal equity considerations. In February 2022, Mr. Watterson, who took on significant additional responsibilities in late 2021 while in his former role as Executive Vice President & Chief Commercial Officer, received a base pay increase of 9.7 percent. In February 2022, the other named executive officers received a moderate base pay increase of 3.0 percent year-over-year on an annualized basis, reflecting internal equity considerations and consistency with the Company’s merit structure for its other non-contract Employees during 2022. Following these increases and reflecting internal equity considerations, Mr. Watterson’s base pay aligned with Ms. Romo’s. Effective October 1, 2022, in connection with Mr. Watterson’s promotion to Chief Operating Officer, Mr. Watterson received a further base pay increase of 7.1 percent over his base pay approved in February 2022.

Short-Term Incentive Compensation

Objectives of Short-Term Incentive Compensation. The Committee believes short-term incentive compensation opportunities are prevalent in the market in which the Company competes to attract and retain Employees. Therefore, short-term incentive compensation opportunities are offered for all levels of Leadership and professional level positions. The Committee believes short-term incentive compensation opportunities are particularly important at the officer level in order to create both accountability and incentive for performance and to remain competitive in attracting and retaining qualified executive talent. The short-term incentive opportunities at this level are intended to (i) reflect the additional time, responsibility, and accountability associated with these positions, in particular senior executive positions; (ii) help create total compensation opportunities that are within a reasonable range of median in the marketplace; and (iii) further incentivize management to contribute to the Company’s overall performance.

Approach to 2022 Short-Term Incentive Compensation.

General. In 2022, the Committee continued to apply a structured and transparent approach to establishing the named executive officers’ short-term incentive opportunities, pursuant to which:

•

80 percent of each of the named executive officer’s STI Target Opportunity (the “Incentive Plan Opportunity”) was awarded pursuant to the Company’s Senior Executive Short Term Incentive Plan (the “Incentive Plan”), which provides for the payment of cash bonuses based on performance measures and targets that are pre-established by the Committee; and

•

20 percent of each of the named executive officer’s STI Target Opportunity (the “Individual Opportunity”) would be based on the Committee’s subjective determinations regarding the named executive officer’s performance and individual contributions to the Company’s results.

The Committee established STI Target Opportunities for each of the named executive officers in the first quarter of 2022. The STI Target Opportunities were equal to a percentage of each of the named executive officer’s respective base pay amounts, with differences in percentages generally reflecting differences in levels of responsibility. Taking into account the breadth of Mr. Jordan’s and Mr. Watterson’s increased responsibilities and internal equity considerations, the Committee increased Mr. Jordan’s STI Target Opportunity from 135 percent of base to 200 percent of base, and increased Mr. Watterson’s STI Target Opportunity from 120 percent of base to 135 percent of base. Effective October 1, 2022, in connection with Mr. Watterson’s promotion to Chief Operating Officer, the Committee increased Mr. Watterson’s STI Target Opportunity from 135 percent of base to 150 percent of base, which was prorated for 2022. The Committee did not approve any other year-over-year increases in the named executive officers’ STI Target Opportunities, but chose to remain consistent with the STI Target Opportunities established for 2021 in an attempt to maintain internal and external equity to the extent feasible and thereby mitigate retention risks. The STI Target Opportunities, which are shown in the table below, were applicable to both the 80 percent Incentive Plan Opportunity and the 20 percent Individual Opportunity.

	2021 STI Target (Percentage of Base Salary)	2022 STI Target (Percentage of Base Salary)
Robert E. Jordan	135%	200%
Tammy Romo	135%	135%
Gary C. Kelly	200%	200%
Michael G. Van de Ven	150%	150%
Andrew M. Watterson	120%	135%/150%*
Mark R. Shaw	120%	120%

* Mr. Watterson’s STI Target Opportunity for 2022 was increased to 150 percent effective October 1, 2022, and was prorated for 2022.

The short-term incentive payout for each of the named executive officers could range from zero to 150 percent of the named executive officer’s STI Target Opportunity shown above (applicable to both the 80 percent Incentive Plan Opportunity and the 20 percent Individual Opportunity).

Performance-Based Short-Term Incentive Compensation Opportunities under the Incentive Plan and Related Payouts. Pursuant to the Incentive Plan, since 2013, the Committee has established the performance metrics and targets for the named executive officers’ 80 percent Incentive Plan Opportunity pursuant to the Company’s Management Incentive Scorecard (the “Scorecard”). The Committee believes the Scorecard mechanism has remained relevant and effective despite the significant and varying challenges faced by the Company over the years, including the challenges posed by the pandemic. In addition, the Committee believes there is value in maintaining a consistent structure for assessing short-term incentive payouts. In designing the Scorecard for 2022, the Committee deemed it of paramount importance to emphasize continued business recovery and progress towards returning to the Company’s historical reliability and efficiency. The Scorecard included specific weighted metrics corresponding with the Company’s business objectives and priorities and related major initiatives. The Committee also chose these metrics because of their relevance to the Company’s

Shareholders, Employees, and Customers for 2022. In particular, with the business beginning to stabilize at the time the performance metrics and targets were established, the Committee updated the financial metric in the Scorecard from core cash burn improvement for 2021 to net income (earnings) before interest, taxes, depreciation, and amortization (“EBITDA”), excluding special items as disclosed from time to time in the Company’s earnings releases and filings with the SEC, for 2022, and increased the Scorecard financial metric weighting from 30 percent to 45 percent.

The specific 2022 Scorecard metrics, targets, and weightings, as well as the results and payout percentages for 2022, are set forth in the table below.

2022 Management Incentive Scorecard

Category and Metric	Metric Weight	0% Threshold	50% Award	75% Award	100% Target	150% Max	2022 Final	% of Target(4)

Major Initiatives - Recovery response - Network improvements - ESG initiatives (DEI, Sustainability)	20.0%	Subjective (0%-150%)					83.5%	83.5%

EBITDA(1)	45.0%	$1.5B	$2.0B	$2.3B	$2.5B	$3.0B	$2.4B	86.8%

Ontime Performance(2)	20.0%	75.0%	77.5%	78.8%	80.0%	83.0%	73.2%	0.0%

NetPromoter Score(3)	15.0%	38.0%	45.3%	49.0%	52.7%	60.5%	51.9%	94.6%

Southwest Airlines Short-Term Enterprise Performance (Percent of Target)								69.9%

Ontime Performance Qualifier (5)(6):	In the event the Company’s Ontime Performance result is less than the 75% award target, but the Company’s Ontime Performance result places the Company as one of the top 4 performers in the domestic United States compared to the listing of Department of Transportation (DOT) marketing carriers, payout for the Ontime Performance metric will be the 75% award.

(1)	Excluding special items.
(2)	Number of scheduled flights that arrived less than 15 minutes after scheduled arrival time divided by total scheduled flights.
(3)	(Total promoters-total detractors) divided by total survey participants.
(4)	Payout percentage based on reported rounded actuals.
(5)

Placement based on number of scheduled flights that arrived less than 15 minutes after scheduled arrival time divided by total scheduled flights; Domestic only; Source: masFlight data; Uses brake-set in time.

(6)	DOT marketing carriers defined as all U.S. airlines with at least 0.5 percent of total domestic scheduled-service passenger revenues, as determined by the DOT’s Bureau of Transportation Statistics.

With respect to the subjective determinations associated with the three major initiatives listed in the Scorecard, the Committee weighed each of the three major initiatives equally. The Committee considered the December 2022 operational disruption and determined that the Company performed below target-level expectations in the category of recovery response and performed much below target-level expectations in the category of network improvements. With respect to ESG initiatives, including DEI and sustainability, the Committee determined that the Company performed above target-level expectations.

As noted above, the Committee continues to believe in the efficacy and relevance of the Scorecard structure, despite the significant variance in the types of challenges faced by the airline industry, for the following reasons, among others:

•

the Committee aligns the Scorecard metrics and targets to the Company’s business objectives and priorities, and the importance of this alignment was particularly evident during 2020, 2021, and 2022 when shifts in the Company’s focus were critical to the Company’s ability both to withstand the devastating financial and operational impacts of the COVID-19 pandemic and to enable stability and recovery;

•	the Committee also aligns the Scorecard metrics and targets with shifting Shareholder, Customer, and Employee priorities;
•

because the Scorecard goals are designed to be highly relevant to the Company and its Shareholders, Customers, and Employees, there is a strong correlation between the Scorecard and the manner in which the Company manages and measures its own performance; and

•	the use of a multi-dimensional and balanced guide for short-term incentives mitigates the risk that can be created when financial results are the only drivers of incentive payments.

When determining the performance level in the Scorecard, the Committee’s philosophy is to adhere to the payout specified for the quantitative level of performance almost without exception. The merit of this rigorous, balanced approach was evident in light of the December 2022 winter storm that led to a significant disruption of service affecting many customers. No exception or adjustment was made for this event and the negative effect on the achievement of the financial, on-time, and customer satisfaction metrics reduced what otherwise would have been an excellent overall performance level to 69.9 percent.

The Committee believes the Company’s achievement of the following results, notwithstanding the continued effects of the COVID-19 pandemic on the Company’s business and the December 2022 operational disruption, evidences alignment of the Scorecard results with Shareholder, Customer, and Employee interests:

•	the Company had record full-year operating revenues of $23.8 billion in 2022;
•

the Company preserved the strength of its balance sheet and maintained its investment grade ratings with Fitch, Moody’s, and Standard & Poor’s, remaining the only U.S. airline with an investment-grade credit rating by all three rating agencies;

•

The Company ended 2022 with liquidity of $13.3 billion, including $12.3 billion in cash and cash equivalents and short-term investments and a fully-available revolving credit line of $1.0 billion, well in excess of debt outstanding;

•	the Company earned its first annual net income, excluding special items, since 2019, before the COVID-19 pandemic began;
•	the Company carried 27.7 percent more revenue passengers in 2022 versus 2021;
•	the Company received 68 Boeing 737-8 aircraft during 2022, its most fuel efficient aircraft;
•

the Company supplemented its agreements with Boeing to provide the Company with increased flexibility to adjust its aircraft orders and thereby better enable it to (i) take advantage of potential growth opportunities, (ii) restore its network closer to pre-pandemic levels, (iii) lower operating costs, (iv) and further modernize its fleet with more fuel efficient and less carbon-intensive aircraft;

•

the Company implemented key technology initiatives, including, in particular, (i) a new fare product launch; (ii) a new human resources and payroll system; and (iii) a new business travel management system;

•

the Company announced its multi-year plan to modernize and transform the Customer Experience through, among other things (i) enhanced onboard WiFi connectivity, (ii) installation of power ports on certain aircraft, and (iii) installation of larger overhead bins on certain aircraft;

•

the Company announced an investment into SAFFiRE Renewables, LLC, a company formed by D3MAX, LLC, as part of a Department of Energy-backed project to develop and produce scalable sustainable aviation fuel (SAF) using corn stover;

•

the Company published its first ever Diversity, Equity, and Inclusion (DEI) Report, a companion piece to the Southwest One Report that takes a deeper dive into the Company’s DEI goals and initiatives and highlights the expected path forward;

•	the Company was named to Fortune’s World’s Most Admired Companies List;
•	the Company was named the top domestic airline for Customer Service by the 2022 Elliott Readers’ Choice Customer Service Awards;
•	the Company was named as one of Forbes’ 2022 America’s Best Employers;
•	the Company was named a Top 100 Company by BetterInvesting Magazine;
•	the Company was named to Glassdoor’s Best Places to Work list for the 13th consecutive year;
•	the Company was designated a 2022 Military Friendly Company by Viqtory;
•	the Company was named a Best Employer for Diversity 2022 by Forbes;
•	the Company was named a Best Employer for Women 2022 by Forbes; and
•	the Company was named a Best Place to Work for Disability Inclusion after achieving a top score on Disability:IN’s 2022 Disability Equality Index.

Individual Short-Term Incentive Determinations for the Named Executive Officers. In approving individual named executive officer subjective short-term incentive amounts, the Committee has historically taken into account (i) the named executive officer’s individual contributions to the Company’s performance (including individual performance relative to the factors covered by the Scorecard); (ii) the nature and extent of the Company’s accomplishments; (iii) input from the Chief Executive Officer with respect to the other named executive officers; (iv) individual contributions, roles, and responsibilities, which, by their nature, can involve subjective assessments; and (v) other factors the Committee deems significant. For 2022, the Committee exercised its discretion to award the individual contribution portion of the cash incentive opportunity for all of the Company’s senior vice presidents and above, including all of the named executive officers, at the same percentage as the Company performance, further aligning total short-term incentive compensation to Company performance. In making this determination, the Committee took into account the Company’s operational disruption in December 2022 and the fact that these individuals who, because of their roles and responsibilities, have the most accountability for the Company’s results.

Long-Term Incentive Compensation

During 2022, the Committee granted long-term incentive awards in the form of RSUs, performance-based RSUs, performance-based cash awards, and restricted cash awards. As discussed further below, the Committee continued to believe long-term incentive compensation should constitute a significant percentage of total compensation and thereby serve as (i) the primary method for bringing total direct compensation opportunities in line with market, (ii) a driver of the Company’s long-term performance through alignment of compensation opportunities with the Company’s long-term objectives, and (iii) a significant retention vehicle. The Committee believes the continued use of RSUs, performance-based RSUs, and cash incentive awards, as well as the introduction of restricted cash awards, enabled the Committee to maintain consistency with its historical emphasis on long-term incentive opportunities, including a significant percentage granted as performance-based opportunities. For 2022, the performance-based components of the aggregate long-term incentive awards constituted 50 percent of the total long-term incentive opportunity for each of the named executive officers. The Committee believes these structures aligned the named executive officers’ long-term incentive compensation with Shareholder interests without unnecessarily reducing the retention value of these awards.

Equity Awards

Objectives of Equity Compensation. Equity awards are used by the Company to (i) further align the interests of the Company’s senior leadership with the interests of the Company’s Shareholders, (ii) serve as a performance-based method to address the competitiveness of the Company’s compensation, and (iii) also serve as a long-term retention vehicle by incentivizing and rewarding achievement of the Company’s long-term objectives. In 2022, the Committee awarded equity incentive opportunities to attract and retain Employees at the manager level and above, as well as other targeted positions where equity awards are prevalent in the market in which the Company competes for those positions. With respect to other Employees, the Company has typically placed more emphasis on cash compensation.

Approach to Equity Compensation. The Committee has a long-held and consistent view that equity should constitute a strong component of overall compensation and a significant percentage of base pay. The

Committee applies its judgment in determining the size of equity awards, which involves (i) informing itself of practices and levels of equity pay in the market for a given position and (ii) thereby also informing itself of potential retention risks. For 2022, however, the Committee was also required to take into account the PSP Pay Restrictions. Because equity is valued at its full grant date fair value for purposes of calculating Total PSP Compensation, to comply with the PSP Pay Restrictions, the aggregate value of each of the named executive officer’s equity awards for 2022 was lower than would have otherwise been granted by the Committee for 2022. The Committee was not limited by the PSP Pay Restrictions with respect to its equity decisions in January 2020. As a result, equity as a percentage of both base pay and total compensation for each of the named executive officers decreased for 2021 and 2022, compared with 2020.

The Committee granted equity awards in the form of service-based, time-vesting RSUs and performance-based RSUs that are each settleable in shares of common stock. Total equity for the named executive officers consisted of 50 percent time-vesting RSUs and 50 percent performance-based RSUs. This allocation reflects the Committee’s desire to maintain performance-based compensation as a significant percentage of total compensation.

RSUs. The RSUs granted to the named executive officers in 2022 are settleable in shares of common stock and are scheduled to vest with respect to one-third of the shares covered thereby annually, which vesting began on February 21, 2023. Other than in connection with death, disability, or a “qualified retirement,” vesting is subject to the individual’s continued service as an Employee, Board member, or advisor through the vesting date. In the event of an individual’s death or disability, any of the individual’s RSUs that have not yet vested will fully vest as of the date of termination. If an individual’s service has terminated no earlier than 12 months after the date of grant, in the event of a “qualified retirement,” any outstanding unvested RSUs will remain outstanding as if the individual’s service has not terminated and will continue to vest in accordance with the schedule set forth in the notice of the grant. An individual’s termination of service will be considered a “qualified retirement” if (a) the individual has completed at least 10 years of continuous service, (b) the individual’s age plus completed years of continuous service equal at least 65 at the time of the individual’s termination of service, and (c) the individual has not been terminated for cause.

Performance-Based RSUs. Performance-based RSUs are also settleable in shares of common stock and will vest, if at all, on February 21, 2025. As shown in the table below and the Grants of Plan-Based Awards in Fiscal 2022 table, the number of shares that will be received by each of the named executive officers, as of the vesting date, if any, will be determined based on the Company’s achievement of the average Adjusted (after-tax) ROIC targets set forth in the table below over a three-year period; provided that, (i) in the event the Company’s return on invested capital relative to a specified peer group, as determined by the Committee using its reasonable efforts to assess return on invested capital on a comparable basis across the peer group (“Relative ROIC”), exceeds the median (i.e., 50th percentile) of the specified peer group, the minimum number of performance-based RSUs that will vest and the minimum number of shares of common stock to be issued as of the vesting date will be equal to the grant amount times 50 percent; and (ii) in the event the Company’s Relative ROIC ranks highest in the peer group, the minimum number of performance-based RSUs that will vest and the minimum number of shares of common stock to be issued as of the vesting date will be equal to the grant amount times 100 percent. In the event this peer group qualifier is used, the number of shares of the Company’s common stock to be issued as of the vesting date will be determined based on the Company’s relative position within the top half of the peer group.

The Committee’s determination of the appropriate metrics and targets for the performance-based RSUs encompassed considerations of what would drive extraordinary performance while also serving as a retention vehicle. As the Company worked to continue to recover from the COVID-19 pandemic and stabilize its business, its primary focus shifted away from liquidity, to its historical primary focus on its effectiveness in generating returns to its Shareholders. The Committee chose Adjusted ROIC (after-tax) as the primary long-term performance metric to further align the Company’s incentive compensation with the Company’s change in primary focus, reflecting what the Company believed would be most important to Shareholders at the time. The maximum 300 percent payout opportunity is designed to reward extraordinary results and to motivate and retain existing talent while aligning executive incentives with Shareholder interests.

Performance Period	Vesting Date	Adjusted ROIC (after- tax) in Performance Period(1)	Number of Performance-Based RSUs Vesting and Settleable in Common Stock as of the Vesting Date (1)(2)
January 1, 2022 through December 31, 2024	February 21, 2025(3)	7.0% or greater	Grant Amount x 10%
		8.0%	Grant Amount x 100%
		9.0%	Grant Amount x 200%
		12.0% or greater	Grant Amount x 300%

(1)

“Adjusted ROIC (after-tax)” means After-tax Adjusted Operating Income divided by Adjusted Average Invested Capital. “After-tax Adjusted Operating Income” means Operating income (calculated in accordance with Accounting Principles Generally Accepted in the United States (GAAP)) as adjusted to reflect the impact to Operating income from (a) fuel contracts (net), (b) special items, as disclosed from time to time in the Company’s earnings releases and filings with the Securities and Exchange Commission, (c) aircraft leases (net), and (d) fuel hedge premium expense, with each such adjustment tax affected, as appropriate. “Average Invested Capital” means an average of the five most recent quarter end balances of debt (long-term debt including current maturities), net present value of aircraft leases, and equity adjusted for hedge accounting, less cash and cash equivalents and short-term investments that exceed $6.0 billion. Adjusted ROIC (after-tax) for the Performance Period will be the average of the Adjusted ROIC (after-tax) over the three full fiscal years within the Performance Period. Adjusted ROIC (after-tax) for the Performance Period, as well as for any fiscal year during the Performance Period, shall never be deemed to be below zero. In addition, in the event of a change in the corporate tax rate that the Committee deems to significantly impact the Company’s Adjusted ROIC (after-tax) results, the Committee shall have the authority to adjust the Adjusted ROIC (after-tax) calculation in its sole discretion. The percentage of performance-based RSUs that will vest, if any, based on Adjusted ROIC (after-tax), will be interpolated between the Adjusted ROIC (after-tax) targets set forth above only after the minimum performance level has been achieved.

(2)

In the event the Company’s Relative ROIC exceeds the median (i.e., 50th percentile) of the specified peer group, the minimum number of performance-based RSUs that will vest and the minimum number of shares of common stock to be issued as of the vesting date will be equal to the grant amount times 50 percent. In the event the Company’s Relative ROIC ranks highest in the peer group, the minimum number of performance-based RSUs that will vest and the minimum number of shares of common stock to be issued as of the vesting date will be equal to the grant amount times 100 percent. In the event this peer group qualifier is used, the number of shares of the Company’s common stock to be issued as of the vesting date will be determined based on the Company’s relative position within the top half of the peer group.

(3)

Other than in connection with death, disability, or a “qualified retirement,” vesting is subject to the individual’s continuous service as an Employee, Board member, or advisor from the date of grant through the vesting date. In the event of an individual’s death or disability, the individual’s performance-based RSUs will remain outstanding as if the individual’s service had not terminated. If the individual’s service has terminated no earlier than 12 months after the date of grant, in the event of a “qualified retirement,” such individual’s performance-based RSUs will remain outstanding as if the individual’s service has not terminated and will otherwise be settleable in accordance with the notice of grant and applicable terms and conditions; however, the number of shares received upon settlement will be prorated based on the individual’s number of days of service between the date of grant and the end of the Performance Period. An individual’s termination of service will be considered a “qualified retirement” if (a) the individual has completed at least 10 years of continuous service; (b) the individual’s age plus completed years of continuous service equal at least 65 at the time of the individual’s termination of service; and (c) the individual has not been terminated for cause.

Individual Equity Determinations for the Named Executive Officers.

Chief Executive Officer. Taking into account Mr. Jordan’s increased responsibilities upon becoming Chief Executive Officer, effective February 1, 2022, as well as the PSP Pay Restrictions, the Committee granted Mr. Jordan long-term equity incentive awards with a total grant date fair value of $3,626,960 for 2022. Mr. Jordan’s aggregate equity award increased as a percentage of his base pay from 379 percent of his $515,000 base pay amount for 2021, to 518 percent of his $700,000 base pay amount effective February 1, 2022. This increase reflects the Committee’s emphasis on equity as a percentage of the Chief Executive Officer’s total direct compensation opportunity while taking into account the PSP Pay Restrictions.

Executive Chairman of the Board. Taking into account the PSP Pay Restrictions, as well as Mr. Kelly’s transition from Chief Executive Officer to Executive Chairman of the Board effective February 1, 2022, the Committee granted long-term equity incentive awards to Mr. Kelly with a total grant date fair value of $3,624,972, representing an 8.13 percent year-over-year decrease in value. Mr. Kelly’s aggregate equity award decreased as a percentage of his base pay from 526 percent of his $750,000 base pay amount for 2021, to 483 percent of his $750,000 base pay amount in effect immediately prior to February 1, 2022. Because of the Committee’s placement of significant importance on equity, the Committee did not desire to further reduce the aggregate value of Mr. Kelly’s equity grants for 2022.

Other Named Executive Officers. Also in accordance with the Committee’s philosophy that equity should constitute a strong component of total compensation, but taking into account the PSP Restrictions, as shown in the table below, each of the other named executive officer’s equity as a percentage of their base pay also decreased for 2022 compared with 2021.

	February 2021 Aggregate Equity Grant (1)	February 2022 Aggregate Equity Grant (2)
Tammy Romo	376%	315%
Michael G. Van de Ven	369%	306%
Andrew M. Watterson	368%	270%
Mark R. Shaw	377%	328%

(1)	Calculation is based on the named executive officers’ base pay amounts for 2021 on an annualized basis.
(2)	Calculation is based on the named executive officers’ base pay amounts for 2022 on an annualized basis, as approved by the Committee in February 2022.

All of the decreases above were due to the PSP Restrictions, as well as each individual’s year-over-year base salary increase, as discussed above in more detail under “Determination of 2022 Executive Compensation; Analysis of Individual Compensation Elements – Base Pay.” Because of Committee’s placement of significant importance on equity, the Committee did not desire to further reduce the aggregate value of these named executive officers’ equity grants for 2022.

Cash Incentive Awards and Restricted Cash Awards

During 2022, taking into account the PSP Pay Restrictions, the Committee continued to incorporate performance-based long-term cash incentive awards as an element of the named executive officers’ long-term incentive compensation. The payout of these awards will be dependent upon the same metrics and targets as are discussed above with respect to the named executive officers’ performance-based RSUs; however, in accordance with SEC rules, these awards are not included within the calculation of total compensation in the Summary Compensation Table for 2022. Therefore, they are also not included in the calculation of Total PSP Compensation. The grant of these awards is, however, shown in the Grants of Plan-Based Awards table. Amounts earned pursuant to these awards, if any, will be reported in the Summary Compensation Table for the year ending December 31, 2024.

In addition, during 2022, taking into account the retention risk for critical positions during the PSP Limitation Period, the Committee introduced restricted cash awards as an additional element of the named executive officers’ long-term compensation to add service incentive as the Company continued its work to recover from the COVID-19 pandemic and stabilize its business. The restricted cash awards granted to the named executive officers in 2022 are settleable in cash and are scheduled to vest with respect to one-third of the cash covered thereby annually, which vesting begins on April 15, 2023. Other than in connection with death, disability, or a “qualified retirement,” vesting is subject to the individual’s continued service as an Employee, Board member, or advisor through the vesting date. In accordance with SEC rules, the restricted cash awards are not included within the calculation of total compensation in the Summary Compensation Table for 2022. Therefore, they are also not included in the calculation of Total PSP Compensation. Amounts earned pursuant to these awards, if any, will be reported in the Summary Compensation Table for the year in which the amounts are paid.

Objectives of Cash Incentive Awards and Restricted Cash Awards. As discussed above, the continued incorporation of performance-based long-term cash incentive awards enabled the Committee to maintain consistency with its historical emphasis on providing fair compensation opportunities in the form of long-term incentive compensation, including a significant percentage granted as performance-based opportunities, while driving performance to serve the best interests of Shareholders. The Committee believes the introduction of restricted cash awards served as an additional method for bringing total direct compensation opportunities in line with market. In addition, both of these awards enabled the Committee to deliver what it believed to be fair long-term compensation opportunities in an attempt to mitigate retention risks. The Committee deemed it prudent to position the Company to retain its current leaders while continuing its work to recover from the COVID-19 pandemic and stabilize its business.

Individual Long-Term Cash Incentive Award and Restricted Cash Award Determinations for the Named Executive Officers.

Chief Executive Officer and Executive Chairman of the Board. The potential value of Mr. Jordan’s and Mr. Kelly’s long-term cash incentive and restricted cash awards was designed to achieve a fair future total direct compensation opportunity for each individual, while addressing Shareholder interests by retaining an equal mix of time-based and performance-based long-term incentive awards. Reflecting these goals, the target value of Mr. Jordan’s long-term cash incentive and restricted cash awards, when combined with his equity awards, resulted in a target value equal to 800 percent of his base pay effective as of February 1, 2022. The target value of Mr. Kelly’s long-term cash incentive and restricted cash awards, when combined with his equity awards, resulted in a target value equal to 800 percent of his base pay immediately prior to February 1, 2022.

Other Named Executive Officers. As with Mr. Jordan and Mr. Kelly, the incorporation of long-term cash incentive and restricted cash awards as elements of long-term incentive compensation enabled the Committee to provide each of the other named executive officers with what the Committee believed to be a fair future total direct compensation opportunity, while addressing Shareholder interests. Furthermore, the incorporation of these awards enabled the Committee to maintain internal equity for the named executive officers relative to each other and also relieve some of the pay compression that would have otherwise resulted with respect to the rest of the Company’s employee population.

Restricted Cash Performance Awards

During 2022, taking into account the PSP Pay Restrictions, the Committee employed restricted cash performance awards as an additional element of the named executive officers’ compensation opportunity. The amount of cash to be received pursuant to each restricted cash performance award, which can range from zero to 100 percent of the award, is scheduled to vest on April 15, 2023, and will be subject to the Committee’s assessment of the individual’s contributions to the Company’s strategic plan and the individual’s continued employment through April 15, 2023 (other than in connection with death or disability). The Committee believes the restricted cash performance awards serve as (i) an additional method for bringing total direct compensation opportunities in line with market, (ii) a driver of the Company’s performance through alignment of compensation opportunities with the Company’s strategic plan, and (iii) a significant retention vehicle while the Company completes its near-term work to recover from the COVID-19 pandemic and stabilize its business. In accordance with SEC rules, the restricted cash performance awards are not included within the calculation of total compensation in the Summary Compensation Table for 2022. Therefore, they are also not included in the calculation of Total PSP Compensation. Amounts earned pursuant to these awards, if any, will be reported in the

Summary Compensation Table for 2023. As shown below, the named executive officers received the following restricted cash performance awards during 2022:

Maximum Restricted Cash Performance Award Opportunity
Robert E. Jordan	$1,284,000
Tammy Romo	$259,800
Gary C. Kelly	$612,000
Michael G. Van de Ven	$285,600
Andrew M. Watterson	$177,600
Mark R. Shaw	$170,300

Retirement and Related Benefits

401(k) and Profit Sharing. The Committee does not specifically consider the value of its tax-qualified retirement plans when establishing other compensation elements and amounts for the named executive officers because of the broad-based nature of these benefits. Southwest offers tax-qualified 401(k) and profit sharing plans to all eligible Employees, including the named executive officers. Southwest’s Company 401(k) and profit sharing plans are intended to be competitive in the market and include five-year graded vesting provisions that are designed to contribute to Employee loyalty and retention. Southwest’s Company 401(k) plan provides for a dollar-for-dollar match on contributions made to the 401(k) plan by non-Pilot Employees, subject to limits specified by the Board and the Internal Revenue Code and applicable U.S. Treasury Regulations. Southwest also sponsors a Pilots’ 401(k) plan that gives each eligible Pilot a fully-vested non-elective Company contribution equal to 15.0 percent of such Pilot’s eligible compensation, whether or not the Pilot makes his or her own contributions to the plan.

Southwest’s profit sharing plan provides for a discretionary annual Company contribution to Employee accounts equal to an amount determined by the Board in its sole discretion. With respect to the 2022 plan year, for all Employees, the Company allocated approximately 2.07 percent of each Employee’s eligible compensation as a contribution to the profit sharing plan. The profit sharing plan is intended to serve as an incentive and reward to Employees because the plan is based on overall Company profitability. The numbers in the “All Other Compensation” column of the Summary Compensation Table reflect, in part, fluctuations in profit sharing contributions based on fluctuations in the Company’s profitability for the three years covered by the table, as well as the number of total Employees eligible to participate in the plan. No contributions were made to the profit sharing plan for the 2020 plan year due to the Company’s 2020 annual net loss.

Nonqualified Deferred Compensation. Southwest offers nonqualified deferred compensation arrangements to a select group of Employees who are subject to certain limits established by the Internal Revenue Code with respect to qualified plan contributions. Because these arrangements, by their nature, are tied to the qualified plan benefits, they have not been considered when establishing salary and bonus elements and amounts. The Company’s excess benefit plan is available to a select group of Employees with Company contribution amounts that cannot be contributed to the 401(k) or profit sharing plans due to the qualified plan contribution limits of Section 415(c) of the Internal Revenue Code. Individuals eligible to participate in the excess benefit plan, including the named executive officers, but who do not elect to participate, receive payment in the form of cash equal to the contribution the individual would have otherwise been entitled to receive under the profit sharing and 401(k) plans, but for the application of the limits of Section 415(c) of the Internal Revenue Code. The cash payment is made at the same time as the individual would have otherwise received a contribution to the excess benefit plan. The excess benefit plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2022.”

The Company has also adopted the Deferred Compensation Plan for Senior Leadership and Non-Employee Members of the Southwest Airlines Co. Board of Directors (the “SMC Deferred Compensation Plan”). Under the SMC Deferred Compensation Plan, officers of the Company who are not eligible to participate in the Company’s 2005 Deferred Compensation Plan for Pilots may, before the beginning of each plan year, irrevocably elect to defer up to 50 percent of their salary otherwise payable to them for such plan year and 100 percent of any bonus amounts they earn for such plan year. Under the SMC Deferred Compensation Plan, non-Employee members of the Board also may, before the beginning of each plan year, irrevocably elect to contribute all or a portion of their annual cash retainer fees otherwise payable to them for such plan year. The SMC Deferred Compensation Plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2022.” Southwest also maintains two nonqualified deferred compensation plans that are available to Pilots only, pursuant to the terms of their collective bargaining agreement. In addition, through January 31, 2022, Mr. Kelly had an individual deferred compensation arrangement (the “Prior Letter Agreement”), which was originally established in 2004, pursuant to which the Company credited to Mr. Kelly’s account an amount equal to any Company contributions that would have otherwise been made on his behalf to the Company’s qualified 401(k) and profit sharing plans, but that exceeded the limits under Sections 415(c) and 401(a)(17) of the Internal Revenue Code for qualified plans. Under the Prior Letter Agreement, Mr. Kelly’s deferred compensation bore interest at a rate of ten percent, the interest rate established in 1982 when the first arrangement of this type was put into place with respect to the Company’s former Chairman and Chief Executive Officer, Mr. Herbert D. Kelleher. Effective February 1, 2022, Mr. Kelly entered into his New Letter Agreement, and the Prior Letter Agreement was terminated. Under the New Letter Agreement, deferred compensation contributions to Mr. Kelly’s account will cease after the 2022 plan year. In addition, beginning January 1, 2023, interest on the balance of deferred compensation credited to Mr. Kelly’s account is equal to 120 percent of the Applicable Federal Long-Term Rate for January 2023, compounded annually. Mr. Kelly’s deferred compensation arrangement is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2022.”

Change-in-Control Arrangements

The Company has established change-in-control arrangements for all of its Employees for the purpose of offering protection in the event of a termination of employment following a change-in-control. All officers of the Company, including the named executive officers, are parties to the Company’s Executive Service Recognition Plan Executive Employment Agreements. In general, in the event of termination subsequent to a change-in control, these agreements provide for a maximum incremental benefit approximately equal to (i) one year of salary and (ii) two years of bonus. The Company does not expect that the PSP Pay Restrictions will affect the terms of the Company’s Executive Service Recognition Plan Executive Employment Agreements for the named executive officers. The terms of these arrangements are discussed in detail below under “Potential Payments Upon Termination or Change-in-Control.” The remainder of the Company’s Employees are provided change-in-control benefits through the Company’s Change of Control Severance Pay Plan (to the extent they are not otherwise beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough).

The Company’s change-in-control arrangements were all put in place in the 1980s and do not have any impact on the Company’s other compensation elements because any incremental benefit from these arrangements is not triggered unless there is a termination of employment following a change-in-control. The Company believes it is appropriate to keep these arrangements in place, in particular for the Company’s officers, because the Company believes they serve to (i) continue to attract and retain well-qualified executive personnel and (ii) enhance the ability of the Company to retain officers to carry on the Company’s business as usual in the event of any real or rumored possibilities of a change-in-control of the Company. In particular, with respect to the Chief Executive Officer, a change-in-control arrangement is intended to provide some assurance that, should the Company receive proposals from third parties with respect to its future, he can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate.

Perquisites and Other Benefits

All of the Company’s Employees and their immediate family members are eligible to fly free on Southwest Airlines on a standby basis, and directors and officers of the Company and their spouses and qualified dependent children are eligible to fly free on Southwest Airlines on a reserved seat basis. In addition, during 2022, officers of the Company were entitled, at their election, to an annual deposit of 245,000 Rapid Rewards points to their Rapid Rewards account. During 2022, the Company’s officers were also eligible, at their election, to participate in an executive health program that is part of the Southwest Airlines Co. Welfare Benefit Plan. Also, from time to time, the Company prefers officers use a car service in the interest of safety and efficiency. The Committee believes these benefits are commensurate with the benefits offered by others in the market in which the Company competes for executive talent.

The named executive officers, like the Company’s other contract and non-contract Employees, also participate in various Employee benefit plans, including medical and dental care plans; life, accidental death and dismemberment and disability insurance; and paid time off, which are not taken into account when establishing the named executive officers’ salary and short-term incentive elements and amounts.

Significant Corporate Governance and Compensation Policies and Practices

Clawback Policy. The Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

Share Ownership Guidelines. The Committee has adopted share ownership guidelines for the Company’s executive officers and Board members. The Company’s Chief Executive Officer is expected to meet a share ownership level with a value equal to or exceeding five times his annual base salary, and all other executive officers are expected to meet a share ownership level with a value equal to or exceeding three times their annual base salary. Members of the Board are expected to meet a share ownership level with a value equal to or exceeding three times their annual cash retainer for Board services. “Share ownership” is defined to include shares of the Company’s common stock (including shares held in the Company’s profit sharing plan), unvested RSUs, and performance shares held pursuant to the Company’s Outside Director Incentive Plan. The Company’s executive officers are expected to meet the stated ownership levels within five years of becoming an executive officer. Members of the Board are expected to meet the stated ownership level within three years of becoming a Board member. The Committee has the authority to monitor and adjust these ownership guidelines as it deems appropriate from time to time. All of the Company’s executive officers, including the named executive officers, and all of the Company’s Board members meet the requirements of the Company’s share ownership guidelines. In addition to the Company’s share ownership guidelines, (i) the Company’s Insider Trading Policy prohibits Employees (including officers) and the Company’s Board members from entering into hedging transactions with respect to the Company’s securities; and (ii) the Company’s Blackout and Pre-Clearance Procedures, which supplement its Insider Trading Policy, prohibit the Company’s officers and Board members from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Limitation on Severance Payments. The Board has adopted a limitation on severance payments within the Company’s Corporate Governance Guidelines. The Company will not enter into any agreement that provides for severance payments to an executive officer subject to §16(b) of the Securities Exchange Act (“Executive Officer”) directly related to the Executive Officer’s termination of employment, in an amount that exceeds 2.99 times the sum of (i) the Executive Officer’s base salary plus (ii) target annual bonus opportunity, without seeking Shareholder advisory or other approval of such agreement. Severance payments do not include: (1) accrued but unpaid base salary or vacation pay through the termination date and reimbursement for any expenses validly incurred prior to the termination date; (2) any payment in respect of the Executive Officer’s bonus for the year of termination or other unpaid bonus or award owed by the Company to the Executive Officer under any compensation plan or agreement; (3) any payment in consideration for services provided to the Company following the termination date (e.g., consulting or advisory services); (4) any payment arising from the Executive Officer’s death or disability; or (5) settlements of claims asserted against the Company by the Executive Officer. Unless otherwise delegated to the Committee, the Board shall make all determinations regarding the application and operation of these severance guidelines in its sole discretion.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on such review and discussion and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this Proxy Statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and in this Proxy Statement.

COMPENSATION COMMITTEE

David W. Biegler, Chair
J. Veronica Biggins
Douglas H. Brooks
Nancy B. Loeffler
Christopher P. Reynolds
Ron Ricks

Summary Compensation Table

The following table provides information with respect to compensation earned by the named executive officers for the years ended December 31, 2022, 2021, and 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Robert E. Jordan	2022	676,875	195,720	3,626,960	782,880	—	51,525	5,333,960
Chief Executive	2021	510,709	103,481	1,954,029	405,645	—	75,472	3,049,336
Officer & President*	2020	440,167	139,050	2,482,452	511,704	—	26,000	3,599,373

Tammy Romo	2022	534,737	101,292	1,691,178	405,166	—	48,730	2,781,103
Executive Vice President	2021	516,658	104,898	1,957,521	411,199	—	76,048	3,066,324
& Chief Financial Officer	2020	445,192	140,670	2,509,532	517,666	—	26,000	3,639,060

Gary C. Kelly	2022	509,375	132,810	3,624,972	531,240	141,026	129,780	5,069,203
Executive Chairman of	2021	643,750	201,016	3,945,578	787,984	128,205	113,223	5,819,756
the Board & former	2020	562,500	300,000	7,125,017	1,104,000	107,221	36,365	9,235,103
Chief Executive Officer**

Michael G. Van de Ven	2022	583,962	122,905	1,794,459	491,622	—	52,297	3,045,245
Former President & Chief	2021	564,258	129,948	2,100,988	509,396	—	84,062	3,388,652
Operating Officer***	2020	486,267	170,700	3,092,540	628,176	—	26,000	4,403,683

Andrew M. Watterson (7)	2022	538,754	110,535	1,450,188	442,140	—	47,694	2,589,311
Chief Operating	2021	487,512	94,668	1,800,089	371,098	—	69,650	2,823,017
Officer****

Mark R. Shaw (7)	2022	492,600	82,941	1,619,613	331,763	—	46,659	2,573,576
Executive Vice President
& Chief Legal &
Regulatory Officer and
Corporate Secretary

*Mr. Jordan served as Executive Vice President and Incoming Chief Executive Officer from June 30, 2021 until February 1, 2022, when he became Chief Executive Officer. Effective January 1, 2023 he became President.

**Mr. Kelly served as Chairman of the Board and Chief Executive Officer through January 31, 2022, and became Executive Chairman of the Board effective February 1, 2022.

***Mr. Van de Ven served as President & Chief Operating Officer through September 30, 2022, and as President through December 31, 2022, when he ceased to be an executive officer of the Company.

****Mr. Watterson served as Executive Vice President & Chief Commercial Officer through September 30, 2022, and became Chief Operating Officer effective October 1, 2022.

(1)

The table below shows annual base salaries effective during 2021 and 2022. Differences between the annualized numbers and the salaries reported in the table above reflect the fact that salary adjustments were not always in effect for the full year periods.

	Base Salary Effective Dates
	2021			2022
Name	January 1	February 1	July 1	February 1	October 1
Robert E. Jordan	$515,000	—	—	$700,000	—
Tammy Romo	$521,000	—	—	$536,700	—
Gary C. Kelly	$600,000	—	$750,000	$475,000	—
Michael G. Van de Ven	$569,000	—	—	$586,100	—
Andrew M. Watterson	—	$489,300	—	$536,700	$575,000
Mark R. Shaw	—	$480,000	—	$494,400	—

(2)

In accordance with the SEC’s rules, for each year, the amount disclosed reflects bonuses/non-equity incentive plan compensation paid with respect to such year, whether or not actually paid in such year.

(3)

Awards consist of RSUs and performance-based RSUs that are settleable in shares of common stock. The values included in this column represent the grant date fair value of these awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 determined without regard to forfeitures. The assumptions used in calculating the values for fiscal 2022 are included in Note 10 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The ultimate value of each of the named executive officer’s performance-based RSUs granted in 2022, and the number of shares to be issued, if any, as of the vesting date will be based on (a) the Company’s achievement of Adjusted ROIC (after-tax) for the performance period from January 1, 2022, through December 31, 2024 and (b) the Company’s Return on Invested Capital for the same performance period, but relative to the Company’s peers. The maximum potential value of each of the named executive officer’s performance-based RSUs is set forth in the table below; however, the value of these performance-based RSUs is completely at risk.

Name	Value ($)
Robert E. Jordan	5,440,440
Tammy Romo	2,536,767
Gary C. Kelly	5,437,458
Michael G. Van de Ven	2,691,689
Andrew M. Watterson	2,175,281
Mark R. Shaw	2,429,419

(4)

Amounts consist of short-term incentive compensation earned based upon performance measures and targets established pursuant to the Company’s Senior Executive Short Term Incentive Plan. This plan and the awards earned thereunder are discussed in detail above under “Compensation Discussion and Analysis – Short-Term Incentive Compensation.”

(5)

Consists of above-market earnings on deferred compensation provided pursuant to a deferred compensation arrangement between the Company and Mr. Kelly, which was in effect through January 31, 2022 (“Prior Letter Agreement”). Mr. Kelly’s deferred compensation arrangement is discussed in more detail above under “Compensation Discussion and Analysis – Retirement and Related Benefits” and below under “Nonqualified Deferred Compensation in Fiscal 2022.”

(6)

This column includes the following types of compensation, which are discussed in more detail above under “Compensation Discussion and Analysis – Retirement and Related Benefits” and below under “Nonqualified Deferred Compensation in Fiscal 2022”: (i) Company contributions to the Southwest Airlines Co. 401(k) Plan (“Company 401(k) Match”); (ii) Company profit sharing allocations earned with respect to 2022 and contributed to eligible Employees’ profit sharing plan accounts in 2023 (“Profit Sharing Contribution”); (iii) with respect to officers other than Mr. Kelly, a cash payout equal to the Company’s total profit sharing allocation rate times their eligible earnings above the Internal Revenue Code Section 401(a)(17) limit for tax-qualified plans (each referred to as a “401(a)(17) Excess Payout”); (iv) with respect to Mr. Kelly, a Company contribution made pursuant to his Prior Letter Agreement, which amount was earned with respect to 2022 and contributed in 2023; (v) with respect to Mr. Kelly, perquisites including free travel on Southwest Airlines, an annual deposit of 245,000 Rapid Rewards points to Mr. Kelly’s Rapid Rewards account, Company paid physicals for Mr. Kelly and his spouse, and the Company’s reimbursement of all out-of-pocket expenses (including premiums and deductibles) that Mr. Kelly and/or his spouse incur under any Company medical benefit plan or program in accordance with Mr. Kelly’s New Letter Agreement; and (vi) with respect to Mr. Kelly, a one-time payout for unused paid time off hours in accordance with the terms of Mr. Kelly’s New Letter Agreement.

Name	Company 401(k) Match ($)	Profit Sharing Contribution ($)	401(a)(17) Excess Payout ($)	Contribution Pursuant to Mr. Kelly’s Prior Letter Agreement ($)	Perquisites ($)	Paid Time Off Payout Pursuant to Mr. Kelly’s New Letter Agreement ($)
Robert E. Jordan	27,000	6,307	18,218	—	—	—
Tammy Romo	27,000	6,307	15,423	—	—	—
Gary C. Kelly	27,000	6,307	—	25,851	13,895	56,727
Michael G. Van de Ven	27,000	6,307	18,990	—	—	—
Andrew M. Watterson	27,000	6,307	14,387	—	—	—
Mark R. Shaw	27,000	6,307	13,352	—	—	—

(7)

In accordance with SEC rules, 2021 was the first year for which Mr. Watterson was required to be included in the proxy statement executive compensation tables, and 2022 was the first year for which Mr. Shaw was required to be included in the proxy statement executive compensation tables.

The Compensation Committee’s determinations regarding the amount of executive salary and bonus/non-equity incentive plan compensation in proportion to total compensation are discussed in detail above under “Compensation Discussion and Analysis.”

CEO Pay Ratio

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the rules of the SEC, the Company is providing the following information about the relationship of the median of the total annual compensation of all Employees of the Company and the total annual compensation of Mr. Kelly, the Company’s Chief Executive Officer until February 1, 2022, and Mr. Jordan, the Company’s Chief Executive Officer since February 1, 2022. For purposes of the calculation, the Company has calculated the compensation provided to each person who served as Chief Executive Officer during 2022 for the time he served as Chief Executive Officer, and combined those figures.

For 2022, the Company’s last completed fiscal year:

•	the total annual compensation of the Company’s median Employee was $86,599;

•

the total annual compensation of the Company’s Chief Executive Officer, as reported in the above Summary Compensation Table, using Mr. Kelly’s base salary and above-market nonqualified deferred compensation earnings until February 1, 2022, and Mr. Jordan’s total compensation thereafter, was $5,504,361; and

•

based on this information, for 2022, the ratio of the total annual compensation of the Company’s Chief Executive Officer to the median Employee’s total annual compensation was reasonably estimated to be 63.6 to 1 (the “2022 Pay Ratio”).

The Company calculated 2022 compensation for the median Employee using the same methodology used to calculate the total annual compensation of the Company’s Chief Executive Officer, as reported in the above Summary Compensation Table.

There were no material changes to the Company’s Employee population or compensation programs for 2022 that the Company believed would significantly impact the pay ratio disclosure for 2022, as compared with 2021. Therefore, as permitted by SEC rules, for purposes of determining the 2022 Pay Ratio, the Company used the same median Employee who was identified for purposes of the Company’s fiscal 2021 disclosure. The following describes the methodology used to identify the Company’s median Employee for 2021:

•

The Company determined that, as of October 10, 2021, its Employee population, for purposes of determining the median Employee under the SEC’s rules, consisted of approximately 58,313 individuals, whether employed on a full-time, part-time, or temporary basis.

•

The Company used a consistently applied compensation measure to identify its median Employee by comparing the amount of compensation reflected in its payroll records, as reported to the Internal Revenue Service (“IRS”) on Form W-2 for 2021.

•

The Company identified its median Employee by consistently applying this compensation measure to all of its Employees included in its analysis. The Company did not make any cost of living adjustments in identifying the median Employee. The Company annualized the compensation for its permanent Employees that were not employed for all of 2021.

Pay Versus Performance Table
As required by Item 402(v) of Regulation
S-K,
the Company is providing the following information regarding the relationship between executive compensation and the Company’s financial performance for each of the last three completed fiscal years. In determining the “compensation actually paid” (“CAP”) to the Company’s named executive officers (“NEOs”), the Company is required to make various adjustments to amounts that have been reported in the Summary Compensation Table (“SCT”), as the SEC’s valuation methods for this Pay Versus Performance Table (“PVPT”) differ from those required in the SCT. The dollar amounts reported in each column (c) below represent the amount of CAP to each principal executive officer (“PEO”), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to the applicable PEO during the applicable year. The dollar amounts reported in column (e) below represent the amount of average CAP to the non-PEO
named executive officers, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to the non-PEO
named executive officers during the applicable year.

Fiscal Year	SCT Total for First PEO ($)	SCT Total for Second PEO ($)	CAP to First PEO ($) (1) (3)	CAP to Second PEO ($) (1) (3)	Average SCT Total for Non-PEO NEOs ($)	Average CAP to Non-PEO NEOs ($) (2) (3)	Value of $100 Investment From 12/31/19 Based On:		Net Income ($) (in millions)	Company -Selected Measure Adjusted ROIC (After- Tax) (%) (5)
							TSR ($)	Peer Group TSR ($) (4)
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	5,069,203	5,333,960	4,168,811	4,758,729	2,747,309	2,695,718	63	48	539	7.6
2021	5,819,756	—	6,016,459	—	3,143,196	3,170,562	80	74	977	(7.3)
2020	9,235,103	—	(2,617,790)	—	4,011,450	(430,772)	87	76	(3,074)	(23.2)

(1)	Reconciliation of Equity Component of CAP—PEOs.

	2022	2021	2020
FIRST PEO (Gary C. Kelly) – SCT TOTALS	$5,069,203	$5,819,756	$9,235,103
(Deduct):
Fair value of equity awards granted during the year from the SCT	(3,624,972)	(3,945,578)	(7,125,017)
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year	2,701,479	3,631,118	2,918,765
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	(180,578)	(227,060)	(7,980,600)
Change in fair value of equity awards granted in prior years that vested during the year	203,679	738,223	333,959
Equity awards granted in prior years that were forfeited during the year	—	—	—
Dividends or other earnings paid on equity awards during the year	—	—	—
Total Equity Award Related Adjustments	2,724,580	4,142,281	(4,727,876)
CAP TOTALS	4,168,811	6,016,459	(2,617,790)

	2022	2021	2020
SECOND PEO (Robert E. Jordan) – SCT TOTALS	$5,333,960	$	$
(Deduct):
Fair value of equity awards granted during the year from the SCT	(3,626,960)	—	—
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year	2,702,960	—	—
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	273,506	—	—
Change in fair value of equity awards granted in prior years that vested during the year	75,263	—	—
Equity awards granted in prior years that were forfeited during the year	—	—	—
Dividends or other earnings paid on equity awards during the year	—	—	—
Total Equity Award Related Adjustments	3,051,729	—	—
CAP TOTALS	4,758,729	—	—

The Company’s SCT does not include pension service cost or
any
prior service cost. In the fiscal years above for the PEOs, the Company did not have any equity awards that were granted and vested in the same year, and did not have any forfeitures of prior awards. Dividends are not paid on unvested shares. To compute CAP, the Company used “Total Equity Award Related Adjustments,” as noted in the reconciliations above, in place of “Fair Value of Equity Awards granted during the year from SCT” for each applicable fiscal year.

(2)	Reconciliation of Equity Component of CAP – average for non PEOs.

	2022	2021	2020
NON-PEO NEOS AVERAGE SCT TOTALS	$2,747,309	$3,143,196	$4,011,450
(Deduct):
Fair value of equity awards granted during the year from the SCT	(1,638,860)	(1,982,723)	(2,794,266)
Add (subtract) Equity Award Adjustments:
Fair value at year end of equity awards granted during the year	1,221,346	1,824,701	1,144,672
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	291,943	(82,099)	(2,920,636)
Change in fair value of equity awards granted in prior years that vested during the year	73,980	267,487	128,008
Equity awards granted in prior years that were forfeited during the year	—	—	—
Dividends or other earnings paid on equity awards during the year	—	—	—
Total Equity Award Related Adjustments	1,587,269	2,010,089	(1,647,956)
AVERAGE CAP TOTALS	2,695,718	3,170,562	(430,772)
The Company’s SCT does not include pension service cost or any prior service cost. In the fiscal years above for the non-PEO
NEOs, the Company did not have any equity awards that were granted and vested in the same year, and did not have any forfeitures of prior awards. Dividends are not paid on unvested shares. To compute CAP, the Company used “Total Equity Award Related Adjustments,” as noted in the reconciliations above, in place of “Fair Value of Equity Awards granted during the year from SCT” for each applicable fiscal year. The NEOs included in this table are Tammy Romo and Michael G. Van de Ven for years 2020 through 2022; Thomas M. Nealon and Robert E. Jordan for years 2020 through 2021; Andrew M. Watterson for years 2021 and 2022; and Mark R. Shaw for 2022.

(3)
See “Compensation Discussion and Analysis – Determination of 2022 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation – Equity Awards – Performance-Based RSUs” for a discussion of the vesting provisions and requirements associated with the Company’s performance-based RSUs. The performance-based RSUs granted in 2019 and 2020 that were scheduled to vest in February 2022 and February 2023, respectively, lost all value and paid out at zero percent due to the Company’s performance results during the
COVID-19
pandemic. The valuation of the performance-based RSU portion of the Equity Awards for purposes of computing CAP required the following valuation assumptions:

Performance- based RSU Grant Year	Percent Vesting Assumption at December 31, 2019 (%)	Percent Vesting Assumption at December 31, 2020 (%)	Percent Vesting Assumption at December 31, 2021 (%)	Percent Vesting Assumption at December 31, 2022 (%)
2022	—	—	—	100
2021	—	—	100	300
2020	—	0	0	0
2019	200	0	0	—
2018	200	151.3	—	—
2017	196.3	—	—	—

(4)	The Company is using the NYSE ARCA Airline Index for calculating its peer group Total Shareholder Return (“TSR”) to be consistent with its 2022 Annual Report on Form 10-K.

(5)
The Company-Selected Measure, Adjusted ROIC
(after-tax)
,
is calculated in the manner set forth in “Compensation Discussion and Analysis – Determination of 2022 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation – Equity Awards – Performance-Based RSUs.”

Narrative Disclosure to Pay Versus Performance Table
Relationship between CAP and cumulative TSR
. TSR is not a financial performance metric used by the Company to determine executive compensation for any of its named executive officers. However, as discussed in “Compensation Discussion and Analysis” in the Executive Summary section, the Company has granted RSUs and performance-based RSUs, the ultimate value of which will be tied to the Company’s stock price at the time of the respective vestings.

Since 2020, the
COVID-19
pandemic has had a severely negative impact on the airline industry, including, most recently, the Omicron variant in early 2022. The table below shows a comparison of annual TSRs, including cumulative TSRs, between the Company and its peer group. CAP for the Company’s NEOs generally correlated with the directional movement of TSR and, as evidenced by the table below, the Company’s TSR was generally stronger than its peer group.

Year	Company TSR (%)	Peer Group TSR (%)
2022	(21.25)	(35.14)
2021	(8.05)	(2.63)
2020	(13.00)	(24.00)
Cumulative	(37.00)	(52.00)
Relationship between CAP and GAAP net income
. GAAP net income is not a financial performance metric directly used by the Company to determine executive compensation for any of its named executive officers. However, as discussed in “Compensation Discussion and Analysis – Determination of 2022 Executive Compensation; Analysis of Compensation Elements – Short-Term Incentive Compensation,” for 2022, GAAP net income was a component of the EBITDA calculation for determining 45% of the Scorecard results. Further, as discussed in “Compensation Discussion and Analysis – Determination of 2022 Executive Compensation; Analysis of Compensation Elements – Long-Term Incentive Compensation – Equity Awards – Performance-Based RSUs,” for 2022, Operating income (a portion of GAAP net income) is a component of the Adjusted ROIC
(after-tax)
calculation used to determine the percent of performance-based RSUs granted in 2022 that will vest in 2025.
For 2021, GAAP net income was a component of the average daily core cash burn calculation for determining 30% of the 2021 Scorecard results. Also, for 2021, GAAP net income is a component of the EBITDA calculation used to determine the percent of performance-based RSUs granted in 2021 that will vest in 2024.
Operating income (a portion of GAAP income) has also been a component of (i) the ROIC calculation used to determine the percent of performance-based RSUs granted in 2020 that were scheduled to vest in 2023, (ii) the ROIC calculation used to determine the percent of performance-based RSUs granted in 2019 that were scheduled to vest in 2022, (iii) the ROIC calculation used to determine the percent of performance-based RSUs granted in 2018 that vested in 2021, and (iv) the ROIC calculation used to determine the percent of performance-based RSUs granted in 2017 that vested in 2020. As can be observed in the PVPT, CAP for the Company’s NEOs generally correlated with the directional movement of GAAP net income.
Relationship between CAP and the Company Selected Measure (Adjusted ROIC
(after-tax))
. As discussed in “Compensation Discussion and Analysis,” a significant portion of the Company’s compensation for its named executive officers is in the form of performance-based RSUs. As further discussed in “Compensation Discussion and Analysis,” with respect to performance-based RSUs granted in 2022, the number of performance-based RSUs vesting and settleable in shares of common stock at the 2025 vesting date is based entirely on the Company’s achievement of Adjusted ROIC
(after-tax)
targets, and can range from zero to 300 percent of the applicable performance-based RSU stock award. For 2022, the Company achieved Adjusted ROIC
(after-tax)
of 7.6 percent, and the Company accordingly maintained its percent vesting assumption at December 31, 2022, at 100 percent of the 2022 performance-based RSU stock award for each named executive officer.
With the exception of 2021 when equity grants were made during the
COVID-19
pandemic, the Company has historically granted performance-based RSUs using a form of ROIC as the sole performance metric for determining the number of performance-based RSUs vesting and settleable in shares of common stock at the applicable vesting date. For 2021, during the pandemic, the Company chose adjusted EBITDA as the primary long-term performance metric to further align the Company’s incentive compensation with the Company’s change in primary focus to liquidity, reflecting what the Company believed would be most important to Shareholders at the time. During 2020, the Company’s equity grants took place before the start of the COVID pandemic, and the Company used
after-tax
ROIC as the sole performance metric for determining the number of performance-based RSUs vesting and settleable in shares of common stock at the applicable vesting date. Those shares were scheduled to vest in February 2023, but lost all value and paid out at zero percent due to the Company’s performance results during the
COVID-19
pandemic. For 2019 and 2018, the Company used
after-tax
ROIC as the sole performance metric for determining the number of performance-based RSUs vesting and settleable in shares of common stock at the applicable vesting date. Those shares vested in February 2022 and February 2021, respectively, and paid out at zero percent and 151.3 percent, respectively. For 2017, the Company used pre-tax
ROIC as the sole performance metric for determining the number of performance-based RSUs vesting and settleable in shares of common stock at the applicable vesting date. Those shares vested in February 2020, and paid out at 196.3 percent. Prior to 2020 and the
COVID-19
pandemic, the Company has also previously used ROIC for purposes of short-term incentive compensation. This change in the performance metric during the
COVID-19
pandemic results in a minor misalignment between Adjusted ROIC
(after-tax)
and CAP as can be observed in the PVPT, although for most NEOs compensation decreased annually during the three year period while Adjusted ROIC
(after-tax)
increased.
Tabular List of Performance Measures Linking Pay for all Named Executive Officers to Company Performance
Financial

•	Adjusted ROIC (after-tax) – See “Compensation Discussion and Analysis” for further information;

•	EBITDA - See “Compensation Discussion and Analysis” for further information; and

•	Company Stock Price.
Non-
Financial

•	Ontime Performance - See “Compensation Discussion and Analysis” for further information;

•	Net Promoter Score - See “Compensation Discussion and Analysis” for further information; and

•	Company progress towards major initiatives (subjective determination by the Compensation Committee) - See “Compensation Discussion and Analysis” for further information.

Grants of Plan-Based Awards in Fiscal 2022

The following table provides information with respect to grants of plan-based awards to the named executive officers in 2022.

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert E. Jordan	— (1)	N/A	1,120,000	1,680,000	—	—	—	—	—
	— (2)	98,650	986,500	2,959,500	—	—	—	—	—
	— (3)	N/A	N/A	1,284,000	—	—	—	—	—
	2/1/2022	—	—	—	4,013	40,139	120,417	—	1,813,480
	2/1/2022	—	—	—	—	—	—	40,139	1,813,480

Tammy Romo	— (1)	N/A	579,636	869,454	—	—	—	—	—
	— (2)	36,200	362,000	1,086,000	—	—	—	—	—
	— (3)	N/A	N/A	259,800	—	—	—	—	—
	2/1/2022	—	—	—	1,871	18,716	56,148	—	845,589
	2/1/2022	—	—	—	—	—	—	18,716	845,589

Gary C. Kelly	— (1)	N/A	760,000	1,140,000	—	—	—	—	—
	— (2)	118,750	1,187,500	3,562,500	—	—	—	—	—
	— (3)	N/A	N/A	612,000	—	—	—	—	—
	2/1/2022	—	—	—	4,011	40,117	120,351	—	1,812,486
	2/1/2022	—	—	—	—	—	—	40,117	1,812,486

Michael G. Van de Ven	— (1)	N/A	703,320	1,054,980	—	—	—	—	—
	— (2)	56,800	568,000	1,704,000	—	—	—	—	—
	— (3)	N/A	N/A	285,600	—	—	—	—	—
	2/1/2022	—	—	—	1,985	19,859	59,577	—	897,230
	2/1/2022	—	—	—	—	—	—	19,859	897,230

Andrew M. Watterson	— (1)	N/A	632,532	948,797	—	—	—	—	—
	— (2)	48,250	482,500	1,447,500	—	—	—	—	—
	— (3)	N/A	N/A	177,600	—	—	—	—	—
	2/1/2022	—	—	—	1,604	16,049	48,147	—	725,094
	2/1/2022	—	—	—	—	—	—	16,049	725,094

Mark R. Shaw	— (1)	N/A	474,624	711,936	—	—	—	—	—
	— (2)	17,900	179,000	537,000	—	—	—	—	—
	— (3)	N/A	N/A	170,300	—	—	—	—	—
	2/1/2022	—	—	—	1,792	17,924	53,772	—	809,806
	2/1/2022	—	—	—	—	—	—	17,924	809,806

(1)

This row shows cash incentive awards granted under the Company’s Senior Executive Short Term Incentive Plan (the “STI Plan”) with respect to the performance period from January 1, 2022 through December 31, 2022. This row shows the potential amounts to be paid based on achievement at target, and maximum performance levels. The potential payouts were performance-driven and therefore completely at risk. The amount of the Compensation Committee determined payout for 2022, beginning at zero percent of the target payout, was interpolated between performance targets. The business metrics and targets used to determine the amounts of the awards paid are described above under “Compensation Discussion and Analysis.” Mr. Watterson’s year-end salary of $575,000 was used for his target award opportunity along with a target percentage that was pro-rated throughout 2022.

(2)

This row shows performance-based cash awards granted under the STI Plan with respect to the performance period from January 1, 2022 through December 31, 2024. These performance-based cash awards are scheduled to vest, if at all, on February 21, 2025 (the “Cash Award Vesting Date”), and are settleable in cash. This row shows the potential amounts to be paid upon vesting of the performance-based cash awards for each named executive officer based on achievement at the threshold, target, and maximum performance levels. The potential payouts are performance-driven and therefore completely at risk. The amount of performance-based cash awards that will vest and the amount of cash to be paid, if any, as of the Cash Award Vesting Date will be determined based on the achievement of Adjusted ROIC (after-tax) targets. The percentage of performance-based cash awards vesting will be interpolated between the Adjusted ROIC (after-tax) targets only after a minimum Adjusted ROIC level has been achieved as follows:

2022-2024 Adjusted ROIC (after-tax)	Cash Amount Payable
7.0% or greater	Target Value x 10%
8.0%	Target Value x 100%
9.0%	Target Value x 200%
12.0% or greater	Target Value x 300%

In the event the Company’s Adjusted ROIC (after-tax) is greater than zero and its ROIC relative to a specified peer group exceeds the median ROIC of the specified peer group, (i) the minimum amount of cash that will become payable pursuant to this award as of the vesting date will be equal to the target value times 50 percent, and (ii) in the event the Company’s relative ROIC ranks highest in the Company’s peer group, the minimum amount of cash that will become payable pursuant to this award as of the vesting date will be equal to the target value times 100 percent. In the event the peer group qualifier applies, the amount of cash that will become payable pursuant to this award as of the vesting date will be determined based on the Company’s relative position within the top half of the peer group (i.e., rank-based interpolation).

“Adjusted ROIC (after-tax)” means after-tax adjusted operating income divided by Adjusted Average Invested Capital.

“After-tax Adjusted Operating Income” means Operating income (calculated in accordance with GAAP) as adjusted to reflect the impact to Operating Income from (1) fuel contracts (net), (2) special items, as disclosed from time to time in the Company’s earnings release and filings with the Securities and Exchange Commission, (3) aircraft leases (net), and (4) fuel hedge premium expense, with each such adjustment tax affected, as appropriate.

“Average Invested Capital” means an average of the five most recent quarter end balances of debt (long-term debt including current maturities), net present value of aircraft leases, and equity adjusted for hedge accounting, less cash and cash equivalents and short-term investments that exceeds $6.0 billion.

Adjusted ROIC (after-tax) for the performance period will be the average of the Adjusted ROIC (after-tax) over the three full fiscal years within the performance period. Adjusted ROIC (after-tax) for any fiscal year during the performance period shall never be deemed to be below zero.

In the event of a change in the corporate tax rate that the Compensation Committee of the Company’s Board (the “Committee”) deems to significantly impact the Company’s Adjusted ROIC (after-tax) results, the Committee shall have the authority to adjust the Adjusted ROIC (after-tax) calculation in its sole discretion.

(3)

This row shows restricted cash performance awards granted under the STI Plan with respect to the performance period from February 1, 2022, through April 15, 2023. The amount of cash to be received pursuant to these restricted cash performance awards, which could range from zero to 100 percent of the award, is scheduled to vest on April 15, 2023, and will be subject to the Committee’s assessment of the individual’s contributions to the Company’s strategic plan and the individual’s continued employment through April 15, 2023. This row shows the amount which could be paid at the maximum level of 100 percent of the award.

(4)

The awards consist of performance-based RSUs granted under the Company’s Amended and Restated 2007 Equity Incentive Plan (the “2007 Equity Plan”) with respect to the performance period from January 1, 2022 to December 31, 2024 (the “Performance Period”). The performance-based RSUs are scheduled to vest, if at all, on February 21, 2025 (the “Vesting Date”), and are settleable in shares of common stock. These columns show the potential number of shares of common stock to be paid out upon vesting of the performance-based RSUs for each named executive officer based on achievement at the threshold, target, and maximum performance levels. The potential payouts are performance-driven and therefore completely at risk. The number of performance-based RSUs that will vest and the number of shares of the Company’s common stock to be issued, if any, as of the Vesting Date will be determined based on the achievement of Adjusted ROIC (after-tax) targets. The percentage of performance-based RSUs vesting will be interpolated between the Adjusted ROIC (after-tax) targets only after a minimum Adjusted ROIC level has been achieved follows:

2022-2024 Adjusted ROIC (after-tax)	Number of Performance-Based RSUs Vesting and Settleable in Common Stock as of the Vesting Date
7% or greater	Grant Amount x 10%
8.0%	Grant Amount x 100%
9.0%	Grant Amount x 200%
12.0% or greater	Grant Amount x 300%

In the event the Company’s Adjusted ROIC (after-tax) is greater than zero and its ROIC relative to a specified peer group exceeds the median ROIC of the specified peer group, (i) the minimum number of performance-based RSUs that will vest pursuant to this award and the number of shares of the Company’s common stock to be issued as of the vesting date will be equal to the grant amount times 50 percent and (ii) in the event the Company’s relative ROIC ranks highest in the Company’s peer group, the minimum number of performance-based RSUs that will vest pursuant to this award and the number of shares of the Company’s common stock to be issued as of the vesting date will be equal to the grant amount times 100 percent. In the event the peer group qualifier applies, the number of shares of the Company’s common stock to be issued as of the vesting date will be determined based on the Company’s relative position within the top half of the peer group (i.e., rank-based interpolation).

“Adjusted ROIC (after-tax) means After-tax Adjusted Operating Income divided by Adjusted Average Invest Capital.

“After-tax Adjusted Operating Income” means Operating income (calculated in accordance with GAAP) as adjusted to reflect the impact to Operating Income from (1) fuel contracts (net), (2) special items, as disclosed from time to time in the Company’s earnings release and filings with the Securities and Exchange Commission, (3) aircraft leases (net), and (4) fuel hedge premium expense, with each such adjustment tax affected, as appropriate.

“Average Invested Capital” means an average of the five recent quarter end balances of debt, (long-term debt including current maturities), net present value of aircraft leases, and equity adjusted for hedge accounting, less cash and cash equivalents and short-term investments that exceeds $6.0 billion.

Adjusted ROIC (after-tax) for the performance period will be the average of the Adjusted ROIC (after-tax) over the three full fiscal years within the performance period. Adjusted ROIC (after-tax) for any fiscal year during the performance period shall never be deemed to be below zero. The Company does not pay dividends on unvested performance-based RSUs.

In the event of a change in the corporate tax rate that the Committee deems to significantly impact the Company’s Adjusted ROIC (after-tax) results, the Committee shall have the authority to adjust the Adjusted ROIC (after-tax) calculation in its sole discretion.

(5)

The awards consist of RSUs granted under the 2007 Equity Plan. The RSUs are settleable in shares of common stock and are scheduled to vest with respect to one-third of the shares covered thereby annually, which vesting began on February 21, 2023. The Company does not pay dividends on unvested RSUs.

(6)

The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718 determined without regard to forfeitures. The assumptions used in calculating the values for fiscal 2022 are included in Note 10 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Outstanding Equity Awards at Fiscal 2022 Year-End

The following table provides information with respect to RSUs (including performance-based RSUs) held by the named executive officers as of December 31, 2022. RSUs (including performance-based RSUs) were the only types of equity awards outstanding for the named executive officers at fiscal 2022 year-end.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Robert E. Jordan	69,206(4)	2,330,166	67,991(5)	2,289,257

Tammy Romo	48,056(6)	1,618,046	45,923(7)	1,546,227

Gary C. Kelly	112,010(8)	3,771,377	64,804(9)	2,181,951

Michael G. Van de Ven	55,625(10)	1,872,894	35,084(11)	1,181,278

Andrew M. Watterson	40,180(12)	1,352,861	50,690(13)	1,706,732

Mark R. Shaw	41,683(14)	1,403,467	54,515(15)	1,835,520

(1)	The awards consist of RSUs that are settleable in shares of common stock.

(2)	Market value is computed by multiplying the number of RSUs or performance-based RSUs by $33.67, which was the closing price per share of the Company’s common stock on December 30, 2022 on the NYSE.

(3)

The awards consist of performance-based RSUs that are settleable in shares of common stock, including (i) performance-based RSUs that were granted on February 3, 2021, with respect to the performance period from January 1, 2022 to December 31, 2023, and that are scheduled to vest on February 21, 2024; and (ii) performance-based RSUs that were granted on February 1, 2022, with respect to the performance period from January 1, 2022 to December 31, 2024, and that are scheduled to vest on February 21, 2025. In accordance with SEC rules, the number of performance-based RSUs from the 2021 grant represents the maximum number of performance-based RSUs that may vest on the February 21, 2024 vesting date and the number of performance-based RSUs from the 2022 grant represents the target number of performance-based RSUs that may vest on the February 21, 2025 vesting date. The potential payouts are performance-driven and therefore completely at risk. The number of performance-based RSUs that are scheduled to vest and the number of shares of the Company’s common stock to be issued, if any, as of the February 21, 2024 vesting date will be determined based on (i) the Company’s cumulative adjusted EBITDA for the performance period from January 1, 2022 through December 31, 2023; and (ii) the Company’s ROIC (pre-tax) for the same performance period, but in relation to the Company’s peers. The number of shares of the Company’s common stock to be issued, if any, as of the February 21, 2025 vesting date will be determined based on (i) the Company’s achievement of Adjusted ROIC (after-tax) for the performance period from January 1, 2022 through December 31, 2024; and (ii) the Company’s ROIC for the same performance period, but in relation to the Company’s peers. The performance-based RSUs granted in 2020 that were scheduled to vest in February 2023, lost all value and paid out at zero percent due to the Company’s performance results during the COVID-19 pandemic.

(4)	Of these RSUs, (i) 31,550 vested on February 21, 2023; (ii) 24,277 are scheduled to vest on February 21, 2024; and (iii) 13,379 are scheduled to vest on February 21, 2025.

(5)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2024 is 27,852; and the target number that may vest on February 21, 2025 is 40,139.

(6)	Of these RSUs, (i) 24,585 vested on February 21, 2023; (ii) 17,233 are scheduled to vest on February 21, 2024; and (iii) 6,238 are scheduled to vest on February 21, 2025.

(7)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2024 is 27,207; and the target number that may vest on February 21, 2025 is 18,716.

(8)	Of these RSUs, (i) 59,756 vested on February 21, 2023; (ii) 38,882 are scheduled to vest on February 21, 2024; and (iii) 13,372 are scheduled to vest on February 21, 2025.

(9)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2024 is 24,687; and the target number that may vest on February 21, 2025 is 40,117.

(10)	Of these RSUs, (i) 29,033 vested on February 21, 2023; (ii) 19,973 are scheduled to vest on February 21, 2024; and (iii) 6,619 are scheduled to vest on February 21, 2025.

(11)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2024 is 15,225; and the target number that may vest on February 21, 2025 is 19,859.

(12)	Of these RSUs, (i) 20,440 vested on February 21, 2023; (ii) 14,391 are scheduled to vest on February 21, 2024; and (iii) 5,349 are scheduled to vest on February 21, 2025.

(13)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2024 is 34,641; and the target number that may vest on February 21, 2025 is 16,049.

(14)	Of these RSUs, (i) 20,827 vested on February 21, 2023; (ii) 14,882 are scheduled to vest on February 21, 2024; and (iii) 5,974 are scheduled to vest on February 21, 2025.

(15)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2024 is 36,591; and the target number that may vest on February 21, 2025 is 17,924.

Option Exercises and Stock Vested During Fiscal 2022

The following table provides information with respect to stock awards vested for the named executive officers during 2022. None of the named executive officers had stock options outstanding during 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Robert E. Jordan	23,969	1,102,095

Tammy Romo	24,203	1,112,854

Gary C. Kelly	64,866	2,982,539

Michael G. Van de Ven	29,614	1,361,652

Andrew M. Watterson	20,332	934,865

Mark R. Shaw	20,093	923,876

(1)

Calculated by multiplying the number of shares acquired upon the February 21, 2022 vesting of RSUs and/or performance-based RSUs by $45.98, the closing price of the Company’s common stock on February 18, 2022, the last day of trading before the date of vesting. The performance-based RSUs granted in 2019 that were scheduled to vest in February 2022, lost all value and paid out at zero percent due to the Company’s performance results during the COVID-19 pandemic.

Nonqualified Deferred Compensation in Fiscal 2022

As discussed above under “Compensation Discussion and Analysis – Retirement and Related Benefits,” the Company maintains tax-qualified 401(k) and profit sharing plans for its eligible Employees. The 401(k) plan for non-Pilot Employees provides for a Company match on non-Pilot Employee contributions. The Company also sponsors a Pilots’ 401(k) plan pursuant to which each eligible Pilot received a fully-vested non-elective Company contribution equal to 15.0 percent of such Pilot’s eligible compensation for 2022, whether or not the Pilot made his or her own contributions to the plan. As discussed in more detail above under “Compensation Discussion and Analysis – Retirement and Related Benefits,” the profit sharing plan provides for a discretionary annual Company contribution to Employee accounts equal to an amount determined by the Board in its sole discretion. The Company also offers a non-qualified excess benefit plan. This plan enables eligible Employees to defer Company contributions (“excess amounts”) that cannot be contributed to the 401(k) or profit sharing plans due to the qualified plan contribution limits of Section 415(c) of the Internal Revenue Code. The plan only allows contributions above the Code Section 415(c) limits and prohibits other Employee contributions to the plan. Under the excess benefit plan, Employees, including the named executive officers, with excess amounts of at least $1,000 may defer payment of their excess amounts. Employees are immediately 100 percent vested in their benefits under the excess benefit plan; however, the benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Before the beginning of each plan year, participants may select a rate of return to apply to the amounts to be deferred to the excess benefit plan for the upcoming plan year. In 2022, the excess benefit plan allowed participants to select a rate of return equal to returns in one or more of the following investment options:

Fund Name	Ticker	2022 Rate of Return
Vanguard Target Retirement Income Fund	VITNX	-12.74%
Vanguard Target Retirement 2020 Fund	VTWNX	-14.15%
Vanguard Target Retirement 2025 Fund	VTTVX	-15.55%
Vanguard Target Retirement 2030 Fund	VTHRX	-16.27%
Vanguard Target Retirement 2035 Fund	VTTHX	-16.62%
Vanguard Target Retirement 2040 Fund	VFORX	-16.98%
Vanguard Target Retirement 2045 Fund	VTIVX	-17.36%
Vanguard Target Retirement 2050 Fund	VFIFX	-17.46%
Vanguard Target Retirement 2055 Fund	VFFVX	-17.46%
Vanguard Target Retirement 2060 Fund	VTTSX	-17.46%
Vanguard Target Retirement 2065 Fund	VLXVX	-17.39%
Vanguard Target Retirement 2070 Fund Institutional Shares	VSVNX	n/a
Vanguard Institutional Index Fund Institutional Plus Shares	VIIIX	-18.13%
Payden Absolute Return Bond Fund SI Class	PYAIX	-2.51%

The prior Vanguard Institutional Target Retirement Funds were merged into the Vanguard Investor Target Retirement Funds noted above. This change was effective on February 11, 2022. Amounts deferred to the excess benefit plan before 2018 received a rate of return equal to one or more of the following, in accordance with the participants’ elections:

Fund Name	Ticker	2022 Rate of Return
Vanguard 500 Index Fund Admiral Shares	VFIAX	-18.15%
Fixed Income Fund Plus 2 Percent	N/A	3.16%

Once an excess amount is credited to a participant’s account, the participant may not change that investment election for that amount or transfer amounts between funds, but participants may change investment elections during annual enrollment for new excess amounts deferred. Participants may receive their accounts upon separation from service with the Company. They must elect the time and form of distribution of their accounts before their first year of participation in the excess benefit plan. Distribution may be in a lump sum payout or equal annual installments over a period of up to five years. It may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

The Company also offers a separate nonqualified deferred compensation plan, the SMC Deferred Compensation Plan, which is designed to provide benefits with respect to Employee contributions that cannot be contributed to the Company’s 401(k) plans due to qualified plan limits established by the IRS. Under the SMC Deferred Compensation Plan, officers of the Company who are not eligible to participate in the Company’s 2005 Deferred Compensation Plan for Pilots may, before the beginning of each plan year, irrevocably elect to defer up to 50 percent of their salary otherwise payable to them for such plan year and 100 percent of any bonus amounts they earn for such plan year. In 2022, the SMC Deferred Compensation Plan provided a rate of return equal to one or more of the investment options shown in the table above for the excess benefit plan. Participant benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Participants may receive their accounts upon separation from service with the Company. They must elect the time and form of distribution of their accounts before their first year of participation in the SMC Deferred Compensation Plan. Distribution may be in a lump sum payout or equal annual installments over a period of up to five years. It may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

Through January 31, 2022, Mr. Kelly had an individual deferred compensation letter agreement (the “Prior Letter Agreement”), pursuant to which the Company made contributions to Mr. Kelly’s account to the extent such amounts could not be contributed to the Company’s tax-qualified 401(k) and profit sharing plans due to contribution limits and compensation limits established by the IRS. The Prior Letter Agreement provided for accrual and crediting to Mr. Kelly’s account, each January, of simple interest at a rate of ten percent, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to his account as of the preceding December 31. Effective February 1, 2022, Mr. Kelly entered into his New Letter Agreement, and the Prior Letter Agreement was terminated. Under the New Letter Agreement, deferred compensation contributions to Mr. Kelly’s account will cease after the 2022 plan year. In addition, beginning January 1, 2023, simple interest on the balance of the deferred compensation credited to Mr. Kelly’s account will be equal to 120 percent of the Applicable Federal Long-Term Rate for January 2023, compounded annually. Subject to any applicable requirements of Section 409A of the Internal Revenue Code, the deferred compensation credited to Mr. Kelly’s account will be paid to him at the rate of $200,000 per calendar year, beginning the calendar year following the year in which his separation from service occurs.

The following table provides information with respect to nonqualified deferred compensation earned by the named executive officers for 2022.

		Nonqualified Deferred Compensation for Fiscal 2022
Name	Plan	Executive Contributions in Last Fiscal Year ($)	Southwest Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2022 ($)

Robert E. Jordan	Excess Benefit Plan	—	—	(77,061	)(1)	—	347,603	(2)

Tammy Romo	—	—	—	—		—	—

Gary C. Kelly	Prior Letter Agreement	—	25,851(3)	281,488	(4)	—	3,197,094	(5)(6)
	Excess Benefit Plan	—	—	2,325	(1)	—	75,953	(7)
	SMC Deferred Compensation Plan	—	—	(636,373	)(1)	—	7,078,695	(8)

Michael G. Van de Ven	—	—	—	—		—	—

Andrew M. Watterson	—	—	—	—		—	—

Mark R. Shaw	—	—	—	—		—	—

(1)

None of these earnings were above-market or preferential. Therefore, no portion of this amount has been reported as compensation to the named executive officer for the last completed fiscal year in the Summary Compensation Table.

(2)	Of this amount, $113,111 has been required to be reported as compensation to Mr. Jordan in the Summary Compensation Table for previous years.

(3)

All of this amount is also reported for Mr. Kelly in the “All Other Compensation” column of the Summary Compensation Table for 2022. This amount was earned with respect to fiscal 2022, but was not contributed to Mr. Kelly’s account until 2023.

(4)	This includes the $141,026 disclosed in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2022.

(5)

This includes the $25,851 reported in the “Southwest Contributions in the Last Fiscal Year” column of this table as contributions pursuant to Mr. Kelly’s Prior Letter Agreement earned for 2022, but that were not contributed to Mr. Kelly’s account until 2023. Mr. Kelly’s actual cash balance at December 31, 2022, was $3,171,244.

(6)	Of this amount, $2,124,803 has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

(7)	None of this amount has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

(8)	Of this amount, $6,110,634 has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

Potential Payments Upon Termination or Change-in-Control

Executive Service Recognition Plan Executive Employment Agreements

In 1987, the Board of Directors of the Company established Executive Service Recognition Plan Executive Employment Agreements (the “executive change-in-control agreements”). Each of the named executive officers are, and were during 2022, parties to executive change-in-control agreements with the Company. Although these agreements are titled “Employment Agreements,” their terms can only be invoked in the event of a change-in-control of the Company, and they do not provide for any incremental compensation to be paid to the named executive officers unless, subsequent to a change-in-control, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason.

The executive change-in-control agreements provide that, in the event of a change-in-control of the Company, the Company agrees to continue to employ the executives, and the executives agree to remain in the employ of the Company, for one year after the occurrence of the change-in-control (the “Employment Year”). In such event, the executives would continue to be entitled to a base salary in an amount at least equal to the highest salary received by them during the preceding 12-month period. In addition, for any fiscal year that ends during the Employment Year, they would continue to be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change-in-Control Bonus Amount”) paid or payable to them in respect of either of the two fiscal years immediately prior to the fiscal year in which the change-in-control has occurred. If, during the Employment Year, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason, then the executive is entitled to a lump sum payment equal to:

(a)

a bonus, the maximum amount of which would be equal to the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year of the date of termination, but which would be prorated to reflect the actual portion of the year during which the executive has been employed;

(b)	an amount equal to the executive’s annual base salary in effect at the time of notice of termination; and

(c)

the Change-in-Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the change-in-control has occurred, but not the date of termination of employment) or, if no such bonus has been paid, the Change-in-Control Bonus Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment has occurred).

For purposes of the executive change-in-control agreements:

•

a “change-in-control” is generally deemed to occur in the event a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets, or contested election;

•

“cause” means (i) an act or acts of dishonesty taken by an executive and intended to result in substantial personal enrichment of the executive at the expense of the Company or (ii) violations by an executive of the executive’s duties under the agreement that are (a) grossly negligent or (b) willful and deliberate on the executive’s part and that, in any case, result in material injury to the Company; and

•

“good reason” is generally defined as the assignment to the executive of duties inconsistent with the executive’s duties prior to the change-in-control, relocation, or a failure of the Company to abide by the provisions of the executive’s change-in-control agreement.

2007 Equity Plan

Pursuant to the terms of the 2007 Equity Plan, in the event of the termination of a participant’s service as a result of death or disability, (a) any of the participant’s outstanding RSUs or stock options that have not yet vested will fully vest as of the date of termination and (b) any of the participant’s performance-based RSUs will remain outstanding as if the participant’s service has not terminated and will otherwise be settleable in accordance with the terms of the grant. “Disability” means the inability of a participant to continue to perform services for the Company because of the sickness or injury of the participant, as determined by the Company’s Chief Executive Officer, Chief People Officer (or equivalent), Chief Financial Officer, and/or General Counsel (or equivalent). Such a determination will be made in good faith and in the sole discretion of one or more of these officers, who shall also have sole discretion to determine the effective date of a participant’s termination of service as a result of disability.

Beginning with equity incentive plan awards granted in 2021, provided the participant’s service has terminated no earlier than 12 months after the date of the grant, in the event of termination of a participant’s service as a result of a “qualified retirement,” (a) any of the participant’s outstanding RSUs that have not yet vested will remain outstanding as if the participant’s service has not terminated and will continue to vest in accordance with the vesting schedule set forth in the notice of the grant and (b) any of the participant’s performance-based RSUs will remain outstanding as if the participant’s service has not yet terminated and will otherwise be settleable in accordance with the terms of the grant; however, the number of shares received upon settlement of the performance-based RSUs will be pro-rated based on the participant’s number of days of service between the date of the grant and the end of the performance period. A participant’s termination of service will be considered a “qualified retirement” if (a) the participant has completed at least 10 years of continuous service, (b) the participant’s age plus completed years of continuous service equal at least 65 at the time of the participant’s termination of service, and (c) the participant has not been terminated for cause. Because the “qualified retirement” provision was new for 2021, it did not become effective with respect to any of the named executive officers’ grants during 2021 for purposes of the table below.

STI Plan

The Company began granting restricted cash awards in 2022 under its STI Plan. In the event of the termination of a participant’s service as a result of death or disability, any of the participant’s outstanding restricted cash awards that have not yet vested will fully vest as of the date of termination. In addition, provided that the participant’s service has terminated no earlier than 12 months after the date of the award, in the event of termination of a participant’s service as a result of a “qualified retirement,” any of the participant’s outstanding cash awards that have not yet vested will remain outstanding as if the participant’s service has not yet terminated and will otherwise be settleable in accordance with the terms of the grant. Because the “qualified retirement” provision for restricted cash awards was new for 2022, it did not become effective with respect to any of the named executive officers’ grants during 2022 for purposes of the table below.

The Company also granted performance-based cash awards in 2021, for the performance period from January 1, 2022 to December 31, 2023, and in 2022, for the performance period from January 1, 2022 to December 31, 2024. In the event of the termination of the participant’s service as a result of death or disability, any of these outstanding performance-based cash awards for a participant will remain outstanding as if the participant’s service has not terminated and will otherwise be settleable in accordance with the terms of the grant. In addition, provided the participant’s service has terminated no earlier than 12 months after the date of the award, in the event of termination of a participant’s service as a result of a “qualified retirement,” any of these performance-based cash awards for a participant will remain outstanding as if the participant’s service has not yet terminated and will otherwise be settleable in accordance with the terms of the grant; however, the amount of cash received upon settlement of the performance-based cash awards will be pro-rated based on the participant’s number of days of service between the date of the grant and the end of the performance period.

During 2022, the Committee employed restricted cash performance awards as an additional element of the named executive officers’ compensation opportunity. The amount of cash to be received pursuant to each restricted cash performance award, which can range from zero to 100 percent of the award, is scheduled to vest on April 15, 2023, and will be subject to the Committee’s assessment of the individual’s contributions to the Company’s strategic plan and the individual’s continued employment through April 15, 2023. In the event of the termination of a participant’s service as a result of death or disability, the participant’s outstanding restricted cash performance award will fully vest as of the date of termination.

Incremental amounts receivable by the named executive officers pursuant to the executive change-in-control agreements or the 2007 Equity Plan are set forth in the table below.

Name	Termination by the Company at any time for cause ($)	Change- in-control ($)	Termination after a change-in-control (i) by the executive for good reason or (ii) by the Company for reasons other than for cause, death, or disability ($)(1)	Estimated benefits from termination due to death or disability ($)(2)	Estimated benefits from termination as a qualified retirement ($)(3)

Robert E. Jordan	—	—	1,859,880	4,600,666	733,838

Tammy Romo	—	—	1,711,132	2,239,846	740,336

Gary C. Kelly	—	—	3,143,000	5,570,877	1,717,843

Michael G. Van de Ven	—	—	2,024,320	2,726,494	899,191

Andrew M. Watterson	—	—	1,574,285	2,012,961	608,821

Mark R. Shaw	—	—	1,479,595	1,752,767	599,831

(1)	Represents amounts payable pursuant to the executive change-in-control agreements and assumes the triggering event took place on December 31, 2022.

(2)

Represents amounts payable with respect to the acceleration of time-vesting RSUs under the 2007 Equity Plan, the acceleration of time-vesting restricted cash awards under the STI Plan, and the acceleration of restricted cash performance awards under the STI Plan, in each case in the event of death or disability only. Also assumes the triggering event took place on December 31, 2022, and reflects the unvested cash and the aggregate market value of unvested RSUs that would become vested under the circumstances. In the event of death or disability, performance-based RSUs and performance-based cash awards will remain outstanding and will vest if, and only if, the requisite performance criteria are eventually achieved. The aggregate market value is computed by multiplying the number of RSUs by $33.67, which was the closing price per share of the Company’s common stock on December 30, 2022 on the NYSE. The 2007 Equity Plan does not provide for acceleration of RSUs in the event of a change-in-control and the STI Plan does not provide for acceleration of restricted cash awards in the event of a change-in-control. In the event of the termination of a participant’s service for any reason other than as a result of (i) death or disability, or (ii) a “qualified retirement,” the participant’s outstanding unvested RSUs would be forfeited. In the event of the termination of a participant’s service for any reason other than as a result of (i) death or disability, or (ii) a “qualified retirement” on or after February 1, 2023, the participant’s outstanding unvested cash awards would be forfeited.

(3)

Represents amounts to become payable with respect to time-vesting RSUs under the 2007 Equity Plan in the event of a “qualified retirement.” Also assumes the triggering event took place on December 31, 2022, and reflects the aggregate market value of unvested RSUs that would continue to vest in accordance with the vesting schedule set forth in the notice of the grant. The aggregate market value is computed by multiplying the number of RSUs by $33.67, which was the closing price per share of the Company’s common stock on December 30, 2022, on the NYSE. In the event of a “qualified retirement,” performance-based RSUs and performance-based cash awards will vest if, and only if, the requisite performance criteria are achieved; however the amount of cash received upon settlement of the performance-based cash awards will be pro-rated based on the participant’s number of days of service between the date of the grant and the end of the performance period.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than for cause, each of the named executive officers would be eligible to participate in any non-contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, these individuals would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified retirement plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s excess benefit plan, SMC Deferred Compensation Plan, and, with respect to Mr. Kelly, his New Letter Agreement, each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Fiscal 2022.”

COMPENSATION OF DIRECTORS

Fiscal 2022 Director Compensation

The following table provides information with respect to compensation earned by the non-Employee members of the Board of Directors for the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)

David W. Biegler	139,938		170,020	—	309,958

J. Veronica Biggins	127,500		170,020	—	297,520

Douglas H. Brooks	106,260		170,020	—	276,280

William H. Cunningham	155,000		170,020	—	325,020

John G. Denison	140,000		170,020	—	310,020

Thomas W. Gilligan	110,000		170,020	—	280,020

David P. Hess	103,493		170,020	—	273,513

Grace D. Lieblein	53,308		—	35,000(3)	88,308

Nancy B. Loeffler	107,500		170,020	—	277,520

John T. Montford	146,199	(4)	170,020	—	316,219

Christopher P. Reynolds	67,151		170,020	—	237,171

Ron Ricks	147,808		170,020	—	317,828

(1)

Awards consist of shares of common stock for each of the Company’s non-Employee members of the Board. Each non-Employee member of the Board received 3,844 shares of common stock on May 18, 2022. The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock multiplied by $44.23, the closing price of the Company’s common stock on the date of the grant.

(2)

Through May 2009, non-Employee members of the Board received annual grants of performance shares pursuant to the Company’s Outside Director Incentive Plan, which terminated effective March 18, 2010, with respect to future grants. The aggregate number of performance shares outstanding at December 31, 2022, for each of the non-Employee Directors listed in the table above was as follows: Mr. Biegler — 5,000; Ms. Biggins — 0; Mr. Brooks — 0; Dr. Cunningham — 6,750; Mr. Denison — 0; Dr. Gilligan — 0; Mr. Hess — 0; Ms. Lieblein — 0; Ms. Loeffler — 5,250; Mr. Montford — 6,000; Mr. Reynolds — 0; and Mr. Ricks — 0. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which a non-Employee Director ceases to serve as a Director of the Company for any reason, the non-Employee Director is entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding the Director’s last date of service multiplied by the number of performance shares then held by such Director.

(3)	Amount was paid pursuant to the Southwest Airlines Co. Severance Plan for Directors. See below for further information.

(4)	Thirty percent of this amount (representing Mr. Montford’s cash retainer fees earned with respect to 2022) was deferred pursuant to the Company’s SMC Deferred Compensation Plan.

Non-Employee Directors’ cash retainer fees for Board membership and standing committees are generally paid on an annual basis. Board of Director and committee fees earned by the non-Employee Directors on an annualized basis with respect to 2022 are set forth in the table below:

Board of Directors:
Retainer Fee	$85,000
Vice Chairman Retainer Fee	$35,000
Lead Director Retainer Fee	$35,000

Audit Committee:
Chair Retainer Fee	$30,000
Member Retainer Fee	$15,000

Compensation Committee:
Chair Retainer Fee	$25,000
Member Retainer Fee	$12,500

Nominating and Corporate Governance Committee:
Chair Retainer Fee	$20,000
Member Retainer Fee	$10,000

Safety and Compliance Oversight Committee:
Chair Retainer Fee	$20,000
Member Retainer Fee	$10,000

Executive Committee:
Chair Retainer Fee	$20,000
Retainer Fee for all Non-Employee Members of the Executive Committee	$10,000

Meetings in excess of regularly scheduled Board and Committee Meetings
In-person or Telephonic Attendance Fee Per Meeting	$1,500

During 2022, the Company provided free travel on Southwest Airlines on a reserved basis for Board members and their spouses, and, in May 2022, children of Board members were also granted this travel privilege.

In addition, for 2022, Board members were provided up to 50 free oneway flight passes, which they could give to anyone on an unrestricted basis along with up to 50 free oneway flight passes, which they could request for use by qualified charitable and 501(c)(3) organizations.

The non-Employee Directors’ current compensation program provides for the following travel privileges following a non-Employee Director’s retirement from the Board: (a) if the Director has served on the Board for at least ten years, the Director and his or her spouse are eligible for lifetime free travel on Southwest Airlines on a reserved basis; or (b) if the Director has served on the Board for less than ten years, the Director and his or her spouse are eligible for free travel on Southwest Airlines on a reserved basis for a period of time equal to the number of years served. In addition, non-Employee Directors may participate in professional development or continuing education programs, courses, seminars, and other similar events. The Company reimburses Directors for the costs associated with these programs, courses, and seminars, including reasonable travel expenses, membership fees, and registration fees.

Southwest Airlines Co. Severance Plan for Directors. The Board of Directors adopted the Southwest Airlines Co. Severance Plan for Directors in 2000. Pursuant to this plan, upon retirement from the Board of Directors, a non-Employee Director who has served at least five years as of the date of retirement is entitled to a cash payment of $35,000, and a non-Employee Director who has served at least ten years as of the date of retirement is entitled to a cash payment of $75,000.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2022. In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

AUDIT COMMITTEE

John T. Montford, Chair

William H. Cunningham

John G. Denison

Thomas W. Gilligan

David P. Hess

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act, as well as Section 14A of the Exchange Act, and the rules promulgated thereunder, the Company is providing its Shareholders with the opportunity to cast a non-binding advisory vote on a resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (the “Say-on-Pay Resolution”). This vote is not intended to address any specific element of compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this Proxy Statement.

As discussed in greater detail above under “Compensation of Executive Officers — Compensation Discussion and Analysis,” the Board and its Compensation Committee believe the compensation of the Company’s named executive officers for 2022 was reasonable and appropriate for the following reasons, among many others:

•

The named executive officer compensation structure for 2022 reflects the Compensation Committee’s goal to balance the following objectives, while maintaining compliance with the PSP Pay Restrictions discussed above under “Compensation Discussion and Analysis – Executive Summary – PSP Pay Restrictions”: (i) providing fair pay for performance, while maintaining a view from the perspective of the Company’s Shareholders; and (ii) retaining talent, while treating Employees consistently to the extent feasible. To link pay to performance and Shareholder interests, the Compensation Committee tied 80 percent of each named executive officer’s short-term incentive compensation opportunity to pre-established performance metrics. In establishing 2022 performance metrics and related targets, the Compensation Committee focused on the imperative for the Company to continue stabilizing the business and recovering from the COVID-19 pandemic operationally and financially. The other 20 percent of each named executive officer’s short-term incentive compensation opportunity was subjectively determined, based on the named executive officer’s individual performance and contributions to the Company’s results. The Compensation Committee exercised its discretion to award this portion of the cash incentive opportunity for all of the Company’s senior vice presidents and above, including all of the named executive officers, at the same percentage as the Company’s performance under the pre-established performance metrics, further aligning total short-term incentive compensation to Company performance. In the Compensation Committee’s view, the resulting short-term incentive payouts for 2022 were fairly and appropriately aligned with Shareholder interests, as discussed in more detail above in “Compensation Discussion and Analysis – Determination of 2022 Executive Compensation; Analysis of Compensation Elements.” The named executive officers’ long-term incentive awards, which were granted in February 2022, reflected the Compensation Committee’s belief that long-term incentive awards, including equity, should constitute a strong component of overall compensation in order to (i) align a significant percentage of the named executive officers’ compensation opportunities with the interests of the Company’s Shareholders; (ii) serve as a performance-based method to provide appropriate total compensation opportunities relative to market, while also serving as a retention mechanism; and (iii) provide a sufficient percentage of total pay at risk when combined with short-term incentive compensation. Additional detail regarding the Compensation Committee’s rationale for its short-term incentive and long-term incentive determinations is provided above under “Compensation Discussion and Analysis – Determination of 2022 Executive Compensation; Analysis of Compensation Elements.”

•	During 2022, the Company provided minimal perquisites to the named executive officers and did not provide for tax gross-ups of executive compensation.

•	During 2022, none of the named executive officers, other than Mr. Kelly, was party to an employment contract with the Company.

•

The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

•

None of the named executive officers has a severance arrangement related to termination of employment other than in connection with a change-in-control, and the change-in-control arrangements are “double trigger” in that they require both a change-in-control and termination of employment prior to any payout. Further, the Board has adopted a limitation on severance payments within the Company’s Corporate Governance Guidelines.

Effect of the Proposal

Pursuant to the provisions of the Dodd-Frank Act and the rules of the SEC, the vote on the Say-on-Pay Resolution set forth below (i) is advisory and is therefore not binding on the Company, the Board, or the Compensation Committee; (ii) is not to be construed as overruling any decisions of the Company, the Board, or the Compensation Committee; and (iii) does not create or imply any additional fiduciary duties or changes to fiduciary duties of the Company, the Board, or the Compensation Committee. The Board believes that the Board and its Compensation Committee are in the best position to consider the extensive information that from time to time should be taken into consideration in determining named executive officer compensation. Nonetheless, the Company, the Board, and the Compensation Committee value the opinions of the Company’s Shareholders and will take into consideration the outcome of this vote as part of their future deliberations regarding named executive officer compensation.

Current Frequency of Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

Based on the voting results at the Company’s 2017 Annual Meeting of Shareholders with respect to the frequency (the “Frequency Vote”) of Shareholder advisory votes to approve the compensation of the Company’s named executive officers, the Company decided to include an advisory vote to approve the compensation of its named executive officers in its proxy materials on an annual basis. See Proposal 3 for a discussion of the Frequency Vote in connection with the Company’s 2023 Annual Meeting of Shareholders.

Text of the Resolution to be Adopted

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures.”

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

In accordance with the Dodd-Frank Act, as well as Section 14A of the Securities Exchange Act of 1934 and the rules promulgated thereunder, the Company is providing its Shareholders with the opportunity to cast a non-binding advisory vote on how frequently the Company should seek an advisory vote on the compensation of the Company’s named executive officers, such as the advisory vote sought pursuant to Proposal 2 above. By voting on this frequency proposal, Shareholders may indicate whether they would prefer that the advisory vote on the compensation of the Company’s named executive officers occur every one, two, or three years. Shareholders may also abstain from voting on this proposal.

The Board is recommending an annual advisory vote on executive compensation to allow the Company’s Shareholders to provide timely, direct input on the Company’s executive compensation practices, as disclosed in the proxy statement each year.

Effect of the Proposal

Pursuant to the provisions of the Dodd-Frank Act and the rules of the SEC, (i) this Proposal 3 is advisory and is therefore not binding on the Company, the Board, or the Compensation Committee of the Board; and (ii) Shareholder approval of a one, two, or three-year frequency vote will not require the Company to implement an advisory vote on executive compensation every one, two, or three years. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of the Company’s Shareholders and will take into consideration the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Vote Required

Shareholders are being provided with the opportunity to choose among four options: holding the advisory vote on named executive officer compensation every one, two, or three years, or abstaining. Therefore, Shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors. Generally, approval of matters presented to Shareholders requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the proposal; however, because this vote is advisory and non-binding, if none of the frequency options receives a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s Shareholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that Shareholders vote FOR the holding of an advisory vote with respect to the compensation of the Company’s named executive officers every year. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company’s independent auditors for the fiscal year ending December 31, 2023. Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board of Directors and its Audit Committee, in their discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if the Board of Directors believes this change would be in the best interests of the Company and its Shareholders.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2023. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has served as the Company’s independent auditors since the inception of the Company. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2022 and 2021:

Year	Audit Fees(1)	Audit- Related Fees	Tax Fees		All Other Fees(4)	Total Fees

2022	$2,400,000	$—	$168,850	(2)	$6,242	$2,575,092

2021	$2,204,200	$—	$158,198	(3)	$6,751	$2,369,149

(1)

Includes fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations, and research work regarding Generally Accepted Accounting Principles, passenger facility charge audits, and the attestation of management’s Report on Internal Controls.

(2)

Includes services for tax compliance, tax advice, and tax planning. Services included a review of the 2021 federal income tax return, a feasibility study for an employee benefit cost containment program, and assistance with the evaluation of deductible portion of premiums paid on early extinguishment of convertible debt securities.

(3)

Includes services for tax compliance, tax advice, and tax planning. Services included a review of the 2020 federal income tax return, a CARES ACT Employee Retention Credit study, a feasibility study for an employee benefit cost containment program, and preparation of a tax opinion to document the federal tax qualification of the Company’s wholly-owned captive insurance company.

(4)	Consists of fees for other permitted advisory services and products, including Ernst & Young subscriptions.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this Proxy Statement as Appendix A. All of the services rendered by the independent auditors during 2022 were pre-approved by the Audit Committee or by its Chairman pursuant to his delegated authority.

SHAREHOLDER PROPOSAL

IMPROVE THE RIGHT TO REMOVE UNQUALIFIED DIRECTORS

PROPOSAL 5

The Company has been notified by Mr. John Chevedden that the following proposal is to be presented for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal.

The Company is not responsible for the content of this Shareholder proposal, including the supporting statement and the checkmark graphic.

Proposal 5 – Improve the Right to Remove Unqualified Directors

Shareholders ask our Board of Directors to take the steps necessary to permit removal of directors by a majority vote of shareholders with or without cause.

This proposal topic won more than 47% support at the both the 2021 and 2022 Southwest Airlines annual meeting in spite of formidable management resistance. The Southwest Board went ballistic and published a statement of resistance that had 6-times as many words as the 2021 proposal itself.

Plus there is no evidence that Southwest Airlines management subsequently talked to the large shareholders who voted in favor of the 2021 and 2022 proposals to determine the action they expected the Southwest Airlines Board to take.

The 2021 Board resistance to this proposal topic stuck up for a practice that could allow 350 days to elapse between the time a director was arrested to the date he could be removed from the Board.

While the Board insisted that it should remain difficult to remove Southwest directors, there were signs that Southwest directors should take their jobs more seriously. These 3 Southwest directors each received more 29 million against votes in 2022:

David Biegler, chair of the management pay committee

Veronica Biggins, chair of the nominating committee

William Cunningham, age 79

The Southwest Board has 6 directors beyond age 76 and not one director under age 60.

With the 47% vote in 2022 this proposal was on the 2-yard line and Southwest Board was playing defense due to its own selfish reasons. Please vote yes:

Improve the Right to Remove Unqualified Directors - Proposal 5

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL 5

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reasons:

•

The Board believes a Shareholder’s existing ability to remove Board members, with or without cause on an annual basis, affords Shareholders appropriate rights and mechanisms to hold Board members accountable.

•	The Board believes the stability and continuity enabled by a requirement that, between annual meetings, Board members may only be removed “for cause” is in the best interests of Shareholders.
•	The Board believes that adoption of this proposal could lead to distractions and disruptions associated with Board member removal campaigns that are not in the best interests of Shareholders.
•

The Board believes the Company’s existing governance practices provide appropriate means for Shareholders and independent directors to monitor and oversee the Board’s overall effectiveness, as well as the performance of individual Board members.

The Board believes a Shareholder’s existing ability to remove Board members, with or without cause on an annual basis, affords Shareholders appropriate rights and mechanisms to hold Board members accountable.

Pursuant to both Texas law and the Company’s bylaws, at each Annual Meeting of Shareholders, each Shareholder has the opportunity to vote against the election of any Board member nominee, with or without cause. In addition, in accordance with applicable laws, in order to enable Shareholders to appropriately evaluate individual Board members, as well as the overall composition of the Board, the Company distributes information in the proxy statement for each Annual Meeting about the background, experience, independence, and other qualifications of each Board member nominee. The proxy statement also informs Shareholders of the role of the Board and its committees in overseeing the performance of the Company’s management. This information enables Shareholders to annually submit an educated vote on the merits of individual Board members. As discussed further below, Shareholders’ rights are further protected by way of their ability between annual meetings, to vote to remove any or all Board members “for cause.”

The Board believes the results of a similar proposal at the Company’s Annual Meetings in 2021 and 2022 where the proponent’s removal without cause proposal failed to receive a majority vote in favor in either year, further support its view that Shareholders’ existing rights are appropriately protected.

The Board believes the stability and continuity enabled by a requirement that, between annual meetings, Board members may only be removed “for cause” is in the best interests of Shareholders.

Shareholders’ ability to remove members of the Board only “for cause” between annual meetings provides and promotes stability and continuity of the Board, which in turn allows the Company and its Shareholders to realize the benefits associated with a group of Board members whose collective experience with the Company and in-depth knowledge of the Company’s business and strategies contribute to the Board’s ability to effectively exercise its fiduciary duties. The Board believes experienced Board members are well positioned to focus on the long-term interests of the Company, particularly (as discussed further below) if their time and attention are not diverted by the threat of unfounded appeals for their removal. The proponent’s proposal implies Directors may only be removed between annual meetings for egregious behaviors such as would result in an arrest. In fact, the definition of “for cause” in the Company’s bylaws also includes behavior such as gross negligence in the performance of a Board member’s duties.

The Board believes that adoption of this proposal could lead to distractions and disruptions associated with Board member removal campaigns that are not in the best interests of Shareholders.

The Board believes Shareholders’ ability to remove any or all Board members without merit has the potential to create Board and management instability and uncertainty and distract the Company and its Board members from advancing the interests of the Company’s Shareholders. For example, adoption of this proposal could subject the Company and the Board to unfounded removal campaigns, attract activist investors who are not aligned with the interests of all Shareholders, or even facilitate a hostile takeover of the Company. Any of these events could unnecessarily divert the Board’s, as well as management’s, attention. The Board believes a requirement that removal between annual meetings only be for cause reduces the Company’s vulnerability to such events.

The Board believes the Company’s existing governance practices provide appropriate means for Shareholders and independent directors to monitor and oversee the Board’s overall effectiveness, as well as the performance of individual Board members.

The Board’s Nominating and Corporate Governance Committee, which consists solely of independent directors, is responsible for recommending a slate of nominees for election as directors at the annual meeting of Shareholders and identifying and recommending candidates to fill vacancies between annual meetings, in each case taking into account the qualifications required by the Company’s Corporate Governance Guidelines. The independent Nominating and Corporate Governance Committee also oversees evaluations of the Board as part of its ongoing assessment of the composition of the Board. Furthermore, to address feedback from Shareholders with respect to Board compensation and the frequency with which Shareholders have the ability to vote on the composition of the Board, (i) in 2005, the Board amended the Company’s bylaws to eliminate a classified Board structure; (ii) in 2009, the Board amended the Company’s bylaws to change the vote standard for the election of Directors in uncontested elections from a plurality of the votes cast to a majority of the votes cast; (iii) in 2016, the Board amended the Company’s bylaws to create a process by which Shareholders may submit Board nominees for inclusion in the Company’s proxy statement (commonly referred to as “proxy access”); and (iv) in 2019, the Board amended the Company’s Corporate Governance Guidelines to evidence authority of the independent Lead Director that had not previously been formally set forth in writing.

In the exercise of its fiduciary duties under Texas law, the Board will continue to evaluate governance standards and practices and will consider whether changes should be made to the Company’s current policies and practices. The Board believes, however, that implementation of this proposal would not be in the Company’s or its Shareholders’ best interests at this time.

Vote Required

Provided that a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal. It should be noted, however, that approval of this proposal would not by itself amend the Company’s bylaws.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this Shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

SHAREHOLDER PROPOSAL

SHAREHOLDER RATIFICATION OF TERMINATION PAY

PROPOSAL 6

The Company has been notified by Mr. Kenneth Steiner that the following proposal is to be presented for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal.

The Company is not responsible for the content of this Shareholder proposal, including the supporting statement and the checkmark graphic.

Proposal 6 – Shareholder Ratification of Termination Pay

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short term bonus.

“Severance or termination payments” include cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change in control clauses in long term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.

“Estimated total value” includes: lump sum payments; payments offsetting tax liabilities; perquisites or benefits not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

This proposal topic won 40%-support at the 2022 Southwest Airlines annual meeting. The 40% support likely means a majority vote from the shares that have access to independent proxy voting advice to make a more informed voting decision. The Board of Directors should respect this majority vote.

Generous performance-based pay can be good but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target bonus better aligns management pay with shareholder interests.

For instance at one company, that does not have this policy, if the CEO is terminated he could receive $44 million in termination pay - over 10 times his base salary plus short-term bonus. In the event of a change in control, the same person could receive a whopping $124 million in accelerated equity payouts even if he remained employed.

It is in the best interest of Southwest Airlines shareholders and the morale of Southwest Airlines employees to be protected from such lavish management termination packages for one person.

It is important to have this policy in place so that Southwest management stays focused on improving company performance as opposed to seeking a merger mostly to trigger a management golden parachute windfall.

Shareholder Ratification of Excessive Termination Pay, the topic of this proposal, received between 51% and 65% support at:

AbbVie (ABBV)

FedEx (FDX)

Spirit AeroSystems (SPR)

Alaska Air (ALK)

Fiserv (FISV)

It is all the more important for Southwest Airlines shareholders to have voice on potential lavish termination pay since there are questions about the Southwest board leadership and succession planning. 6 directors are beyond age 76 and not one director is under age 60. Plus the age 76+ directors chair the 3 most important board committees. These are the 6 age 76+ directors:

David Biegler

Veronica Biggins

William Cunningham

John Denison

Nancy Loeffler

John Montford

Please vote yes:

Shareholder Ratification of Termination Pay – Proposal 6

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL 6

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reasons:

•

The Board believes the proposal is unnecessary and unwarranted given the Company’s Corporate Governance Guidelines requiring the Company to seek Shareholder advisory or other approval of severance payments in appropriate circumstances.

•	The Board believes the proposal is unwarranted given the Company’s past compensation practices and Shareholder support of those practices.

The Board believes the proposal is unnecessary and unwarranted given the Company’s Corporate Governance Guidelines requiring the Company to seek Shareholder advisory or other approval of severance payments in appropriate circumstances.

As described above under “Compensation of Executive Officers – Compensation Discussion and Analysis – Significant Corporate Governance and Compensation Policies and Practices,” the Board has adopted a policy to obtain Shareholder advisory or other approval before entering into any agreement with an executive officer that provides for severance payments in an amount that exceeds 2.99 times the sum of the executive officer’s base salary and target annual bonus opportunity. The Board believes this policy is appropriately constructed to protect against excessive payouts and addresses the overarching objective of the proponent’s proposal. While the policy contains narrow exclusions to the types of compensation subject to the severance pay limitations, the Board believes these exclusions are necessary and just. For example, the Board believes acceleration of certain awards (time-vesting restricted stock units, restricted cash awards, stock options) due to an executive officer’s death or disability is fair, consistent with standard practice among public companies, and appropriate from a moral perspective. Under the proponent’s proposed policy, however, acceleration of equity awards arising from death or disability would be included in the “estimated total value” of “severance or termination payments” and therefore could require the Company to spend time and resources securing Shareholder approval for payments to an individual who is deceased or is no longer an employee due to a disability. The Board does not believe this result would maximize Shareholder value or protect Shareholders’ interests. The Company’s existing policy also applies to a clearly defined set of the Company’s officers whose compensation is disclosed pursuant to SEC rules. In contrast, the proponents’ proposal applies to “any senior manager,” which is an undefined and potentially very broad population of employees. The Board believes the Company’s existing policy, which is more carefully tailored than the proponent’s overly-broad proposal as to both types of compensation and identity of persons subject to the policy, protects Shareholders’ interests without unduly constraining the Company’s ability to serve the interests of the organization and fulfill its ethical obligations.

The Board believes the proposal is unwarranted given the Company’s past compensation practices and Shareholder support of those practices.

The Board believes the Company has a long track record of responsible compensation practices, which include limited termination-related pay. The Board believes the results of a similar proposal at the Company’s 2022 Annual Meeting of Shareholders, where the proponent’s severance pay proposal failed to receive a majority vote in favor, support this view. The Board further believes its view is supported by the fact Shareholder votes in favor of approving the Company’s say-on-pay proposals have always constituted at least 93% of the shares voted either for or against these proposals. In addition, Shareholder votes in favor of approving the Company’s 2007 Equity Plan as last amended in 2015 (pursuant to which all equity compensation awards are granted) constituted approximately 95% of the votes cast either for or against the proposal at the Company’s 2015 Annual Meeting of the Shareholders.

In the exercise of its fiduciary duties under Texas law, the Board will continue to evaluate governance standards and practices and will consider whether changes should be made to the Company’s current policies and practices. The Board believes, however, that implementation of this proposal would not be in the Company’s or its Shareholders’ best interests at this time.

Vote Required

Provided that a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this Shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

OTHER MATTERS

Submission of Shareholder Proposals and Director Nominations

To permit the Company and its Shareholders to deal with Shareholder proposals and Shareholder director nominations in an informed and orderly manner, SEC rules and the Company’s bylaws establish advance notice procedures with regard to:

•	Shareholder proposals to be included in the Company’s proxy statements;

•	Shareholder nominations of directors to be included in the Company’s proxy statements (also known as proxy access);

•	Shareholder nominations of directors and other proposals to be presented at an annual meeting of shareholders but not included in the Company’s proxy statements; and

•	Shareholder proxy solicitations for Shareholder director nominees (also known as universal proxy).

A copy of the applicable bylaw provisions may be obtained, without charge, upon written request to the Corporate Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

Shareholder Proposals for Inclusion in 2024 Proxy Statement. Any Shareholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement and Proxy relating to the 2024 Annual Meeting of Shareholders must comply with and follow the procedures required by SEC Rule 14a-8 and must forward that proposal to the Corporate Secretary of the Company, at the address indicated on page 1 of this Proxy Statement, so that the Corporate Secretary receives it no later than December 8, 2023.

Shareholder Director Nominations for Inclusion in 2024 Proxy Statement. Under the Company’s bylaws, written notice of Shareholder nominations to the Board of Directors that are to be included in the proxy statement pursuant to the proxy access provisions in Article II, Section 13 of the Company’s bylaws must be delivered to the Corporate Secretary of the Company no later than 120 and no earlier than 150 days prior to the first anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of Shareholders; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before the first anniversary date of the prior year’s annual meeting of Shareholders and ends 60 days after such anniversary date, the written notice shall be given by the later of the close of business on the date that is 180 days prior to the date of such annual meeting or the tenth day following the date the annual meeting date is first publicly announced or disclosed. Accordingly, based on a 2024 Annual Meeting date no more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date, any eligible Shareholder who wishes to have a nomination considered at the 2024 Annual Meeting and included in the Company’s Proxy Statement must deliver a written notice (containing the information specified in the Company’s bylaws regarding the Shareholder and the proposed nominee) to the Corporate Secretary of the Company between November 8, 2023 and December 8, 2023.

Shareholder Proposals and Director Nominations for Presentation at the 2024 Annual Meeting But Not for Inclusion in 2024 Proxy Statement. The Company’s bylaws provide that, in order for a proposal or director nomination that is not intended to be included in the Company’s Proxy Statement to be properly and timely submitted as business to come before the Company’s 2024 Annual Meeting of Shareholders, the proposal or director nomination must be received by the Corporate Secretary of the Company at the principal office of the Company no later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the prior year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be properly brought, notice by the Shareholder must be received (a) no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of the annual meeting is first made by the Company; and (b) no earlier than the close of business on the 120th day prior to such annual meeting. Any Shareholder proposal or nomination must contain the information specified in the Company’s bylaws concerning the matter to be brought before the meeting or the person to be nominated and the Shareholder submitting the proposal. Based on a 2024 Annual

Meeting date no more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date, if the Company does not receive notice of a proposal between February 17, 2024 and March 18, 2024, it will be considered “untimely,” and the proxy committee may properly use its discretionary authority to vote for or against the proposal.

Shareholder Proxy Solicitation for Shareholder Director Nominees. Any Shareholder who intends to solicit proxies in support of any director nominees must comply with the content requirements of SEC Rule 14a-19 (the SEC’s universal proxy rule) at the time it complies with the earlier deadlines in the Company’s advance notice provisions of its bylaws. Thus, if a Shareholder intends to solicit proxies in support of any director nominees submitted under the advance notice provisions of the Company’s bylaws for the Company’s 2024 Annual Meeting of Shareholders, then such Shareholder must also provide proper written notice that sets forth all the information required by SEC Rule 14a-19 to the Corporate Secretary of the Company at the principal office of the Company between February 17, 2024, and March 18, 2024; provided, however, that if (a) next year’s annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date, to be properly brought, notice by the Shareholder must be received (i) no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of the annual meeting is first made by the Company, and (ii) no earlier than the close of business on the 120th day prior to such annual meeting; or (b) next year’s annual meeting is called for a date that is more than more than 30 days but less than 60 days after the first anniversary date of this year’s annual meeting date, to be properly brought, the notice by the Shareholder must be received no later than the close of business on the later of the 60th day prior to the date of the 2024 Annual Meeting of Shareholders or the tenth day following the day on which public announcement of the date of such annual meeting is first made by the Company.

Conduct of Meeting and Discretionary Authority

The Chairman has broad responsibility and authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for the meeting. These rules will be available at www.virtualshareholdermeeting.com/LUV2023 on the day of the meeting. The Chairman may exercise broad discretion in determining the extent of discussion on each item of business. Further, in the event a quorum is not present at the meeting, the Chairman may adjourn the meeting in order to solicit the required quorum.

In the event a quorum is present at the meeting, but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting online or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed Proxy will be voted in accordance with the judgment of the persons voting the Proxy.

Householding

In some cases, only one copy of the Company’s Proxy Statement and Annual Report to Shareholders is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request at the address or phone number indicated on the first page of this Proxy Statement, the Company will promptly deliver a separate copy of these documents to a Shareholder at a shared address to which a single copy has been delivered. A Shareholder can notify the Company at the address or phone number indicated on the first page of this Proxy Statement if the Shareholder wishes to receive separate copies in the future. In addition, Shareholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Costs of Solicitation

The Company will pay the costs of solicitation of proxies by the Board. In addition to solicitation through distribution of these proxy materials, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals. The Company’s regular Employees will not be additionally compensated.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this Proxy Statement is delivered upon the written request of such person addressed to Southwest Airlines Co., Attn: Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

By Order of the Board of Directors,

Gary C. Kelly Chairman of the Board

April 6, 2023

TO: Participants in the Southwest Airlines Co. ProfitSharing Plan

The Accompanying Notice of Annual Meeting of Shareholders and Proxy Statement are related to shares of common stock of Southwest Airlines Co. held by the Trustee for your ProfitSharing Plan account, as well as any shares you may own in your own name.

Under the ProfitSharing Plan, each participant has the right to direct the Trustee to vote stock credited to his or her account. If you do not direct the Trustee to vote stock credited to your account, the ProfitSharing Plan provides that the Trustee will vote your shares in the same proportion as the shares for which the Trustee receives voting instruction from other participants.

The Trustee is required to vote the shares held for your account in accordance with your instructions or, if you do not provide instructions, in accordance with the ProfitSharing Plan. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet or complete and sign the form enclosed and return it in the addressed, postage-free envelope. Your vote must be received by May 15, 2023.

APPENDIX A

Southwest Airlines Co.

Audit and Non-Audit Services Preapproval Policy

I. Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding preapproved cost levels or budgeted amounts will also require specific preapproval by the Audit Committee.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit Services Engagement Terms and Fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit

Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of Employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or Vice President — Finance to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached in this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific preapproval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

SOUTHWEST AIRLINES CO. 2702 LOVE FIELD DRIVE DALLAS, TEXAS 75235

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Daylight Time on May 16, 2023 (May 15, 2023 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LUV2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 16, 2023 (May 15, 2023 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D98957-P89212	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOUTHWEST AIRLINES CO.
A. Company Proposals
The Board of Directors recommends a vote “FOR” all of the nominees listed below:
1.	Election of Directors		For	Against	Abstain
	1a.	David W. Biegler	☐	☐	☐
	1b.	J. Veronica Biggins	☐	☐	☐	The Board of Directors recommends a vote "FOR" the following proposal:		For	Against	Abstain
	1c.	Douglas H. Brooks	☐	☐	☐	2. Advisory vote to approve the compensation of the Company’s named executive officers.		☐	☐	☐
	1d.	Eduardo F. Conrado	☐	☐	☐	The Board of Directors recommends a vote for “1 YEAR” with respect to the following proposal:	1 Year	2 Years	3 Years	Abstain
	1e.	William H. Cunningham	☐	☐	☐	3. Advisory vote on frequency of votes on named executive officer compensation.	☐	☐	☐	☐
	1f.	Thomas W. Gilligan	☐	☐	☐	The Board of Directors recommends a vote "FOR" the following proposal:		For	Against	Abstain
	1g.	David P. Hess	☐	☐	☐	4. Ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2023.		☐	☐	☐
	1h.	Robert E. Jordan	☐	☐	☐	B. Shareholder Proposals
	1i.	Gary C. Kelly	☐	☐	☐	The Board of Directors recommends a vote "AGAINST" proposals 5 and 6:		For	Against	Abstain
	1j.	Elaine Mendoza	☐	☐	☐	5. Advisory vote on shareholder proposal to permit shareholder removal of directors without cause.		☐	☐	☐
	1k.	John T. Montford	☐	☐	☐	6. Advisory vote on shareholder proposal to require shareholder ratification of termination pay.		☐	☐	☐
	1l.	Christopher P. Reynolds	☐	☐	☐
	1m.	Ron Ricks	☐	☐	☐
	1n.	Jill A. Soltau	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized individual.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

SOUTHWEST AIRLINES CO.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 17, 2023

10:00 a.m. Central Daylight Time

Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.virtualshareholdermeeting.com/LUV2023.

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D98958-P89212

SOUTHWEST AIRLINES CO.

2702 LOVE FIELD DRIVE

DALLAS, TEXAS 75235

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Robert E. Jordan, Tammy Romo, and Mark R. Shaw, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this form, all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Southwest Airlines Co. to be held virtually at www.virtualshareholdermeeting.com/LUV2023 on May 17, 2023, at 10:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1; “FOR” PROPOSALS 2 AND 4; “AGAINST” PROPOSALS 5 AND 6; “1 YEAR” ON PROPOSAL 3; AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT THE SHARES ARE REPRESENTED AT THE MEETING.

YOU MAY ALSO VOTE VIA THE TELEPHONE OR THE INTERNET.

Address changes and comments can be directed to the Southwest Airlines Co. Investor Relations Department at investor.relations@wnco.com

Continued and to be signed on reverse side